Exhibit 99.3

PRO FORMA VALUATION REPORT

STANDARD CONVERSION

NB Bancorp, Inc. │Needham, Massachusetts

HOLDING COMPANY FOR:

Needham Bank │Needham, Massachusetts

Dated as of May 19, 2023

1311-A Dolley Madison Boulevard, Suite 2A

McLean, Virginia 22101

703.528.1700

rpfinancial.com

May 19, 2023

Board of Directors

NB Financial, MHC

NB Financial, Inc.

Needham Bank

1063 Great Plain Avenue

Needham, Massachusetts 02149

Members of the Board Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction summarized below and described more fully in the prospectus for this transaction.

This Appraisal is furnished pursuant to requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”), the Massachusetts Commissioner of Banks (the “Commissioner”) and other state banking regulatory agencies, and applicable regulatory interpretations thereof.

Summary of Plan of Conversion

On May 31, 2023, the Board of Directors of NB Financial, MHC (the “MHC”), a mutual holding company that owns all of the outstanding shares of common stock of NB Financial, Inc., a Massachusetts corporation (“NB Financial”), adopted a plan of conversion whereby the MHC will convert to stock form and offer its shares publicly. As a result of the conversion, NB Financial, which owns all of the issued and outstanding common stock of Needham Bank, Needham, Massachusetts (the “Bank”), will be succeeded by a Maryland corporation with the name of NB Bancorp, Inc. (the “Company”). Following the conversion, the MHC will no longer exist. For the purposes of this Appraisal, the existing consolidated entity will hereinafter be referred to as “NB Bancorp” or the “Company.”

The Company will offer its common stock in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders, and Tax-Qualified Employee Plans. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, such shares may be offered for sale to the general public in a community offering, with a preference given to residents in the communities served by the Bank, and subsequently in a syndicated community offering. A portion of the net offering proceeds will be used to purchase all of the then to be issued and outstanding capital stock of the Bank, with the balance retained by the Company. In addition, the Company will contribute 4.0% of the amount of stock sold in the offering and $2.0 million of cash to a charitable foundation to be established in connection with the conversion.

Washington Headquarters
1311-A Dolley Madison Boulevard	Main: (703) 528-1700
Suite 2A	Fax: (703) 528-1788
McLean, VA 22101	Toll-Free: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors

May 19, 2023

At this time, the primary activities contemplated by the Company are ownership of the Bank, a loan to the newly-formed ESOP to fund a stock purchase in the offering, and reinvestment of the net offering proceeds. In the future, the Company may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends and/or repurchase shares of common stock, although there are no specific plans at the present time.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the Company and the other parties engaged by the Company to assist in the stock conversion process.

Appraisal Preparation

In preparing the Appraisal, we have reviewed the Company’s regulatory applications and draft prospectus, as filed with the FRB, the FDIC, the Commissioner, and the Securities and Exchange Commission (“SEC”). We also reviewed other audited, unaudited, and regulatory financial and other information through March 31, 2023. We have conducted due diligence related discussions with the Company’s management; Elliot Davis, the Company’s independent auditor; Luse Gorman, PC, the Company’s conversion counsel; and Piper Sandler, the Company’s conversion offering advisor. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which the Company operates and have assessed the Company’s relative strengths and weaknesses. We have considered the prevailing regulatory and legislative environment for financial institutions and the potential impact on the industry as a whole and on the Company. We have analyzed the potential effects of the stock conversion on the Company’s operating and financial characteristics and performance, including the pro forma impact based on the Appraisal range of value. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared the Company’s financial performance and condition with selected publicly-traded thrifts (the “Peer Group”) as well as with other publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing public banking companies, the Peer Group. and initial public offerings by converting mutual thrifts. We have excluded from such analyses thrifts subject to announced or rumored acquisition, enforcement actions or other unusual characteristics due to the distorting impact on market pricing.

The Appraisal is based on the Company’s representation that the information contained in the regulatory application and draft prospectus, and otherwise furnished to us by the Company, as well as its independent auditor, legal counsel and other authorized agents, are truthful, accurate and complete. We did not independently verify the financial and other information provided by the Company, or its independent auditor, legal counsel and other authorized agents, nor did we independently value the individual assets or liabilities of the Company. The valuation considers the Company only as a going concern and should not be considered as an indication of the Company’s acquisition or liquidation values.

Board of Directors

May 19, 2023

Our appraised value is predicated on a continuation of the current operating environment for the Company, for all banking companies, including thrifts and their holding companies, and for new issues of converting mutuals. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of the Company’s to-be-issued shares of common stock alone. It is our understanding that there are no specific plans for completing material acquisitions or selling control of the Company following completion of the conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s common stock, immediately upon completion of the stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Appraisal Conclusion

It is our opinion that, as of May 19, 2023, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the 4.0% shares to be issued to the Foundation, equaled $312,500,000 at the midpoint, reflecting 31,250,000 shares offered at the Board of Directors determined price of $10.00 per share.

Pursuant to conversion guidelines, the 15% valuation range based on the midpoint, including the 4.0% Foundation shares, indicates a minimum market value of $265,625,000 and a maximum market value of $359,375,000. At the $10.00 share price, total shares range from 26,562,500 at the minimum to 35,937,500 at the maximum. If the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $413,281,250, 41,328,125 shares at $10.00 per share, without resolicitation.

Based on this market value range, the offering range (that is, excluding the 4% Foundation shares) is: $255,000,000 at the minimum, $300,000,000 at the midpoint, $345,000,000 at the maximum, and $396,750,000 at the super maximum. At the $10.00 share price, the number of offering shares is 25,500,000 at the minimum, 30,000,000 at the midpoint, 34,500,000 at the maximum, and 39,675,000 at the super maximum.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Company’s common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of the Company immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of shares in the aftermarket following the completion of the conversion offering.

Board of Directors

May 19, 2023

RP Financial’s Appraisal is based on the Company’s financial and operating condition of as of March 31, 2023, as reflected in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This Appraisal will be updated as provided for in the conversion regulations and guidelines. Such updates will consider, among other things, any developments or changes in the Company’s financial performance and condition and management policies, as well as conditions in the equity markets overall, for publicly-traded banking companies, for the Peer Group, and for new issues of converting mutuals. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The Appraisal will also be updated at the completion of the Company’s stock offering.

Respectfully submitted,

RP® FINANCIAL, LC.

William E. Pommerening	Ronald S. Riggins	James P. Hennessey
CEO & Managing Director	Managing Director	Director

RP® Financial, LC.	TABLE OF CONTENTS

i

TABLE OF CONTENTS

Needham Bancorp

Needham, Massachusetts

DESCRIPTION	PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction	I.1
Plan of Conversion	I.1
Establishment of a Charitable Foundation	I.2
Strategic Overview	I.2
Balance Sheet Trends	I.5
Income and Expense Trends	I.9
Interest Rate Risk Management	I.13
Lending Activities and Strategy	I.14
Loan Originations, Purchases and Sales	I.17
Asset Quality	I.18
Funding Composition and Strategy	I.19
Subsidiary Operations	I.20
Legal Proceedings	I.20

CHAPTER TWO	MARKET AREA

Introduction	II.1
National Economic Factors	II.2
Primary Market Area	II.6
Market Area Demographics	II.8
Regional Economy	II.9
Unemployment Trends	II.11
Market Area Deposit Characteristics and Competition	II.12

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection	III.1
Financial Condition	III.6
Income and Expense Components	III.8
Loan Composition	III.11
Credit Risk	III.13
Interest Rate Risk	III.15
Summary	III.15

RP® Financial, LC.	TABLE OF CONTENTS

ii

TABLE OF CONTENTS

Needham Bancorp

Needham, Massachusetts

(continued)

DESCRIPTION	PAGE NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction	IV.1
Appraisal Guidelines	IV.1
RP Financial Approach to the Valuation	IV.1
Valuation Analysis	IV.2

1.	Financial Condition	IV.3
2.	Profitability, Growth and Viability of Earnings	IV.4
3.	Asset Growth	IV.5
4.	Primary Market Area	IV.6
5.	Dividends	IV.7
6.	Liquidity of the Shares	IV.8
7.	Marketing of the Issue	IV.8

A.	The Public Market	IV.9
B.	The New Issue Market	IV.14
C.	The Acquisition Market	IV.15

8.	Management	IV.17
9.	Effect of Government Regulation and Regulatory Reform	IV.17

Summary of Adjustments		IV.17
Valuation Approaches		IV.18
1.	Price-to-Earnings (“P/E”)	IV.19
2.	Price-to-Book (“P/B”)	IV.20
3.	Price-to-Assets (“P/A”)	IV.21
Comparison to Recent Offerings		IV.21
Valuation Conclusion		IV.22

RP® Financial, LC.	LIST OF TABLES

iii

LIST OF TABLES
Needham Bancorp

Needham, Massachusetts

TABLE NUMBER	DESCRIPTION	PAGE NUMBER

1.1	Historical Balance Sheet Data	I.6
1.2	Historical Income Statements	I.10

2.1	Summary Demographic Data	II.8
2.2	Primary Market Area Employment Sectors	II.10
2.3	Largest Employers in the Boston MSA	II.11
2.4	Unemployment Trends	II.12
2.5	Deposit Summary	II.13
2.6	Market Area Deposit Competitors – As of June 30, 2022	II.14

3.1	Peer Group of Publicly-Traded Thrifts	III.4
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Credit Risk Measures and Related Information	III.14
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.16

4.1	Peer Group Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.16
4.3	Public Market Pricing Versus Peer Group	IV.23

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS

I.1

I. Overview and Financial Analysis

Introduction

Needham Bank (the “Bank”), established in 1892, is a Massachusetts-chartered mutual cooperative bank headquartered in Needham, Massachusetts. In January 2020, the Bank reorganized into the mutual holding company structure, forming NB Financial, MHC, a Massachusetts chartered mutual holding company (the “MHC”). The MHC owns 100% of the outstanding common stock of NB Financial, Inc., a Massachusetts corporation (the “Company”). The Bank is the wholly owned subsidiary of the Company. The Company serves the Boston metropolitan area in eastern Massachusetts through the headquarters office and 11 full service branch offices. A map of the Company’s office locations is provided in Exhibit I-1. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”). As of March 31, 2023, the Company had consolidated total assets of $3.716 billion, total deposits of $3.141 billion and total equity of $351.8 million equal to 9.47% of total assets. The MHC’s audited financial statements are included by reference as Exhibit I-2.

Plan of Conversion

The Board of Directors of NB Financial adopted a plan of conversion (the “Plan”) on May 31, 2023. incorporated herein by reference, whereby the MHC will convert to stock form. As a result of the conversion, the Company which currently owns all of the issued and outstanding common stock of the Bank will be succeeded by NB Bancorp, Inc. a newly formed Maryland stock holding company (“NB Financial” or the “Company”). Following the conversion, the MHC will no longer exist. For the remainder of this document, the existing consolidated entity will be referred to as NB Bancorp or the Company.

NB Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Tax-Qualified Employee Plans including the Bank’s employee stock ownership plan (the “ESOP”), as such terms are defined for purposes of applicable regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and a syndicated community offering or a firm commitment underwritten offering. A portion of the net proceeds received from the sale of common stock will be contributed to the Bank and the balance of the net proceeds will be retained by the Company.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS

I.2

At this time, following the conversion no other activities are contemplated for the Company other than the ownership of the Company, funding a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, NB Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock. There are no specific plans to undertake such activities at the present time.

Establishment of a Charitable Foundation

The Plan provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation will be funded with a contribution of 4.0% of the number of shares of common stock that will be outstanding after the offering plus $2.0 million of cash. The purpose of the Foundation is to provide financial support to charitable organizations in the communities where the Company operates and to enable those communities to share in the Company’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

Strategic Overview

NB Bancorp has been serving Middlesex, Norfolk and Suffolk Counties and other nearby areas in the Boston metropolitan area as a locally-owned and operated financial institution since its founding in 1892. For many years NB Bancorp operated as a traditional savings institution, originating for portfolio long-term fixed rate residential loans funded with certificates of deposit. In recent years, the Company has diversified the loan portfolio into multifamily and commercial real estate mortgage loans, home equity loans and lines of credit, commercial business loans and construction loans. In addition to increasing interest income, this strategy has increased lower cost core deposit accounts related to the commercial lending activities. The Company’s products and services are focused on the lending and investment needs of the local retail and commercial customer base as well as households in the market area. Based on the operating history and growth of the Company since its founding, the Company has established name recognition and an overall favorable reputation in eastern Massachusetts. The Company views itself as an integral part of the local communities served and thus has historically strongly supported the retail customer base through providing residential loan products.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS

I.3

To summarize the Company’s mission and values statement, NB Bancorp is seeking to deliver advanced financial solutions and state of the art technologies while maintaining its commitment to the communities and stakeholders it currently serves. The stated dual objective of the Company is to deliver its products and services through the effective utilization of technology while maintaining a high level of personalized products and services.

Loans constitute the major portion of the Company’s composition of interest-earning assets, with residential and commercial real estate loans comprising the two largest concentrations of the Company’s loan portfolio. Investments serve as a supplement to lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy, as government-sponsored residential mortgage-backed securities constitute a significant portion of the Company’s investment portfolio.

Deposits have consistently served as the primary funding source for the Company, with supplemental funding provided by utilization of borrowings as an alternative funding source for purposes of managing funding costs and interest rate risk. Core deposits, consisting of transaction and savings accounts, constitute the substantial portion of the Company’s deposit base. Borrowings currently held by the Company consist primarily of FHLB advances.

NB Bancorp’s earnings base is largely dependent upon net interest income and operating expense levels. The Company’s net interest margin has trended higher in recent years, primarily reflecting the benefit of overall balance sheet growth including expansion of the loan portfolio. Importantly, the Company’s efforts to match the repricing of the asset and liability portfolios have been successful in 2022 and into the first three months of 2023 as its yields and overall spreads have increased notwithstanding the rising interest rates experienced over most of 2022 and into 2023.

The Company’s mortgage lending emphasis coupled with an efficient branch network have been effective at limiting the Company’s operating expense ratio to levels below 2% of assets. At the same time, the emphasis on portfolio lending has limited non-interest fee income.

The Company has commenced a transition of its business operations and strategy to reflect a growth-oriented business plan seeking to grow the loan portfolio and asset base in a range of 6% to 10% annually with a gradual diversification of the loan portfolio to reflect a higher proportion of commercial mortgage loans. In order to accomplish this goal, the Company has been and will continue to invest in a number of key areas including:

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS

I.4

•	Human capital including executive management and staff;
•	Support functions for loans, deposits, digital, etc.
•	Branch delivery systems
•	Technology;
•	Compliance; and
•	Risk management

In order to accomplish these goals, NB Bancorp has been developing the required infrastructure to be a highly effective competitor utilizing leading edge technologies. On a preliminary basis, management estimates NB Bancorp’s cost structure will increase in a range of $17 million over the next twelve months on a pre-tax basis relative to the core run rate last year reflecting the addition of management, lenders, and back-office staff in a variety of areas to support the planned growth and diversification. This includes adding approximately 30 to 40 new management and staff positions in addition to replacing staff turnover. Notwithstanding the growth in operating costs, such investments are targeted to be deployed into loans and other revenue drivers with earnings increasing as a result.

As part of the ongoing development of a broad-based community banking franchise, on January 14, 2022, the Company announced it had entered into an asset purchase agreement for the transfer of the cannabis-related and money service business deposits relationships of Eastern Bank. On April 1, 2022, the transfer of such deposits was completed, which was subject to a post-transfer settlement period of 60 days. The total amount transferred was $278 million including amounts transferred during the post-transfer settlement period. Because the acquired net assets exceeded the fair value of acquired liabilities, the Company realized a bargain purchase gain of $1.1 million on the transaction.

The ongoing implementation of a growth-oriented business plan and the continued diversification and development of commercial account relationships were key factors in the decision to move forward with the conversion transaction. The post-offering business plan will be focused on NB Bancorp’s historical roots in the Middlesex, Norfolk and Suffolk County markets with gradual reorientation of operations to reflect an increased emphasis on expanding commercial account relationships. In addition, the Company will continue developing the infrastructure management believes NB Bancorp requires in order to be an effective competitor in the commercial and retail banking arena locally. Accordingly, NB Bancorp will continue to employ additional staff as needed to support the growth of its commercial and consumer banking products and services. Furthermore, NB Bancorp may likely make additional capital investments in its retail branch network and technology to support its growth and expansion initiatives. The addition of the stock-based benefit plans is expected to improve the ability to attract and retain highly qualified individuals able to execute the plan. With the completion of the conversion, the Company will also be in a better position to pursue growth through additional acquisitions of other financial service providers following the stock offering, given its strengthened capital position. The projected uses of proceeds are highlighted below.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS

I.5

•	The Company. The Company is expected to retain not more than 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into liquid funds held as a deposit at the Bank. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock and the payment of cash dividends.

•	NB Bancorp. At least 50% of the net conversion proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into NB Bancorp are anticipated to become part of general operating funds and are expected to be primarily utilized to fund the retirement of outstanding borrowings initially, but to fund loan growth over the longer term.

Overall, it is the Company’s objective to pursue controlled growth that will serve to increase returns, while continuing to emphasize management of the overall risk associated with the Company’s operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past four fiscal years and as of March 31, 2023. From March 31, 2019 through March 31, 2023, NB Bancorp’s assets grew at a 13.69% annual rate. The most significant contributor to asset growth was loan growth, funded primarily funded by growth in deposit liabilities. A summary of NB Bancorp’s key operating ratios for the past three years is presented in Exhibit I-3.

NB Bancorp’s loans receivable portfolio increased at a 13.62% annual rate from March 31, 2019 through March 31, 2023. The majority of the loan portfolio growth occurred since the end of fiscal 2021 as the balance of loans receivable increased at an annual rate of 40.31% over the 15 months ended March 31, 2023.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS

I.6

Table 1.1

NB Bancorp, Inc.

Historical Balance Sheet Data

													Compounded
			As of the Fiscal Year Ended December 31,										Annual
	As of March 31, 2019		2019		2020		2021		2022		As of March 31, 2023		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	$(000)	(%)	$(000)	(%)	$(000)	(%)	$(000)	(%)	$(000)	(%)	$(000)	(%)	(%)
Total Amount of:
Assets	$2,224,561	100.00%	$2,453,579	100.00%	$2,663,994	100.00%	$2,917,926	100.00%	$3,592,335	100.00%	$3,716,055	100.00%	13.69%
Cash and equivalents	19,434	0.87%	106,403	4.34%	222,719	8.36%	467,050	16.01%	156,545	4.36%	91,871	2.47%	47.45%
Securities available for sale	208,816	9.39%	192,404	7.84%	155,192	5.83%	251,704	8.63%	245,480	6.83%	244,917	6.59%	4.07%
Loans receivable (net)	1,911,581	85.93%	2,062,907	84.08%	2,175,191	81.65%	2,086,341	71.50%	2,990,417	83.24%	3,186,078	85.74%	13.62%
Federal Home Loan Bank stock	17,987	0.81%	14,983	0.61%	8,058	0.30%	2,286	0.08%	13,182	0.37%	7,862	0.21%	-18.69%
Federal Reserve Bank stock	4,511	0.20%	5,159	0.21%	6,232	0.23%	7,596	0.26%	8,104	0.23%	8,673	0.23%	17.75%
Non-Public Investments	1,924	0.09%	2,852	0.12%	5,882	0.22%	12,332	0.42%	10,592	0.29%	10,174	0.27%	51.64%
Fixed assets	30,090	1.35%	29,838	1.22%	29,927	1.12%	29,208	1.00%	35,344	0.98%	35,923	0.97%	4.53%
BOLI	3,565	0.16%	3,535	0.14%	3,616	0.14%	25,651	0.88%	49,006	1.36%	49,377	1.33%	92.92%
Other assets	26,653	1.20%	35,498	1.45%	57,177	2.15%	35,758	1.23%	83,665	2.33%	81,180	2.18%	32.11%

Deposits	$1,621,142	72.87%	$1,860,082	75.81%	$2,202,061	82.66%	$2,564,538	87.89%	$2,886,743	80.36%	$3,140,839	84.52%	17.98%
Borrowings	309,463	13.91%	277,327	11.30%	120,368	4.52%	256	0.01%	293,082	8.16%	160,079	4.31%	-15.19%
Other liabilities	14,670	0.66%	23,214	0.95%	34,248	1.29%	27,003	0.93%	68,445	1.91%	63,350	1.70%	44.15%

Stockholders’ equity	$279,286	12.55%	$292,956	11.94%	$307,317	11.54%	$326,129	11.18%	$344,065	9.58%	$351,787	9.47%	5.94%
Tangible stockholders’ equity	$279,286	12.55%	$292,956	11.94%	$307,317	11.54%	$326,129	11.18%	$344,065	9.58%	$351,787	9.47%	5.94%

Net Unrealized Gain/(Loss) on
Investment/MBS Available for Sale	$(1,139)	-0.05%	$(498)	-0.02%	$492	0.02%	$(2,272)	-0.08%	$(14,401)	-0.40%	$(13,313)	-0.36%	-------

Loans/Deposits		117.92%		110.90%		98.78%		81.35%		103.59%		101.44%
Offices Open	9		10		10		10		11		11

(1)  Ratios are as a percent of ending assets.

Source:  Audited financial statements and offering prospectus.  RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS

I.7

The Company pursued growth in the loan portfolio, with growth focused on commercial real estate and non-mortgage loans such that while the balance of 1-4 family residential loans has fluctuated in a relatively narrow range since March 31, 2019, such loans declined as a percent of the portfolio from 38.1% as of the end of fiscal 2021 to 30.3% as of March 31, 2023 (see Exhibit I-9 for loan portfolio composition).

NB Bancorp’s emphasis on mortgage lending is evidenced by the historical composition of its loan portfolio. Over the past two and one-quarter fiscal years, mortgage loans have been the largest component of gross loans, with mortgage loans consisting of a broad mix of loans secured by residential, multi-family and commercial properties.

As of March 31, 2023, 1-4 family residential mortgage loans and home equity loans and lines of credit comprised a significant component of the loan portfolio totaling $1.048 billion, or 32.6% of total loans, consisting of $972.9 million of 1-4 family loans and $75.7 million of home equity loans and lines of credit. In addition, the Company has sought to build commercial relationships to achieve a balance between residential and commercial lending. Evidence of this effort is indicated by commercial and multi-family mortgage loans together totaling $1.090 billion or 33.9% of total loans. The Company has also become increasingly active in construction lending in view of their relatively high yields and typically short repricing features and/or maturities and such loans totaled $545.0 million or 16.9% of loans.

In addition to mortgage lending, non-mortgage commercial and industrial loans (“C&I”) have grown significantly consistent with the Company’s efforts to become a full-service community bank. Specifically, non-mortgage C&I loans have increased from 5.6% of total loans as of the end of fiscal 2021, to 10.5% of total loans as of March 31, 2023. Notwithstanding this growth, NB Bancorp remains predominantly a mortgage lender as approximately 83.5% of the Company’s loan portfolio is secured by mortgage loans (including construction loans) as of March 31, 2023, while commercial and consumer non-mortgage loans comprised 16.5% of the loan portfolio.

NB Bancorp maintains an investment policy designed to provide adequate liquidity and generate a favorable return within the context of supporting NB Bancorp’s overall credit and interest rate risk objectives. The Company is still evaluating options for the reinvestment of funds retained by the Company, one of which would be to place the funds on deposit with the Company. Since March 31, 2019, the Company’s level of cash and investment securities ranged from a low of 9.1% of assets as of March 31, 2023 to a high of 24.9% of assets at the end of fiscal 2021. The portfolio of cash and investments surged in 2021 as deposit balances increased and loan growth was limited due to the COVID-19 pandemic. The balance of cash and investments has subsequently declined as loan balances have increased and the Company has retired a portion of the maturing borrowed funds.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.8

As of March 31, 2023, the balance of cash and investments equaled $336.8 million or 9.1% of assets. Cash and equivalent balances totaled $91.9 million or 2.5% of total assets and as referenced above, recent shrinkage has been the redeployment of funds into loans and the retirement of borrowed funds. U.S. Treasury securities totaled $109.5 million, equal to 44.7% of the investment portfolio. Other investments including trust preferred securities total $88.0 million, equal to 37.5% of the investment portfolio. The remainder of the portfolio is comprised of comparatively smaller balances of mortgage-backed securities, and municipal bonds. Investments maintained as available for sale at March 31, 2023 had a net unrealized loss of $13.3 million on an after tax basis. Exhibit I-4 provides historical detail of the Company’s investment portfolio as of the most recent fiscal year end. As of March 31, 2023, the Company also held $7.9 million of FHLB stock and $8.7 million of stock in the Federal Reserve Bank.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies that cover the lives of certain officers and Trustees of the Bank. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of March 31, 2023, the cash surrender value of the Company’s BOLI equaled $49.4 million equal to 1.3% of assets.

Since March 31, 2019, NB Bancorp’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From March 31, 2019 through March 31, 2023, the Company’s deposits increased at a 17.98% compounded annual rate, with a particularly notable increase realized since the end of fiscal 2021 as deposits increased by a total of 22.5% since that date. Deposits as a percent of assets increased from 72.9% at March 31, 2019 to 84.5% at March 31, 2023. Deposit growth trends in recent years have consisted of increasing balances of noninterest-bearing demand deposits and certificates of deposit (“CDs”). The Bank emphasizes attraction of core (non-CD deposits) and such core deposits comprised 57.6% of total deposits at March 31, 2023. Deposit growth in fiscal 2022 was bolstered by the previously noted purchase of $278 million of cannabis-related and money service business deposits from Eastern Bank.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.9

Borrowings serve as an alternative funding source for the Company. Borrowings have been used to support funding needs and to manage deposit costs and interest rate risk. From March 31, 2019 through March 31, 2023, borrowings were at modest levels with a peak level recorded as of March 31, 2019 at $309.5 million. The balance has subsequently fluctuated based on the need for funds and internal cash flows and, as of March 31, 2023, borrowings had declined to $160.1 million or 4.3% of assets and consisted solely of FHLB advances. The Company’s management is considering repaying a portion of the outstanding borrowed funds with the completion of the conversion but the execution of the strategy will be dependent on market conditions and the Company’s liquidity needs at that point in time.

The Company’s equity increased at a 5.94% annual rate from March 31, 2019 through March 31, 2023, with the increase due to retention of earnings. A stronger rate of asset growth relative to equity growth since March 31, 2019 provided for a decrease in the Company’s equity-to-assets ratio from 12.55% at March 31, 2019 to 9.47% at March 31, 2023. All of the Company’s equity consists of tangible equity as there is no goodwill on the balance sheet. NB Bancorp maintained capital surpluses relative to all of its regulatory capital requirements at March 31, 2023. The addition of stock proceeds will strengthen the Company’s capital position, as well as support growth opportunities. At the same time, the increase in NB Bancorp’s pro forma capital position will initially depress its return on equity ratios.

Income and Expense Trends

Table 1.2 shows NB Bancorp’s historical income statements for the past four fiscal years and for the twelve months ended March 31, 2023. Other than a slight decline in fiscal 2020, net income has shown consistent growth since 2019, supported by an expanding balance sheet and effective control of operating costs. Specifically, net income has increased from $15.8 million or 0.73% of average assets during the fiscal year ended March 31, 2019 to $34.5 million, equal to 1.05% of average assets, for the twelve months ended March 31, 2023. The slight decline in fiscal 2020 was the result of modest balance sheet growth and increases in loan loss provisions as management took a conservative posture with respect to the balance for allowances for loan and lease losses in the COVID pandemic environment.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.10

Table 1.2

NB Bancorp, Inc.

Historical Income Statements

	For the Fiscal Year Ended		For the Fiscal Year Ended December 31, 2021								Twelve Months Ended
	March 31, 2019		2019		2020		2021		2022		March 31, 2023
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($ 000)	(%)	($ 000)	(%)	($ 000)	(%)	($ 000)	(%)	($ 000)	(%)	($ 000)	(%)
Interest Income	$86,183	3.98%	$97,754	3.98%	$95,939	3.75%	$90,641	3.19%	$120,512	3.85%	$142,629	4.33%
Interest Expense	(23,967)	-1.11%	(31,898)	-1.30%	(26,253)	-1.03%	(12,630)	-0.44%	(15,548)	-0.50%	(28,261)	-0.86%
Net Interest Income	$62,216	2.88%	$65,856	2.68%	$69,686	2.72%	$78,011	2.75%	$104,964	3.35%	$114,368	3.47%
Provision for Loan Losses	(625)	-0.03%	(1,525)	-0.06%	(6,900)	-0.27%	(2,050)	-0.07%	(6,700)	-0.21%	(8,372)	-0.25%
Net Interest Income after Provisions	$61,591	2.85%	$64,331	2.62%	$62,786	2.45%	$75,961	2.68%	$98,264	3.14%	$105,996	3.22%

Other Income	2,498	0.12%	2,534	0.10%	2,170	0.08%	3,859	0.14%	6,348	0.20%	8,021	0.24%
Mortgage Banking Income	799	0.04%	1,324	0.05%	3,709	0.14%	1,830	0.06%	595	0.02%	545	0.02%
Swap Contract Fees and Other Income	0	0.00%	1,605	0.07%	2,629	0.10%	1,988	0.07%	1,262	0.04%	912	0.03%
Operating Expense	(43,177)	-2.00%	(47,908)	-1.95%	(51,944)	-2.03%	(56,983)	-2.01%	(71,151)	-2.27%	(77,465)	-2.35%
Net Operating Income	$21,711	1.00%	$21,886	0.89%	$19,350	0.76%	$26,655	0.94%	$35,318	1.13%	$38,009	1.15%

Non-Operating Income/Expense
Bargain Purchase Gain	0	0.00%	0	0.00%	0	0.00%	0	0.00%	1,070	0.03%	1,070	0.03%
Employee Retention Credit (Net)	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	3,452	0.10%
Gain(Loss) on Fixed Assets and Investments	$0	0.00%	$0	0.00%	$0	0.00%	$977	0.03%	$0	0.00%	$0	0.00%

Income/(Loss) Before Tax	$21,711	1.00%	$21,886	0.89%	$19,350	0.76%	$27,632	0.97%	$36,388	1.16%	$42,531	1.29%
Income Tax Provision (Benefit)	(5,919)	-0.27%	(5,885)	-0.24%	(5,279)	-0.21%	(6,057)	-0.21%	(6,323)	-0.20%	(7,989)	-0.24%
Net Income (Loss)	$15,792	0.73%	$16,001	0.65%	$14,071	0.55%	$21,575	0.76%	$30,065	0.96%	$34,542	1.05%

Adjusted Earnings
Net Income	$15,792	0.73%	$16,001	0.65%	$14,071	0.55%	$21,575	0.76%	$30,065	0.96%	$34,542	1.05%
Deduct: Non-Operating Income and Expense	0	0.00%	0	0.00%	0	0.00%	(977)	-0.03%	(1,070)	-0.03%	(4,522)	-0.14%
Tax Effect (2)	0	0.00%	0	0.00%	0	0.00%	244	0.01%	268	0.01%	1,131	0.03%
Adjusted Earnings	$15,792	0.73%	$16,001	0.65%	$14,071	0.55%	$20,842	0.73%	$29,263	0.93%	$31,151	0.95%

Expense Coverage Ratio (2)	144.1%		137.5%		134.2%		136.9%		147.5%		147.6%
Efficiency Ratio (3)	66.7%		67.2%		66.4%		66.5%		62.9%		62.5%
Effective Tax Rate Cost (Benefit)	-27.3%		-26.9%		-27.3%		-21.9%		-17.4%		-18.8%
Return on Equity	2.28%		2.90%		3.95%		5.47%		3.85%		3.85%

(1)  Ratios are as a percent of average assets.

(2)  Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.

(3)  Efficiency ratio calculated as op. exp. divided by the sum of net int. inc. before prov. for loan losses plus other income (excluding net gains).

Source:  Audited financial statements and offering prospectus.  RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.11

Net interest income and operating expenses represent the primary components of the Company’s recurring earnings, while non-interest operating income has been relatively limited. With the exception of the COVID-19 related provisions in fiscal 2020, loan loss provisions have had a modest impact on the Company’s historical net income given NB Bancorp’s relatively conservative underwriting and the secured nature of the Company’s mortgage loan portfolio. Coinciding with the growth in commercial real estate and multi-family loans, however, the Company established increasing loan loss provisions in fiscal 2022 and for the twelve months ending March 31, 2023 consistent with internal loan loss reserve policies.

During the period from fiscal year ended March 31, 2019 to December 31, 2021, the Company’s net interest income to average assets ratio exhibited a narrow range of 2.68% to 2.88% as asset growth was relatively modest and the interest-earning asset and interest-bearing liabilities were gradually changing. Since the end of fiscal 2020, net interest income has increased materially as loan and deposit growth and higher market interest rates supported an expanding net interest margin. Specifically, net interest income increased from $69.7 million in fiscal 2020 to $114.4 million for the twelve months ended March 31, 2023, and the ratio of net interest income to average assets increased from 2.72% to 3.47% over the corresponding timeframe. The Company’s net interest rate spreads and yields and costs for the past two years and three months ended March 31, 2023, are set forth Exhibit I-3 (summary form) and Exhibit I-5, show that the Company’s spreads increased from 2.69% to 3.33% between fiscal 2021 and 2022, but declined slightly to 3.13% for the three months ended March 31, 2023 largely the result of a higher cost of funds from rising interest rates.

Non-interest operating income includes mortgage banking income, increases in the cash value of BOLI, and other fee income related to deposit and lending activity. Non-interest operating income has historically been a modest contributor to the Company’s net income, and for the twelve months ended March 31, 2023, totaled $9.5 million equal to a combined 0.29% of average assets. The trend in these income measures has increased slightly as the Company continues to diversify into more service-oriented business lines.

Operating expenses represent the other major component of the Company’s income statement and reflect the limited cost inherent in NB Bancorp’s mortgage lending strategy and retail banking presence. In addition, the Company operates through an efficient network of only 11 offices that support $3.1 billion in deposits. Operating expenses have increased in dollar terms since March 31, 2019, increasing from $43.2 million, or 2.00% of average assets to a level of $77.5 million or 2.35% of average assets for the twelve months ended March 31, 2023. However, while operating expenses have trended higher over the past five years, the Company has been effective in leveraging the increase in operating expenses through consistent growth of the balance sheet such that the ratio of operating expenses to average assets increased by only 32 basis points since the fiscal year ended March 31, 2019.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.12

Overall, since the year ended March 31, 2019, the Company’s expense coverage ratios (net interest income divided by operating expenses) averaged 140% and equaled approximately 148% for the twelve months ended March 31, 2023. Similarly, the Company’s efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income) exhibited a relatively narrow range from 66.4% to 67.2% between fiscal 2019 and 2021, while improving to 62.5% for the twelve months ended March 31, 2023.

Going forward, NB Bancorp’s operating expenses and operating expense ratio are expected to increase as NB Bancorp implements its diversification, growth and expansion strategy. In particular, in order to achieve its targeted loan growth (targeting 7% to 11% annually), the Company will invest in human, technology and other related infrastructure to support the growth objectives and manage the related risk factors. As noted previously, management estimates NB Bancorp’s cost structure will increase in a range of $17 million in the next twelve months on a pre-tax basis relative to the core run rate last year reflecting the addition of management, lenders, and back-office staff in a variety of areas to support the planned growth and diversification. At the same time, targeted growth is projected to generate revenues in excess of the increase in expenses such that net income is expected to increase.

During the period covered in Table 1.2, the amount of loan loss provisions and recoveries recorded by the Company ranged from $0.6 million or 0.03% of average assets in the fiscal year ended March 31, 2019, to $8.4 million or 0.25% of average assets reported for the twelve months ended March 31, 2023. As of March 31, 2023 the Company maintained loan loss allowances of $27.9 million, equal to 0.87% of total loans receivable and 213% of non-performing loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity for the past five years.

The impact of non-operating or non-recurring income and expenses have been limited over the last five fiscal years. Most recently, the Company recorded a bargain purchase gain equal to $1.1 million on the acquisition of Eastern Bank’s cannabis business and received an employee retention credit as part of the pandemic stimulus package equal to $3.5 million. Both these items are included in net income for the twelve months ended March 31, 2023. Excluding these non-recurring income and expense items on a tax effected basis results in a $3.4 million reduction in core earnings relative to reported income, equal to 0.10% of average assets.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.13

Over the past four and one-quarter years, the Company’s effective tax rate has gradually diminished as the Company has established a securities corporation to limit its state tax liability and has deployed funds into tax advantaged investments such as BOLI and municipal bonds.

Interest Rate Risk Management

The Company’s balance sheet is slightly asset sensitive in the short-term (less than three years). While community banks in general have been experiencing some interest spread compression during recent periods, primarily as a result of increases in cost of funds in response to higher market interest rates, the Company has realized loan growth and increasing spreads as new loans have been added at current (higher) market rates. As of March 31, 2023, an analysis of the Company’s economic value of equity (“EVE”) and net interest income indicated that in the event of an instantaneous parallel 200 basis point increase in the U.S. Treasury yield curve EVE would increase by 1.5% and net interest income would increase by 0.3% while EVE would decrease by 8.6% and net interest income would decrease by 2.8% percent to a 200 basis point reduction in interest rates which are indicative of a modest level of interest rate risk which are within the board policy limits (see Exhibit I-7).

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through lending diversification that emphasis origination of adjustable rate or shorter-term fixed rate loans, investing in investment securities with short-terms or adjustable interest rates, maintaining the investment portfolio as available for sale and selling originations of longer term 1-4 family fixed rate loans. As of March 31, 2023, the largest segment of the loan portfolio was secured by adjustable mortgage loans with various repricing periods, typically up to 10 years (see Exhibit I-8). In this regard, approximately two-thirds of the loan portfolio with maturities after December 31, 2023, had adjustable rates. `On the liability side of the balance sheet, the Company’s interest rate risk is primarily managed through maintaining a concentration of deposits in lower costing and less interest rate sensitive transaction and savings account deposits. Transaction and savings account comprised 57.6% of the Company’s total deposits at March 31, 2023.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.14

In addition to these “on balance sheet” strategies, the Company has utilized interest rate swaps which are intended to limit the impact of rising interest rates on funding costs as interest rates increase. The Company recorded swap contract income equal to $1.9 million and $1.3 million in fiscal 2021 and 2022, respectively, and recorded swap contract income of $0.9 millon in the twelve months ended March 31, 2023, all of which served to mitigate the increase in funding costs.

The infusion of stock proceeds is expected to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increased capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

Over the past several years, NB Bancorp has gradually evolved into a full service community banking operation focused on serving the Boston metropolitan area as well as nearby contiguous markets. The Company seeks to offer both superior technology and a high level of personal service while maintaining its community bank values and local engagement. The Company’s long-term stated objective is to be the premier business bank for small and middle market customers within its retail banking footprint in eastern Massachusetts and other nearby areas of New England. In the future, the lending focus will include the following:

•	Commercial real estate and Construction/Mini Perm/Bridge Financing;

•	C&I Loans

⮚	Structured Finance – Energy, Cannabis, Asset Based

⮚	Middle Market – Lines of Credit, Owner Occupied Real Estate

⮚	Small Business – SBA (Preferred Lender status with SBA)

•	Residential mortgage including construction permanent loans; and

•	Consumer loans including credit cards, HELOC, Boats & RV’s, Home Improvement, indirect consumer loans

A focus on commercial lending has facilitated expansion of the Company in terms of total assets and loans receivable. This has been accompanied by active promotion of commercial loan products and pursuing larger loan relationships. As a result, the loan portfolio has increased by more than 50% in the fifteen-month period ended March 31, 2023 and at that date, the 25 largest borrower relationships totaled $722.5 million and the relationship with largest exposure totaled $52.2 million. Exhibit I-9 provides historical detail of NB Bancorp’s loan portfolio composition for the past two and one-quarter fiscal years which are summarized below.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.15

1-4 Family Residential Mortgage Loans

1-4 family lending has historically been the Company’s core business. With over one hundred years of residential lending expertise, the Company continues to capitalize on this strength in both the primary and secondary markets to originate and sell 1-4 family loans with an emphasis on maximizing origination volume to generate portfolio products and fee income.

NB Bancorp offers both fixed rate and adjustable rate 1-4 family residential mortgage loans with terms of up to 40 years. Loans are generally underwritten to secondary market guidelines, so as to allow for the sale of such loans if such a strategy is warranted for purposes of interest rate risk management. ARM loans offered by the Company have initial repricing terms of up to 10 years and then reprice annually for the balance of the loan term. As of March 31, 2023, the outstanding balance of 1-4 family residential mortgage loans totaled $972.9 million equal to 30.3% of total loans outstanding.

While the majority of the Company’s 1-4 family residential lending are secured by primary residences of the homeowner, approximately 20% of NB Bancorp’s permanent 1-4 family residential portfolio is secured by investor-owned rental properties. These loans are typically adjustable rate or carry higher fixed rates than the owner-occupied portfolio. Additionally, at March 31, 2023, $54.5%, of the one- to four-family residential real estate loans were jumbo loans which are common in the Company’s retail banking footprint.

Commercial Real Estate and Multi-Family Loans

As of March 31, 2023, commercial real estate/multi-family loans totaled $1.1 billion, or 33.9% of total loans, versus $642.7 million, or 30.5% of loans as of December 31, 2021 – representing an annualized increase of 93.5%. The balances of these loans have been trending upward in recent years due to the Company’s focus to diversify its loan portfolio and increase yield. These types of loans are attractive credits given the higher yields, larger balances, shorter duration and prospective relationship potential.

Commercial real estate loans are generally secured by five-or-more-unit apartment buildings, industrial properties and properties used for business purposes such as small office buildings and retail facilities. Commercial real estate loans are originated with a maximum term of 30 years with adjustable-rate periods every five years. The maximum LTV for commercial real estate loans is 80%, based on the appraised value of the property or the purchase prices, and the maximum debt service coverage ratio is 1.25 times.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.16

These loans are generally priced at a higher rate of interest, have larger balances and involve a greater risk profile than 1-4 residential mortgage loans. Often the payments on commercial real estate loans are dependent on successful operations and management of the property. When originating commercial real estate loans, the Company evaluates the qualifications and financial condition of the borrower, as well as the value and condition of the property securing the loan. The Company will also generally require and obtain personal guarantees from the principals.

Construction Loans

Construction loans represent an area of lending diversification for NB Bancorp, and such loans totaled $545.0 million, or 16.9% of loans as of March 31, 2023. Construction loans are generally offered to experienced local developers operating in the primary market area and to individuals for the construction of their personal residences. Construction loans for both residential and commercial properties usually have a term of 12 to 24 months but can be longer for larger commercial construction projects. Loans can be made with a maximum loan-to-value ratio of 80% of the appraised market value upon completion of the project. NB Bancorp also makes a limited amount of land loans to complement its construction lending activities, as such loans are generally secured by lots that will be used for residential or commercial development. Land loans also include loans secured by land purchased for investment purposes.

Construction loans generally involve greater credit risk than improved owner-occupied real estate lending. NB Bancorp reviews and inspects each property before disbursement of loan funds, and also requires detailed cost estimates to complete the construction project and an appraisal of the property.

Home Equity Loans and Lines of Credit

The Company’s 1-4 family lending activities include home equity loans and lines of credit. Home equity lines of credit are tied to the prime rate as published in The Wall Street Journal and are offered for terms of up to a 10 year draw period followed by a repayment term of 20 years. The Company will originate home equity lines of credit up to a maximum loan-to value (“LTV”) ratio of 80%, inclusive of other liens on the property (70% for investment properties). As of March 31, 2023, the outstanding balance of home equity loans and lines of credit totaled $75.7 million equal to 2.4% of total loans receivable.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.17

Commercial and Industrial Loans

Consistent with the growth in commercial real estate loans, C&I loans represent a source of growth in the Company’s loan portfolio. The balance of C&I loans had increased from $116.9 million at December 31, 2021 to $338.9 million at March 31, 2023, equal to 10.5% of total loans at that date. The Company intensified its efforts to increase the business loan portfolio over the last several years and management expects that ongoing regional consolidation coupled with planned branch expansion and efforts to hire seasoned commercial lenders in the local market will facilitate its marketing efforts. The Company offers commercial loans to sole proprietorships, professional partnerships and various other small businesses. Such loans may be either secured or unsecured to customers in the local market area, typically for the purpose of financing equipment acquisition, expansion, working capital and other general business purposes. The terms of credit lines are generally one year but may be extended at the option of the Company. C&I term loans may be for periods of up to seven years. Loans tied to an SBA product will be subject to SBA limits and guidelines. The loans are either negotiated on a fixed-rate basis or carry adjustable interest rates indexed to the Wall Street Journal Prime rate.

Consumer Loans

Consumer lending is a comparatively minor lending area, but NB Bancorp offers such loans in conjunction with its efforts to be a full-service community bank. Consumer loans typically include unsecured personal loans, automobile loans, loans secured by passbook savings or certificate accounts, overdraft lines of credit, boat and RV loans and loans to help finance the cost of education including primary, secondary and graduate school. As of March 31, 2023, consumer loans totaled $192.9 million, equal to 6.0% of total loans.

Loan Originations, Purchases and Sales

All lending activities are conducted by Company personnel located at the office locations, underwritten pursuant to Company policies and procedures. Loan sources typically include loan officers, marketing efforts, the existing customer base, walk-in customers and referrals from real estate brokers, builders and attorneys. The Company generally originates loans for portfolio and has not sold loans over the last several fiscal years. NB Bancorp has also periodically purchased participation loans from other financial institutions in the market area, primarily within the state of Massachusetts. Such loans are underwritten according to the Company’s underwriting criteria and procedures. Participations generally consist of larger commercial real estate and multi-family mortgage loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.18

Asset Quality

A healthy regional economy and an emphasis on lending in local markets have supported maintenance of relatively favorable credit quality measures. As of March 31, 2023, NPAs equaled $13.1 million, or 0.41% of assets as of March 31, 2023. Non-accruing loans held by the Company at March 31, 2023, consisted primarily of non-performing first lien residential loans and C&I loans as non-performing commercial real estate loans were not material. In addition, the Company has approximately $7.2 million of loans which have qualified as Troubled Debt Restructurings (“TDRs”) not included in the foregoing NPA totals. Exhibit I-11 summarizes key asset quality data for NB Bancorp as of the end of the last two fiscal years and as of March 31, 2023.

To track asset quality and the adequacy of valuation allowances, NB Bancorp has established detailed asset classification policies and procedures consistent with regulatory guidelines. Classified assets are reviewed monthly by senior management and the Loan Committee, and quarterly by the full Board. The loan portfolio is also reviewed by an independent third party. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of March 31, 2023, the Company maintained loan loss allowances of $27.9 million equal to 0.87% of total loans receivable and 213% of non-performing loans.

While the Company’s credit quality has been strong, the Company has been successful in its recent efforts since 2020 to grow and restructure the loan portfolio to include and increasing number of commercial real estate, C&I and construction loans, many of which involve relatively large loan relationships. For example, the largest credit relationship as of March 31. 2023 was $52 million and the second largest is $42 million and the 25 largest relationships totaled $722 million. Moreover, the Company has grown the loan portfolio by $1.1 billion over the 15 months ended March 31, 2023. From a valuation perspective, we have considered both the earnings benefits of the recent growth and diversification of the loan portfolio, as well as the risks posed by such lending, particularly since it involves comparatively larger borrower relationships which lack have limited seasoning within the Company’s portfolio. The perceived credit risk exposure is tempered by management’s experience in this area of lending and by the fact that senior lenders have prior relationships with the borrowers.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.19

In addition to the foregoing, all the federal regulators including the Federal Reserve Board have issued guidance on institutions with commercial real estate loan concentrations in the range of NB Bancorp’s levels including construction, land and development loans in excess of 100% of capital and non-owner commercial real estate loans in excess of 300% of capital. The Company has developed risk management strategies which it believes addresses the incremental risk of such lending in a manner consistent with regulatory guidance but it nonetheless represents a risk to capital and earnings if the real estate markets deteriorate and commercial and construction loan delinquencies increase. Moreover, the concentrations may also result in greater regulatory scrutiny of the Company’s lending operations and strategy, which have been the most significant contributor to recent and projected loan and earnings growth.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at March 31, 2023, deposits accounted for 95.1% of NB Bancorp’s combined balance of deposits and borrowings. Exhibit I-12 sets forth deposit composition for the past two fiscal years and March 31, 2023. Transaction and savings account deposits constituted 57.8% of total deposits at March 31, 2023, as compared to 62.5% of total deposits at December 31, 2021 based on data set forth in the prospectus. As of March 31, 2023, interest-bearing and non-interest checking accounts comprised 28.7% of deposits while money market and savings accounts together comprised 28.9% of total deposits. The remainder of deposits consists of CDs and individual retirement accounts equal to 42.4% of total deposits at March 31, 2023 compared to 37.5% of total deposits at December 31, 2021. NB Bancorp’s current CD composition reflects a higher concentration of short-term CDs (maturities of one year or less). As of March 31, 2023, jumbo CDs with balances of more than $250,000 amounted to $445 million, equal to 33.4% of CD balances and 14.2% of total deposits as of March 31, 2023.

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk Borrowings totaled $160.1 million at March 31, 2023 and consisted solely of FHLB advances employed for liquidity management purposes. The maturities of the portfolio were generally in the first half of 2023 and all mature within one year of the date of financial data in the prospectus.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.20

Subsidiary Activities

Needham Bank has three subsidiaries: Needco-op Investment Corporation, Inc. (“Needco”), a Massachusetts corporation engaged in the buying, selling and holding of investment securities. The income earned on Needco’s securities is subject to a significantly lower rate of state tax than that assessed on income earned on securities maintained at Needham Bank. At March 31, 2023, Needco had total assets of $90 million, substantially all of which were in securities and cash to be invested. The Bank’s other subsidiaries are Eaton Square Realty LLC and 1892 Investments LLC, both of which hold certain real estate investments for Needham Bank, including investor tax credit investments. These entities enable the Company to segregate certain assets for management purposes, and or borrow against assets or stock of these entities for liquidity purposes.

Legal Proceedings

The Company is not currently party to any pending legal proceedings that management believes would have a material adverse effect on financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA II.1

II. MARKET AREA

Introduction

NB Financial serves the Boston metropolitan area through the main office in Needham, Massachusetts and 11 branch offices in Middlesex, Norfolk and Suffolk Counties. The Company considers its market to include these counties and other nearby areas in the Boston metropolitan area. The Company has serviced its markets as a locally-owned and operated financial institution since its founding in 1892. The Company’s main office is in Norfolk County, where it maintains 8 of its 11 facilities and ranks fourth in terms of deposits among competing financial institutions. Three of the remaining branch offices are in Middlesex County and the remaining branch office is in Suffolk County. The Company’s branches are all within the Boston Metropolitan Area and are focused in areas west and north of the City of Boston.

With operations in a major metropolitan area, the Company’s competitive environment includes a significant number of savings institutions, commercial banks and other financial services companies, some of which have a regional or national presence and are larger than the Company in terms of deposits, loans, scope of operations, and number of branches. These institutions also have greater resources at their disposal. The Boston metropolitan area has a highly developed economy, with a relatively high concentration of highly skilled workers who are employed in a number of different industry clusters including healthcare, financial services and technology.

Future growth opportunities for NB Financial depend on the future growth and stability of the national and regional economy, demographic growth trends and the nature and intensity of the competitive environment. These factors have been examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

RP® Financial, LC.	MARKET AREA II.2

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national and local economic trends. In assessing national economic trends over the past few quarters, manufacturing activity for July 2022 slowed to an index reading of 52.8. Comparatively, July service sector activity increased to a three-month high to an index reading of 56.7. The employment report for July showed stronger-than-expected job growth, as the U.S. economy added 528,000 jobs and the July unemployment rate fell to 3.5%. Retail sales for July were flat. July existing home sales marked the sixth straight month of declining sales with a decrease of 5.9%, which was the longest streak of declines in more than eight years. Rising prices and higher mortgage rates also depressed July new home sales, as July new home sales declined by 12.9%. August manufacturing activity was unchanged with an index reading of 52.8, while August service sector activity edged up to an index reading of 56.9. U.S. employers added 315,000 jobs in August and the August unemployment rate ticked up to 3.7%. Existing home sales declined for a seventh straight month in August, with a decline of 0.4%. Comparatively, new homes sales for August jumped 28.8%. September manufacturing activity slowed to an index reading of 50.9, while service sector activity for September was little changed with an index reading of 56.7. The U.S. economy added 263,000 jobs in September and the September unemployment rate fell to 3.5%. Existing and new home sales for September showed declines of 1.5% and 10.9%, respectively, as home sales were impacted by rising mortgage rates and affordability issues. Third quarter GDP increased at an annual rate of 2.6%.

October 2022 manufacturing activity grew at its slowest pace in two and one-half years with an index reading of 50.2, while service sector activity for October slowed to an index reading of 54.4. U.S. employers added 261,000 jobs in October and the October unemployment rate increased to 3.7%. In a sign of economic strength, October retail sales rose 1.3%. Existing home sales for October declined 5.9%, which was the ninth straight month of declining sales. Comparatively, October new home sales increased 7.5%. Manufacturing activity contracted in November with an index reading of 49.0, while November service sector activity accelerated to an index reading of 56.5. The U.S. economy added 263,000 jobs in November and the November unemployment rate held steady at 3.7%. Existing home sales for November plunged 7.7%, which was the 10th straight month of declining sales. Conversely, new home sales for November increased 5.8%. Manufacturing activity for December contracted for a second straight month with an index reading of 48.4, while December service sector activity contracted for the first time since May 2020 with an index reading of 49.6. December employment data showed 223,000 were added and the unemployment rate declined to 3.5%. Retail sales for December posted their biggest decline in 2022, declining by 1.1%, and December existing home sales fell by 1.5%, which was a 12-year low. Comparatively, December new home sales increased 2.3%. Fourth quarter GDP increased at a 2.9% annualized rate (subsequently revised down to 2.7%).

RP® Financial, LC.	MARKET AREA II.3

January 2023 manufacturing activity showed further contraction with an index reading of 47.4, while service sector activity for January rebounded to an index reading of 55.2. January’s employment report showed stronger-than-expected job growth, as 517,000 jobs were added and the January unemployment rate dropped to 3.4%. Retail sales for January jumped 3.0%. Existing home sales for January fell for a 12th straight month, decreasing 0.7%. Conversely, January new home sales increased 7.2%. Manufacturing activity for February decreased for a fourth straight month with an index reading of 47.7, while February service sector activity slowed slightly to an index reading of 55.1. U.S. employers added 311,000 jobs in February and the February unemployment rate ticked up to 3.6% on a rise in labor force participation. A dip in home prices and slightly lower mortgage rates contributed to a 14.5% increase in existing home sales for February, while new home sales for February rose 1.1%. Manufacturing activity and service sector activity both slowed in March, with index readings of 46.3 and 51.2, respectively. Hiring gains moderated in March with U.S. employers adding 236,000 jobs, while the March unemployment rate ticked down to 3.5%. Existing home sales fell 2.4% in March, versus a 9.6% increase in March new home sales. First quarter GDP slowed to an annual growth rate of 1.1%.

Manufacturing activity for April 2023 contracted for a sixth straight month with an index reading of 47.1. Comparatively, service sector activity for April picked-up slightly with an index reading of 51.9. The April employment report showed better-than-expected job growth, as U.S. employers added 253,000 jobs and the April unemployment rate dropped to 3.4%.

In terms of interest rates trends over the past few quarters, long-term Treasury yields continued to trend lower at the start of the third quarter of 2022 with the 10-year Treasury declining to 2.81% in early-July. After a strong employment report for June pushed the 10-year Treasury yield back above 3.0% at the close of the first full week of July, the 10-year Treasury yield edged back below 3.0% in mid-July on expectations that the Federal Reserve would continue to aggressively raise interest rates to bring inflation down. A 9.1% increase in the June CPI translated into the 10-year Treasury yield edging back above 3.0% going into the second half of July. Long-term Treasuries rallied at the end of July, with the 10-year Treasury yield falling below 2.7% as the Federal Reserve increased its target interest rate by 0.75% to a range of 2.25% to 2.5% and signaled more tightening was likely this year to combat 40-year high inflation. Data showing a pick-up in certain sectors of the economy, including strong job growth during July, pushed Treasury yields higher in the first week of August. While the pace of price increases slowed in July, the 8.5% increase in the July CPI pressured long-term Treasury yields slightly higher going into mid-August with the yield curve remaining inverted based on expectations that the Federal Reserve would continue to raise rates in an effort to tame inflation and the possibility that could lead to a deeper recession. Indications from Federal Reserve officials that it remained hawkish in its efforts to tame inflation pushed the 10-year Treasury yield above 3.0% in late-August. Driven by expectations of tighter Federal Reserve policy, Treasury yields continued to climb higher at the beginning of September. An 8.3% increase in the August CPI pushed the 10-year Treasury yield to 2022 highs in mid-September, while mortgage rates topped 6% for the first time since 2008. The Federal Reserve approved its third consecutive interest rate increase of 0.75% at its September policy meeting and indicated that additional large interest rate increases were likely. Following the rate hike, long-term Treasury yields edged higher in late-September and then declined slightly at the close of the third quarter.

RP® Financial, LC.	MARKET AREA II.4

At the start of the fourth quarter of 2022, long-term Treasury yields retreated slightly on data showing a slowdown in manufacturing activity. The 10-year Treasury yield trended above 4.0% through mid-October, as hopes faded for a less aggressive monetary policy by the Federal Reserve in light of the relatively strong jobs report for September and affirmation that inflation remained persistently high with an 8.2% increase in the September CPI. The upward trend in the 10-year Treasury yield continued heading into the last week of October, which was followed by the 10-year Treasury yield dipping slightly below 4.0% as third quarter GDP data showed signs of a broad slowdown in the U.S. economy. In advance of the Federal Reserve’s early- November meeting, the 10-year Treasury yield edged back up above 4.0% at the end of October on expectations that the Federal Reserve was poised to approve its fourth consecutive 0.75% rate increase. The upward trend in long-term Treasury yields continued through early-November, as the Federal Reserve lifted its target rate by another 0.75% to combat inflation and signaled plans to keep raising rates. A softer-than-expected 7.7% increase in the October CPI ignited a bond rally heading into mid-November, with the yield on the 10-year Treasury yield dipping below 4.0%. The downward trend in long-term Treasury yields continued through the second half November and into the beginning of December, as the 10-year Treasury yield dipped below 3.5% and the Treasury yield curve inverted to its deepest level since 1981. The 10-year Treasury yield edged higher ahead of the release of November inflation data and then retreated back below 3.5% as inflation slowed in November with the November CPI showing a less-than-expected 7.1% increase from a year ago. The Federal Reserve concluded its mid-December meeting by raising its target rate 0.5% and signaled plans to continue to increase interest rates through the first quarter of 2023. Following the rate hike and subsequent upward revision to third quarter GDP growth, long-term Treasury yields generally edged higher through the balance of 2022.

RP® Financial, LC.	MARKET AREA II.5

Economic data signaling a slowing economy and a slower rate of inflation translated into long-term Treasury yields edging lower at the start of 2023, as the 10-year Treasury yield dipped below 3.5% after December’s CPI report showed the pace of inflation eased for a sixth straight month with a 6.5% increase from a year ago. A weak retail sales report for December furthered the downward trend in long-term Treasury yields going into the second half of January, which was followed by the 10-year Treasury yield edging back above 3.5% at the end of January. Long-term Treasury yields dipped lower after the Federal Reserve approved a quarter-point rate hike on February 1st and signaled it was on track to raise rates by another quarter-point at its next meeting in March. Stronger-than-expected job growth reflected in the January employment report pushed the 10-year Treasury yield back above 3.5% going into the second week of February. The upward trend in long-term Treasury yields continued going into the second half February as new inflation data was stronger than expected, with the January CPI and producer price index showing respective increases of 6.4% and 0.7%. The 10-year Treasury yield edged above 4.0% in early-March and then declined sharply heading into mid-March, as investors flocked to safe-haven investments after regulators shutdown Silicon Valley Bank. Inflation cooled in February but remained stubbornly high with the February CPI registering a 6.0% increase from a year ago, which translated into the 10-year Treasury edging higher in mid-March. As investors remained on edge about further bank failures, the 10-year Treasury yield declined below 3.5% going into the second half of March. The Federal Reserve concluded its March meeting by increasing the federal funds target rate 0.25% to a range between 4.75% and 5.0%, while also signaling that banking-system turmoil might end its rate-rise campaign sooner than previously anticipated. After initially declining following the Federal Reserve meeting, long-term Treasury yields edged higher going into the final week of the first quarter and then declined at the close of first quarter as February consumer price data showed inflation increased at a slower rate.

A slowdown in March manufacturing activity extended the decline in long-term Treasury yield at the start of the second quarter of 2023, with the 10-year Treasury yield retreating below 3.35%. While the pace of inflation slowed in March with an increase in the March CPI of 5.0%, long-term Treasury yields edged higher going into mid-April. A mid-April statement by a Federal Reserve official that advocated more interest rate increases were needed to combat inflation contributed to sustaining the upward trend in long-term Treasury yields going into the second half of April, which was followed by a general decline in long-term Treasury yields at the end of April and the beginning of May as investors gravitated toward safe-haven investments ahead of the Federal Reserve’s rate decision in early-May. The Federal Reserve concluded its May meeting by raising its target rate by another quarter-point and indicated that they might be done raising interest rates further. The rate hike was the 10th consecutive rate increase and moved the federal funds rate to a range between 5.0% and 5.25%, which was a 16-year high. Stronger-than-expected job growth reflected in the April employment report translated into long-term Treasury yields edging higher going into the second week of May. As of May 19, 2023, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 4.77% and 3.70%, respectively, versus comparable year ago yields of 2.11% and 2.84%. Exhibit II-2 provides historical interest rate trends.

RP® Financial, LC.	MARKET AREA II.6

Based on the consensus outlook of economists surveyed by The Wall Street Journal in April 2023, GDP was projected to increase 0.5% in 2023 and increase to 1.6% annual growth in 2024. The U.S. unemployment rate was forecasted to equal 4.3% in December 2023 and increase to 4.6% in June 2024. An average of 12,000 jobs were projected to be added per month over the next four quarters. On average, the economists forecasted the federal funds rate would equal 4.96% in December 2023 and then decrease to 4.19% in June 2024. On average, the economists forecasted that the 10-year Treasury yield would equal 3.42% in December 2023 and then decrease to 3.31% in June 2024.

The April 2023 mortgage finance forecast from the Mortgage Bankers Association (the “MBA”) was for 2023 existing home sales to decrease by 17.6% from 2022 sales, while 2023 new home sales were forecasted to decrease by 2.3% from sales in 2022. The 2023 median sale prices for existing and new homes were forecasted to decrease by 6.0% and 5.3%, respectively. Total mortgage production was forecasted to decrease in 2023 to $1.806 trillion, compared to $2.245 trillion in 2022. The forecasted decrease in 2023 originations was based on a 12.9% decrease in purchase volume and a 35.2% decrease in refinancing volume. Purchase mortgage originations were forecasted to total $1.374 trillion in 2023, versus refinancing volume totaling $432 billion. Housing starts for 2023 were projected to decrease by 11.7% to total 1.372 million.

Primary Market Area

The primary market area for business operations is the eastern portion of the Commonwealth of Massachusetts, including the Boston metropolitan statistical area (the “Boston MSA”). To a much lesser extent, the Company conducts business (primarily lending) in contiguous areas. Eastern Massachusetts is a well-developed area settled in the early part of the country’s history that has a wide range of new and old housing and commercial building stock. Geographically, the market area covers a small area, and thus the Company’s current branch network provides access to a material portion of the statewide population base. Such operations are essentially limited to areas west and north of the Boston MSA (the region containing all of the Company’s offices) though the Company has been effective in marketing its products and services through the entire eastern portion of Massachusetts.

RP® Financial, LC.	MARKET AREA II.7

The market area served by the Company, characterized primarily as the Boston MSA, has a highly developed and diverse economy, with the region’s many colleges and universities serving to attract industries in need of a highly skilled and educated workforce. Healthcare, high-tech and financial services companies constitute major sources of employment in the regional market area, as well as the colleges and universities that populate the Boston MSA. Tourism also is a prominent component of market area’s economy, as Boston annually ranks as one of the nation’s top tourist destinations.

NB Financial holds a small market share of deposits in the primary market area, given its asset size, number and size of competitors and the overall population base, and thus has potential for additional growth. Similar to other areas of the country, NB Financial operates in a competitive environment and competes with a number of national, regional and local financial institutions. In addition, the Company faces competition from mortgage banking companies, consumer finance companies, investment houses, mutual funds, insurance companies and other financial intermediaries. Competitive factors have intensified with the growth of electronic delivery systems.

RP® Financial, LC.	MARKET AREA II.8

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by NB Financial. Demographic data for Norfolk, Middlesex and Suffolk Counties in Massachusetts as well as the greater Boston MSA is provided in Table 2.1. Population and household data indicate that the Company’s market area is largely suburban in nature. Norfolk, Middlesex and Suffolk Counties serve a large population base totaling 3.1 million people in aggregate. In addition, the population has been increasing at an approximate rate of 0.2% annually and is projected to continue to increase at the same rate over the next five years. The Boston MSA population size reached 4.9 million as of 2023 and is projected to grow at a 0.3% annual rate over the past five years. These growth rates are in line with recent and expected statewide and national population growth rates. This represents a favorable statistic for financial institutions such as NB Financial, as the demand for personal financial services may likely improve in the near term future. Additional detail regarding the demographic trends of the local market has been included in Table 2.1.

Table 2.1

NB Financial, Inc.

Summary Demographic Data

	Year			Growth Rate
	2018	2023	2028	2018-2023	2023-2028
				(%)	(%)
Population (000)
USA	326,533	334,500	341,663	0.5%	0.4%
Massachusetts	6,865	7,035	7,143	0.5%	0.3%
Boston-Cambridge-Newton, MA-NH	4,843	4,941	5,023	0.4%	0.3%
Norfolk, MA	702	731	746	0.8%	0.4%
Middlesex, MA	1,607	1,628	1,652	0.3%	0.3%
Suffolk, MA	797	778	777	-0.5%	0.0%

Households (000)
USA	123,943	128,298	131,438	0.7%	0.5%
Massachusetts	2,686	2,757	2,808	0.5%	0.4%
Boston-Cambridge-Newton, MA-NH	1,887	1,916	1,953	0.3%	0.4%
Norfolk, MA	271	280	286	0.7%	0.4%
Middlesex, MA	625	623	631	0.0%	0.3%
Suffolk, MA	326	321	326	-0.3%	0.3%

Median Household Income ($)
USA	61,045	73,503	83,333	3.8%	2.5%
Massachusetts	77,248	96,201	110,472	4.5%	2.8%
Boston-Cambridge-Newton, MA-NH	85,974	106,127	121,316	4.3%	2.7%
Norfolk, MA	102,249	118,738	133,060	3.0%	2.3%
Middlesex, MA	97,810	121,029	139,508	4.4%	2.9%
Suffolk, MA	63,595	88,872	104,635	6.9%	3.3%

Per Capita Income ($)
USA	33,583	41,287	46,830	4.2%	2.6%
Massachusetts	44,479	55,178	63,242	4.4%	2.8%
Boston-Cambridge-Newton, MA-NH	48,518	59,798	68,176	4.3%	2.7%
Norfolk, MA	55,377	63,957	71,201	2.9%	2.2%
Middlesex, MA	54,602	66,660	75,745	4.1%	2.6%
Suffolk, MA	42,267	57,679	68,571	6.4%	3.5%

2023 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	18.0	26.5	25.0	18.5	12.1
Massachusetts	15.8	26.6	25.3	19.8	12.6
Boston-Cambridge-Newton, MA-NH	15.9	27.0	25.9	19.3	12.0
Norfolk, MA	16.4	25.1	25.9	20.0	12.6
Middlesex, MA	15.8	27.5	26.6	18.6	11.6
Suffolk, MA	14.7	32.9	27.4	15.3	9.7

	Less Than	$25,000 to	$50,000 to
2023 HH Income Dist. (%)	25,000	50,000	100,000	$100,000+
USA	16.0	18.8	28.7	36.4
Massachusetts	14.0	13.8	23.9	48.3
Boston-Cambridge-Newton, MA-NH	12.6	12.1	22.8	52.4
Norfolk, MA	10.7	10.5	21.2	57.5
Middlesex, MA	10.3	10.6	21.1	58.0
Suffolk, MA	19.8	13.1	21.7	45.3

Source: S&P Global Market Intelligence.

RP® Financial, LC.	MARKET AREA II.9

Household growth rates paralleled population growth trends in the primary market area counties, with Norfolk and Middlesex Counties displaying growth rates approximating the rate of growth for the Boston MSA and the state as a whole, and Suffolk County including the City of Boston shrank modestly. The population base in Norfolk, Middlesex and Suffolk Counties is broadly comparable in terms of its age distribution relative to the state and nation.

Income measures show that both of the primary market area counties are relatively affluent markets, based on median household and per capita income measures that are well above the comparable U.S. measures. Specifically, the median household income and per capita income measures in the Company’s three county market as well as the larger Boston MSA were higher than the comparable measures for Massachusetts and nation as a whole.

Regional Economy

Comparative employment data shown in Table 2.2 shows that employment in services and education/healthcare/social services constituted the largest and second largest source of jobs in both of the primary market area counties which was similar to the data for Massachusetts as a whole. Wholesale/retail trade and manufacturing jobs represented the third and fourth largest employment sectors in the primary market area counties, as well as in Massachusetts.

RP® Financial, LC.	MARKET AREA II.10

Table 2.2

Needham Financial, Inc.

Primary Market Area Employment Sectors

(Percent of Labor Force)

		Boston-Cambridge-
Employment Sector	Massachusetts	Newton, MA-NH	Norfolk, MA	Middlesex, MA	Suffolk, MA
	(%)
Services	27.3%	29.2%	28.7%	30.8%	33.2%
Education,Healthcare, Soc. Serv.	28.0%	27.0%	28.2%	27.7%	29.8%
Government	3.8%	3.7%	3.7%	3.2%	3.8%
Wholesale/Retail Trade	12.3%	11.6%	11.1%	10.0%	9.8%
Finance/Insurance/Real Estate	7.2%	7.9%	10.3%	7.0%	8.3%
Manufacturing	8.8%	8.6%	6.1%	9.8%	4.7%
Construction	5.8%	5.4%	5.6%	4.9%	3.8%
Information	2.3%	2.5%	2.6%	2.9%	2.2%
Transportation/Utility	4.2%	4.0%	3.5%	3.4%	4.3%
Agriculture	0.4%	0.3%	0.1%	0.2%	0.1%
	100.0%	100.0%	100.0%	100.0%	100.0%

Source: S&P Global Market Intelligence.

The market area served by the Company, characterized primarily as the Boston MSA, has a highly developed and diverse economy, with the regions’ many colleges and universities serving to attract industries in need of a highly skilled and educated workforce. Healthcare, high-tech and financial services companies constitute major sources of employment in the Company’s regional market area, as well as the colleges and universities that populate the Boston MSA. Tourism also is a prominent component of market area’s economy, as Boston annually ranks as one of the nation’s top tourist destinations. Table 2.3 lists the major employers in each of the primary market area counties.

RP® Financial, LC.	MARKET AREA

II.11

Table 2.3

Needham Bancorp, Inc.

Largest Employers in the Boston MSA

			Number of
Rank	Employer	City	Employees
1	Mass General Brigham	Somerville	79,430
2	Beth Israel Lahey Health	Cambridge	26,135
3	University of Massachusetts	Boston	24,048
4	Amazon	Boston	20,000
5	The TJX Cos. Inc.	Framingham	18,970
6	Harvard University	Cambridge	18,620
7	The Stop & Shop Supermarket Co. LLC	Quincy	18,147
8	Demoulas Super Markets Inc.	Tewksbury	17,000
9	Massachusetts Institute of Technology	Cambridge	15,722
10	Tufts Medicine	Burlington	14,131
11	Raytheon Technologies Corp.	Waltham	12,000
12	Boston University	Boston	10,466
13	State Street Corp.	Boston	8,200
14	Boston Medical Center Health System	Boston	7,966
15	The Kraft Group	Foxborough	7,500
16	The Kraft Group	Foxborough	7,500
17	Northeastern University	Boston	6,294
18	Dana-Farber Cancer Institute	Boston	6,293
19	Takeda	Cambridge	6,288
20	National Grid	Waltham	6,248
21	Fidelity Investments	Boston	5,703
22	Dell Technologies	Hopkinton	5,308
23	Tufts University	Medford	5,172
24	Wayfair	Boston	5,156
25	Verizon	Boston	5,112

Source:  Boston Business Journal.

Unemployment Trends

Comparative unemployment rates for the Company’s three county market (see Table 2.4) ranged from 2.6% to 3.1% in April 2023 which was lower than the prior year, tracking with unemployment trends in Massachusetts and the USA overall. Moreover, unemployment rates in the Company’s markets and the Boston MSA were modestly below the state and national aggregates which were also low in comparison to the long term historical average.

RP® Financial, LC.	MARKET AREA

II.12

Table 2.4

Needham Bancorp, Inc.

Unemployment Trends

	Unemployment Rate		Net
Region	April 2022	April 2023	Change
USA	3.3%	3.1%	-0.2%
Massachusetts	3.3%	2.6%	-0.7%
Boston-Cambridge-Newton, MA-NH	3.1%	2.3%	-0.8%
Norfolk, MA	3.1%	2.4%	-0.7%
Middlesex, MA	2.8%	2.1%	-0.7%
Suffolk, MA	3.2%	2.4%	-0.8%

Source: S&P Global Market Intelligence.

Market Area Deposit Characteristics and Competition

The Company’s deposit base is closely tied to the economic fortunes of Norfolk, Middlesex and Suffolk Counties and, in particular, the areas that are nearby to the Company’s branches. Table 2.5 displays deposit market trends from June 30, 2017 through June 30, 2022 for NB Financial, as well as for all commercial bank and savings institution branches located in the primary market area counties and Massachusetts.

RP® Financial, LC.	MARKET AREA

II.13

Table 2.5

Needham Bank

Deposit Summary

	As of June 30,
	2017			2022			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2017-2022
	(Dollars in Thousands)						(%)
Massachusetts	$350,006,796	100.0%	2,176	$579,549,185	100.0%	1,962	10.6%
Commercial Banks	$286,555,179	81.9%	1,481	$511,143,012	88.2%	1,429	12.3%
Savings Institutions	$63,451,617	18.1%	695	$68,406,173	11.8%	533	1.5%

Boston-Cambridge-Newton, MA-NH	$302,653,944	100.0%	1,524	$511,256,476	100.0%	1,402	11.1%
Commercial Banks	$261,314,758	86.3%	1,128	$472,199,247	92.4%	1,111	12.6%
Savings Institutions	$41,339,186	13.7%	396	$39,057,229	7.6%	291	-1.1%
Needham Bank	$1,454,946	0.5%	10	$2,654,584	0.5%	12	12.8%

Norfolk County	$26,576,855	100.0%	252	$37,756,643	100.0%	235	7.3%
Commercial Banks	$20,628,140	77.6%	185	$32,264,313	85.5%	189	9.4%
Savings Institutions	$5,948,715	22.4%	67	$5,492,330	14.5%	46	-1.6%
Needham Bank	$1,403,314	5.3%	8	$2,169,231	5.7%	8	9.1%

Middlesex County	$59,491,932	100.0%	509	$84,116,140	100.0%	469	7.2%
Commercial Banks	$43,669,083	73.4%	373	$72,649,327	86.4%	385	10.7%
Savings Institutions	$15,822,849	26.6%	136	$11,466,813	13.6%	84	-6.2%
Needham Bank	$51,632	0.1%	2	$474,894	0.6%	3	55.9%

Suffolk County	$172,906,708	100.0%	232	$322,804,810	100.0%	219	13.3%
Commercial Banks	$167,793,149	97.0%	194	$321,608,684	99.6%	206	13.9%
Savings Institutions	$5,113,559	3.0%	38	$1,196,126	0.4%	13	-25.2%
Needham Bank	$0	0.0%	-	$10,459	0.0%	1	NA

Source:  FDIC.

Commercial banks maintained a larger market share of deposits than savings institutions in Massachusetts as well as in both of the primary market area counties. However, the difference in market share for savings institutions and commercial banks was relatively narrow in Middlesex and Norfolk Counties with savings institutions holding 13.6% and 14.5% of deposits, respectively, versus the state average of 11.8%. Overall, for the past five years, bank and savings institution deposits for the primary market area counties increased at a 13.3% rate in Suffolk County and at 7.3% and 7.2% rates in Norfolk and Middlesex Counties. NB Bancorp reported stronger deposit growth than the market overall in all counties, with overall annual growth of 12.8% versus the market and Boston-Cambridge-Newton MA-NH market and 55.9% annual growth in Middlesex County.

As implied by the Company’s relatively low market shares of deposits in the primary market area counties, competition among financial institutions in the Company’s market area is significant. Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by NB Financial. Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. From a competitive standpoint, NB Financial has sought to emphasize its community orientation in the markets served by its branches. Deposit market share was highest in the Norfolk County market where NB Financial is headquartered as it ranks fourth in total deposits with a 5.7% market share. The Company holds less than 1% of the deposit markets in the other counties where it maintains branch offices.

Table 2.6 lists the Bank’s largest competitors in the market area counties, based on deposit market share as noted parenthetically.

RP® Financial, LC.	MARKET AREA

II.14

Table 2.6

Needham Financial, Inc.

Market Area Deposit Competitors - As of June 30, 2022

Location	Name	Market Share	Rank
Boston-Cambridge-Newton, MA-NH	Bank of America Corporation (NC)	29.92%
	Citizens Financial Group Inc. (RI)	15.44%
	Banco Santander S.A.	6.93%
	JPMorgan Chase & Co. (NY)	5.70%
	Eastern Bankshares Inc. (MA)	5.37%
	NB Financial MHC (MA)	0.77%	19 of 97

Norfolk County, MA	Bank of America Corporation (NC)	23.89%
	Citizens Financial Group Inc. (RI)	13.91%
	Independent Bank Corp (MA)	6.32%
	NB Financial MHC (MA)	5.69%	4 of 38
	Banco Santander S.A.	4.94%

Middlesex County, MA	Bank of America Corporation (NC)	25.62%
	Citizens Financial Group Inc. (RI)	11.61%
	The Toronto-Dominion Bank	6.61%
	Cambridge Financial Group Inc. (MA)	5.24%
	Middlesex Bancorp MHC (MA)	4.78%
	NB Financial MHC (MA)	0.57%	31 of 47

Suffolk County, MA	Bank of America Corporation (NC)	41.88%
	Citizens Financial Group Inc. (RI)	20.93%
	JPMorgan Chase & Co. (NY)	11.40%
	Banco Santander S.A.	9.27%
	Eastern Bankshares Inc. (MA)	5.00%
	NB Financial MHC (MA)	0.01%	30 of 30

Source:  S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS

III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of NB Bancorp’s operations versus a group of comparable institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of NB Bancorp is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to NB Bancorp, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition and recent conversions (less than one year), since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 45 publicly-traded savings institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since NB Bancorp will be a fully converted public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group (i.e., mutual holding companies were excluded). From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of NB Bancorp. In the selection process, we applied the following criteria to the universe of all public companies that were eligible for consideration:

RP® Financial, LC.	PEER GROUP ANALYSIS

III.2

•	Mid-Atlantic and New England fully-converted publicly-traded institutions;

•	Total assets between $1 billion and $15 billion; and

•	Reporting positive earnings on a trailing 12 month basis.

Eleven companies met the criteria for inclusion in the Peer Group and ten were included in the valuation Peer Group. ECB Bancorp based in Massachusetts was excluded as its conversion was completed in July 2022 and thus, it has limited seasoning and time to deploy the conversion proceeds. Accordingly, the valuation Peer Group was comprised of a total of ten similarly sized publicly traded savings institutions operating in the northeastern United States. Exhibit III-2 provides financial and public market pricing characteristics of all Mid-Atlantic and New England publicly-traded thrift institutions while Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and NB Bancorp, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of NB Bancorp’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to NB Bancorp’s characteristics is detailed below. Table 3.1 (following) shows the general characteristics of each of the twelve Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served.

•	Northeast Community Bancorp, Inc. has a very high capital ratio equal to 17.28% reflecting the completion of a mutual-to-stock conversion in July 2021. Earnings for Northeast Community Bancorp are comparatively high in relation to the Company, reflecting the relatively high asset yields supported by its active construction lending program.

RP® Financial, LC.	PEER GROUP ANALYSIS

III.3

•	ESSA Bancorp, Inc. of Pennsylvania. Comparable due to similar interest-earning asset composition, similar earnings contribution from sources of non-interest operating income and similar emphasis on mortgage lending, though the Company’s portfolio is more heavily oriented toward commercial lending.

•	Blue Foundry Bancorp of New Jersey. Blue Foundry’s earnings are comparatively modest as its focus on strong asset quality and mortgage lending have limited asset yields. At the same time, Blue Foundry emphasizes mortgage lending and asset quality ratios are strong, enhancing the comparability to the Company.

•	Western New England Bancorp, Inc. of Massachusetts. Comparable due to Massachusetts market area, similar interest-earning asset composition, similar return on average assets, similar net and both the earnings and asset composition are similar. Earnings levels are broadly comparable with similarities observed in the level of net interest income, non-interest income and operating expense. Likewise, Western New England Bancorp and the Company have actively diversified their lending into both commercial mortgage and non-mortgage lending.to a similar degree.

•	Hingham Institution for Savings of Massachusetts. Comparable due to Boston market area, similar asset size, similar return on average assets, and broadly similar asset composition thought Hingham Institution for Savings has more actively diversified its loan portfolio into multi-family lending in addition to commercial lending.

•	HarborOne Bancorp, Inc. of Massachusetts. Comparable due to the overlapping market in the Boston area. At the same time, Harbor One’s emphasis on residential mortgage banking and its related impact on revenues and expenses represent a difference from the Company.

•	Northfield Bancorp, Inc. of New Jersey. Comparable due to the similarity of the loan composition which has been diversified to limit single family residential loans in favor of commercial real estate and multi-family loans which predominate the portfolio. Such lending has facilitated Northfield Bancorp’s ability to maintain very low operating expenses although asset yields and non-interest income have been limited in comparison to the Company as well.

•	TrustCo Bank Corp of New York. Comparable given the emphasis on mortgage lending notwithstanding the greater single family mortgage lending emphasis. Such lending has facilitated earnings which are modestly higher than the Company supported by a relatively efficient level of operating expenses and good asset quality.

•	Kearny Financial Corp of New Jersey. While broadly comparable to the Company from an asset investment perspective, Kearny Financial has been more actively engaged in high quality multi-family mortgage lending which has limited the yield potential of the portfolio and resulted in a ROAA which is below the Company’s reported level, notwithstanding Kearny Financial’s very low operating expenses.

•	Provident Financial Services, Inc. Provident Financial is the largest company in the Peer Group at $13.8 billion in assets and while it maintains a broadly similar asset and liability mix funding loans through deposits, Provident Financial has more actively pursued diversification of the loan portfolio to achieve a comparatively higher ratio of multi-family and commercial mortgage loans. This, in turn, coupled with a lower operating expense ratio has led to its more favorable ROAA in comparison to the Company. Although Provident Financial has a pending acquisition as a buyer, its asset size and market capitalization do not yet reflect the pro forma effect of that transaction.

RP® Financial, LC.	PEER GROUP ANALYSIS

III.4

Table 3.1

Peer Group of Publicly-Traded Thrifts

As of March 31, 2023 or the Most Recent Date Available

										As of
										May 19, 2023
						Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Mth End	Date	Price	Value
						($Mil)				($)	($Mil)
BLFY	Blue Foundry Bancorp	NASDAQGS	MA	Rutherford	NJ	$2,101	19	Dec	7/15/2021	$9.01	$247
ESSA	ESSA Bancorp, Inc.	NASDAQGS	MA	Stroudsburg	PA	$1,986	22	Sep	4/3/2007	$13.10	$127
HIFS	Hingham Institution for Savings	NASDAQGM	NE	Hingham	MA	$4,206	8	Dec	12/13/1988	$192.34	$413
HONE	HarborOne Bancorp, Inc.	NASDAQGS	NE	Brockton	MA	$5,573	34	Dec	6/29/2016	$8.06	$363
KRNY	Kearny Financial Corp.	NASDAQGS	MA	Fairfield	NJ	$8,349	45	Jun	2/23/2005	$6.97	$444
NECB	Northeast Community Bancorp, Inc.	NASDAQCM	MA	White Plains	NY	$1,503	12	Dec	7/5/2006	$12.94	$180
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NASDAQGS	MA	Woodbridge	NJ	$5,663	38	Dec	11/7/2007	$9.93	$462
PFS	Provident Financial Services, Inc.	NYSE	MA	Jersey City	NJ	$13,779	95	Dec	1/15/2003	$15.83	$1,187
TRST	TrustCo Bank Corp NY	NASDAQGS	MA	Glenville	NY	$6,046	143	Dec	NA	$28.41	$540
WNEB	Western New England Bancorp, Inc.	NASDAQGS	NE	Westfield	MA	$2,562	27	Dec	12/27/2001	$5.95	$132

Source:  S&P Capital IQ.

RP® Financial, LC.	PEER GROUP ANALYSIS

III.5

In aggregate, the Peer Group companies maintained a slightly lower level of tangible equity than the industry average (11.60% of assets versus 12.77% for all public companies), generated higher earnings as a percent of average assets (1.08% core ROAA versus 0.72% for all public companies), and earned a higher ROE. The Peer Group's average P/TB ratio and average core P/E multiple were lower compared to the respective averages for all publicly-traded fully converted institutions.

	All Fully Converted
	Savings Inst.
	Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$5,955	$5,177
Market capitalization ($Mil)	472.3	409.6
Tangible equity/assets (%)	12.77%	11.60%
Core return on average assets (%)	0.72	1.08
Core return on average equity (%)	6.18	8.96

Pricing Ratios (Averages)(1)
Core price/earnings (x)	10.66x	7.34x
Price/tangible book (%)	81.80%	77.46%
Price/assets (%)	9.14%	8.27%

(1)  Based on market prices as of May 19, 2023.

The following sections present a comparison of NB Bancorp’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. Figures referenced for the Peer Group are on a median basis unless otherwise noted. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final section.

RP® Financial, LC.	PEER GROUP ANALYSIS

III.6

Financial Condition

Table 3.2 shows comparative balance sheet measures for NB Bancorp and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group's ratios reflect balances as of March 31, 2023. NB Bancorp’s equity-to-assets ratio of 9.47% was below the Peer Group's median net worth ratio of 10.89%. The Company’s pro forma equity position will increase with the addition of stock proceeds, with such ratio providing an advantage above the Peer Group’s ratio in terms of capital strength. The increase in NB Bancorp’s pro forma equity ratio will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma equity ratio will depress return on equity. Both NB Bancorp’s and the Peer Group's equity ratios reflected surpluses with respect to the regulatory capital requirements. On a pro forma basis, the Company’s regulatory surpluses will be higher than the Peer Group figures.

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of March 31, 2023 or the Most Recent Date Available

			Balance Sheet as a Percent of Assets
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible
			Equival.	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity
NB Bancorp, Inc.		MA
March 31, 2023			2.47%	7.26%	1.33%	85.74%	84.52%	4.31%	0.00%	9.47%	0.00%	9.47%

Comparable Group
Averages			4.03%	11.81%	1.80%	78.57%	73.03%	13.47%	0.25%	12.08%	0.74%	11.53%
Medians			2.77%	14.48%	1.74%	78.09%	73.36%	13.34%	0.00%	10.89%	0.57%	10.16%

Comparable Group
PFS	Provident Financial Services, Inc.	NJ	1.70%	16.58%	1.74%	73.53%	74.73%	11.50%	0.08%	11.90%	3.34%	8.56%
NECB	Northeast Community Bancorp, Inc.	NY	5.13%	3.01%	1.73%	87.23%	80.41%	1.12%	0.00%	17.47%	0.01%	17.45%
ESSA	ESSA Bancorp, Inc.	PA	1.24%	13.86%	1.95%	79.04%	71.99%	15.18%	0.00%	11.02%	0.70%	10.32%
BLFY	Blue Foundry Bancorp	NJ	2.74%	17.31%	1.03%	74.94%	59.24%	21.43%	0.00%	18.36%	0.04%	18.32%
WNEB	Western New England Bancorp, Inc.	MA	0.91%	15.10%	2.93%	77.57%	84.20%	5.08%	0.77%	9.10%	0.57%	8.53%
HIFS	Hingham Institution for Savings	MA	8.38%	2.93%	0.32%	87.31%	59.92%	30.08%	0.00%	9.34%	0.00%	9.34%
HONE	HarborOne Bancorp, Inc.	MA	4.48%	6.22%	NA	82.36%	76.11%	10.60%	0.62%	10.76%	1.29%	9.47%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	2.81%	17.13%	2.98%	74.17%	67.94%	17.44%	1.08%	12.33%	0.73%	11.60%
TRST	TrustCo Bank Corp NY	NY	10.54%	8.10%	0.00%	78.61%	86.22%	3.01%	0.00%	10.17%	0.01%	10.16%
KRNY	Kearny Financial Corp.	NJ	2.33%	17.88%	3.49%	70.94%	69.51%	19.30%	0.00%	10.37%	NA	NA

		Balance Sheet Annual Growth Rates							Regulatory Capital
			MBS, Cash			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
		Assets	Invests	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital
NB Bancorp, Inc.
March 31, 2023		30.00%	-14.46%	41.07%	25.57%	NM	8.28%	8.28%	10.07%	N/A	N/A

Comparable Group
Averages		8.22%	-14.51%	15.10%	0.21%	79.02%	-0.26%	0.83%	11.32%	14.15%	15.08%
Medians		7.42%	-16.47%	16.34%	-2.78%	89.34%	2.02%	3.17%	10.37%	12.51%	13.49%

Comparable Group
PFS	Provident Financial Services, Inc.	1.19%	-14.70%	5.68%	-9.40%	234.34%	1.17%	1.85%	11.83%	14.30%	15.33%
NECB	Northeast Community Bancorp, Inc.	17.28%	-42.51%	30.79%	21.82%	-30.04%	3.20%	3.38%	16.21%	13.78%	14.11%
ESSA	ESSA Bancorp, Inc.	6.43%	-28.43%	17.09%	-11.82%	NA	2.86%	3.17%	10.46%	12.25%	13.36%
BLFY	Blue Foundry Bancorp	8.40%	-18.55%	18.56%	-3.00%	112.82%	-8.22%	-8.30%	14.37%	20.35%	21.38%
WNEB	Western New England Bancorp, Inc.	0.26%	-17.43%	4.22%	-5.31%	NA	6.46%	7.12%	9.68%	12.50%	13.49%
HIFS	Hingham Institution for Savings	15.33%	11.17%	15.59%	5.24%	46.10%	7.52%	7.52%	9.51%	12.51%	13.33%
HONE	HarborOne Bancorp, Inc.	21.38%	17.56%	23.33%	12.75%	NA	-7.59%	-8.40%	9.91%	11.33%	12.44%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	2.66%	-15.51%	8.84%	-10.58%	140.22%	-2.41%	-2.54%	12.97%	NA	NA
TRST	TrustCo Bank Corp NY	-3.76%	-33.57%	7.58%	-2.57%	-39.65%	3.68%	3.68%	10.27%	18.47%	19.72%
KRNY	Kearny Financial Corp.	12.98%	-3.08%	19.36%	4.97%	89.34%	-9.31%	NA	7.96%	11.87%	12.53%

(1)  Includes loans held for sale.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS

III.7

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the largest concentration of interest-earning assets for both NB Bancorp and the Peer Group. The Company’s loans-to-assets ratio of 85.74% was higher than the comparable Peer Group median ratio of 78.09%. Comparatively, the Company’s cash and investments-to-assets ratio of 9.73% was lower than the comparable Peer Group ratio of 17.26%. Overall, NB Bancorp’s interest-earning assets amounted to 95.47% of assets, which was slightly more than the comparable Peer Group ratio of 94.41% based on the average. The Peer Group’s non-interest earning assets included Company-owned life insurance (BOLI”) equal to 1.74% of assets and goodwill/intangibles equal to 0.57% of assets, while the Company maintained BOLI equal to 1.33% of assets and no goodwill/intangibles.

NB Bancorp’s funding liabilities reflected a funding composition that was somewhat similar to that of the Peer Group's funding composition. The Company’s deposits equaled 84.52% of assets, which was above the Peer Group’s median ratio of 73.36%. Comparatively, the Company maintained a lower level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 4.31% and 13.34% for NB Bancorp and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 88.83% and 86.70%, respectively.

A key measure of balance sheet strength for a thrift institution is its interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. Presently, the Company’s IEA/IBL ratio is slightly below the Peer Group’s ratio, based on IEA/IBL ratios of 107.48% and 108.82%, respectively. The additional capital realized from stock proceeds should serve to provide NB Bancorp with an IEA/IBL ratio that exceeds the Peer Group’s average ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Balance sheet growth in terms of assets, loans, deposits and borrowings was more significant for the Company, owing in part to the acquisition of Eastern Bank’s cannabis business in 2022 which added approximately $278 million of deposits. Specifically, assets increased by 29.9% versus the Peer Group median of 7.42%. However, even excluding the acquisition, organic growth was in the range of 20% for the year which is still well in excess of the Peer Group average and median.

RP® Financial, LC.	PEER GROUP ANALYSIS

III.8

The Company’s assets and loan growth was funded by expanded utilization of deposits and borrowed funds - deposits increased by 25.57% for the Company while the borrowings growth rate was not meaningful as the prior year levels was negligible. By comparison, the Peer Group also had strong loan growth (16.34%) which was funded by expanded utilization of borrowings in face of flat deposit growth for the Peer Group. The Company’s tangible capital increased by 8.28%, which was more than the Peer Group’s tangible capital growth rate of 3.17% based on the median. The average equity growth for the Peer Group was impacted by AOCL losses on the investment portfolios for several companies in addition to the payment of dividends by many of the Peer Group institutions. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Additional implementation of any stock repurchases and dividend payments, pursuant to regulatory limitations and guidelines, could also slow the Company’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the 12 months ended March 31, 2023. NB Bancorp reported net income to average assets ratios of 1.05% while the Peer Group’s average and median ROA were both equal to 1.03%. The Company’s core earnings adjusted to exclude the bargain purchase gain of $1.0 million and non-recurring employee retention credit equal to 0.10% of average assets on an after tax basis equaled 0.95% was slightly below the Peer Group average ratio. A higher ratio of net interest income represented the principal earnings advantage for the Company, while the Peer Group maintained slightly lower non-interest expense.

The Company’s higher net interest income to average assets ratio was realized through a more favorable ratio of interest expense to average assets supported by the large base of core deposits including checking accounts. At the same time, the ratio of interest income to average assets fell between the Peer Group average and median values. Overall, NB Bancorp and the Peer Group reported net interest income to average assets ratios of 3.47% and 3.04% (median), respectively.

RP® Financial, LC.	PEER GROUP ANALYSIS

III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended March 31, 2023 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income
							Loss	NII	Gain	Other	Total
			Net				Provis.	After	on Sale of	Non-Int	Non-Int
			Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
NB Bancorp, Inc.		MA
March 31, 2023			1.05%	4.33%	0.86%	3.47%	0.25%	3.22%	0.03%	0.26%	2.35%

Comparable Group
Averages			1.03%	3.87%	0.74%	3.13%	0.07%	3.07%	0.02%	0.33%	1.98%
Medians			1.03%	3.62%	0.69%	3.04%	0.07%	2.94%	0.00%	0.28%	2.08%

Comparable Group
PFS	Provident Financial Services, Inc.	NJ	1.26%	3.73%	0.57%	3.16%	0.15%	3.01%	0.00%	0.66%	1.90%
NECB	Northeast Community Bancorp, Inc.	NY	2.44%	6.57%	0.94%	5.63%	0.05%	5.58%	0.00%	0.26%	2.38%
ESSA	ESSA Bancorp, Inc.	PA	1.08%	3.82%	0.50%	3.32%	0.02%	3.30%	0.00%	0.43%	2.40%
BLFY	Blue Foundry Bancorp	NJ	0.03%	3.38%	0.79%	2.59%	0.00%	2.60%	0.00%	0.11%	2.66%
WNEB	Western New England Bancorp, Inc.	MA	1.01%	3.51%	0.41%	3.09%	0.03%	3.07%	0.00%	0.42%	2.26%
HIFS	Hingham Institution for Savings	MA	0.86%	3.75%	1.42%	2.33%	0.09%	2.24%	0.00%	0.03%	0.69%
HONE	HarborOne Bancorp, Inc.	MA	0.82%	3.86%	0.85%	3.01%	0.14%	2.87%	0.26%	0.68%	2.70%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	1.04%	3.37%	0.59%	2.78%	0.09%	2.69%	0.01%	0.16%	1.43%
TRST	TrustCo Bank Corp NY	NY	1.24%	3.26%	0.20%	3.06%	0.00%	3.06%	0.00%	0.31%	1.72%
KRNY	Kearny Financial Corp.	NJ	0.51%	3.45%	1.09%	2.36%	0.09%	2.27%	-0.02%	0.21%	1.61%

		NonOp Items			Yields, Costs, and Spreads
				Provision				MEMO:	MEMO:
		Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
		Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
NB Bancorp, Inc.
March 31, 2023		0.14%	0.00%	0.24%	4.56%	1.16%	3.40%	$11,716	21.02%

Comparable Group
Averages		-0.06%	0.00%	0.37%	4.08%	0.72%	3.36%	$14,376	26.31%
Medians		-0.02%	0.00%	0.36%	3.78%	0.56%	3.35%	$10,307	26.10%

Comparable Group
PFS	Provident Financial Services, Inc.	-0.04%	0.00%	0.47%	4.08%	0.54%	3.54%	$12,006	27.00%
NECB	Northeast Community Bancorp, Inc.	-0.05%	0.00%	0.98%	6.97%	1.31%	5.66%	$10,311	28.58%
ESSA	ESSA Bancorp, Inc.	0.00%	0.00%	0.26%	4.05%	0.40%	3.65%	$7,941	19.55%
BLFY	Blue Foundry Bancorp	NA	0.00%	0.01%	3.49%	0.76%	2.73%	$10,303	31.31%
WNEB	Western New England Bancorp, Inc.	0.12%	0.00%	0.34%	3.76%	0.26%	3.50%	$8,228	25.20%
HIFS	Hingham Institution for Savings	-0.35%	0.00%	0.37%	3.80%	1.74%	2.06%	$48,909	30.25%
HONE	HarborOne Bancorp, Inc.	-0.02%	0.00%	0.27%	4.12%	0.57%	3.55%	$8,808	25.17%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	0.00%	0.00%	0.41%	3.52%	0.54%	2.98%	$14,038	28.09%
TRST	TrustCo Bank Corp NY	0.00%	0.00%	0.40%	3.34%	0.14%	3.20%	$7,979	24.38%
KRNY	Kearny Financial Corp.	-0.18%	0.00%	0.16%	3.71%	0.97%	2.74%	$15,238	23.58%

(1)  Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS

III.10

RP® Financial, LC.	PEER GROUP ANALYSIS III.10

The Company’s business model focused on portfolio mortgage lending which while limiting net non-interest income also minimizes operating costs. NB Bancorp reported a lower ratio of operating expenses, equal to 2.35% of average assets which is relatively low in relation to industry averages. At the same time, the Peer Group has also focused on mortgage lending such that the median ratio of operating expense to average assets was 2.08%, which is slightly below the Company’s reported level. Assets per full time equivalent employee equaled $11.7 million for the Company versus a comparable measure of $10.3 million and $14.4 million, based on the Peer Group median and average respectively. On a post-offering basis, the Company’s operating expenses can be expected to further increase with the addition of the ESOP and certain expenses that result from being a publicly-traded savings institution, with such expenses already impacting the Peer Group's operating expenses. In addition to the foregoing, management estimates NB Bancorp’s cost structure will increase in a range of $17 million next year or by 23% on a pre-tax basis relative to the core run rate last year reflecting the addition of management, lenders, and back office staff in a variety of areas to support the planned growth and diversification. In addition, the Company will continue to make enhancements to facilitate growth in such key areas as technology while continuing to expand back office functions such as compliance. Over the long term, the Company will be seeking to leverage both the capital and infrastructure investments through its expanded growth capacity.

When viewed together, net interest income and operating expenses provide considerable insight into a Company’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, the Company’s interest coverage ratio equal to 1.48x fell short of the Peer Group’s average and median expense coverage ratio 0f 1.74x and 1.56x, respectively. Importantly, the expense coverage ratio does not capture the impact of non-interest income which is comparatively modest for the Company as noted below.

Contributions to earnings from non-interest operating income was similar for the Company in comparison to the Peer Group, equaling 0.29% and 0.28% of average assets, respectively. Moreover, gains on the sale of loans were a limited factor for each, equal to 0.02% of assets for the Company and an average of 0.03% of average assets for the Peer Group. Taking non-interest operating income into account in comparing the Company’s and the Peer Group's earnings, NB Bancorp’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 62.6% was less favorable than the Peer Group's average efficiency ratio of 57.7%.

RP® Financial, LC.	PEER GROUP ANALYSIS III.11

Loan loss provisions equaled 0.25% of average assets for the Company but averaged only 0.07% for the Peer Group. The Company has been required to establish allowances for loan and lease losses in excess of the Peer Group average in view of the growth of the loan portfolio balances, particularly with respect to high risk-weight loans.

The Company reported non-operating income equal to 0.14% of average assets which was comprised of the after-tax amount of the bargain purchase gain attributable to the purchase of the cannabis banking business from Eastern Bank and the one-time employee retention credit reflecting the last of the pandemic stimulus payments. Conversely, the Peer Group recorded modest non-operating expenses equal to 0.02% of average assets based on the median.

The Company recorded an effective tax rate of 21.02%, which was lower than the Peer Group’s effective tax rate of 26.10%. Based on discussions with NB Bancorp’s management, the average tax rate for the Company reflects the benefit of an investment subsidiary which limits the Company’s state tax expense.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). Enhancing the comparability to the Company, the loan portfolio composition of the Peer Group is broadly similar to NB Bancorp with mortgage loans comprising the substantial majority of the portfolio. Moreover, MBS and 1-4 family loans are similar at 28.8% of assets for the Company versus an average of 34.44% for the Peer Group. Likewise, high risk-weight construction, multi-family, commercial real estate and commercial business loans equaled 53.1% of assets for the Company versus an average of 51.2% for the Peer Group with the most significant disparities being the Company’s higher ratio of construction and commercial real estate loans while the Peer Group’s portfolio was more heavily invested in multi-family mortgage loans.

RP® Financial, LC.	PEER GROUP ANALYSIS III.12

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of March 31, 2023 or the Most Recent Date Available

			Portfolio Composition as a Percent of Assets
				1-4	Constr.	Multi-		Commerc.		RWA/	Servicing
			MBS	Family	& Land	Family	Comm RE	Business	Consumer	Assets	Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)
NB Bancorp, Inc.		MA	0.40%	28.42%	14.64%	5.70%	23.68%	9.12%	5.19%	NA	$2,230
March 31, 2023

Comparable Group
Averages			7.04%	26.36%	9.11%	19.20%	18.74%	4.18%	0.16%	78.21%	$5,028
Medians			7.83%	26.61%	3.74%	10.14%	16.96%	3.53%	0.09%	77.53%	$99

Comparable Group
PFS Provident Financial Services, Inc.		NJ	10.36%	11.17%	5.60%	10.99%	39.34%	7.14%	0.15%	79.07%	$622
NECB	Northeast Community Bancorp, Inc.	NY	0.45%	0.36%	61.04%	9.30%	2.06%	7.32%	0.04%	113.68%	$0
ESSA	ESSA Bancorp, Inc.	PA	8.13%	38.23%	7.34%	8.72%	17.99%	4.23%	0.20%	83.61%	$776
BLFY	Blue Foundry Bancorp	NJ	7.54%	29.32%	0.85%	32.87%	10.28%	0.22%	0.00%	69.88%	$0
WNEB	Western New England Bancorp, Inc.	MA	13.58%	28.25%	4.16%	5.93%	29.61%	9.58%	0.19%	77.53%	$550
HIFS	Hingham Institution for Savings	MA	0.00%	24.97%	5.56%	31.51%	25.86%	0.01%	0.01%	74.64%	$0
HONE	HarborOne Bancorp, Inc.	MA	4.65%	29.54%	3.32%	8.21%	32.26%	7.93%	0.71%	84.10%	$48,138
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	12.50%	5.80%	0.44%	49.88%	15.94%	2.84%	0.04%	NA	$197
TRST	TrustCo Bank Corp NY	NY	4.43%	74.81%	0.61%	0.40%	1.92%	0.35%	0.20%	55.51%	$0
KRNY	Kearny Financial Corp.	NJ	8.79%	21.12%	2.23%	34.22%	12.10%	2.12%	0.03%	65.91%	$0

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.13

Loan servicing intangibles constituted a more significant balance sheet item for the Peer Group, equal to an average of $5.0 million for the Peer Group compared to a $2.2 million balance for the Company. Overall, the loan portfolio composition is similar to the Peer Group based on the focus on mortgage lending and in terms of diversification into high risk-weight loans.

Credit Risk

Overall, based on a comparison of credit risk measures, the Company’s implied credit risk exposure was viewed to be modestly greater than the Peer Group’s implied credit risk exposure although both NB Bancorp and the Peer Group had favorable credit quality ratios overall. As shown in Table 3.5, the Company’s ratios for non-performing/assets and non-performing loans/loans including performing TDRs equaled 0.55% and 0.63%, respectively, versus comparable measures of 0.31% and 0.36% for the Peer Group. The ratio of NPAs excluding performing TDRs equaled 0.35% for the Company, versus an average and median value of 0.29% and 0.23% for the Peer Group.

The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 137.84% and 181.77%, respectively. Loss reserves maintained as percent of loans receivable equaled 0.87% for the Company, versus the range of 0.86% and 0.92% for the Peer Group average and median. Last, loan chargeoffs were at negligible levels for both the Company and the Peer Group based on the most recent trailing 12 month data.

The similar emphasis on higher risk commercial lending suggest that the reserve coverage ratios in comparison to the Peer Group are appropriate. However, given the strides the Company has made to diversify the portfolio over the last couple of years with the more active commercial mortgage, C&I and construction lending activity, many of which involve relatively large loan relationships. For example, the largest credit relationship as of March 31. 2023 was $52 million and the second largest is $42 million and the 25 largest relationships totaled $722 million. Given the recent growth and diversification of the commercial portfolio limits the seasoning of the portfolio in comparison to the Peer Group, potentially introducing an element of risk exposure.

RP® Financial, LC.	PEER GROUP ANALYSIS III.14

Table 3.5

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of March 31, 2023 or the Most Recent Date Available

				NPAs &	NPAs &				Rsrves/
			REO/	90+Del/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan		NLCs/
			Assets	Assets (1)	Assets	Loans (2)	Loans HFI	NPLs (2)	90+Del (1)	Chargeoffs (3)		Loans
			(%)	(%)		(%)	(%)	(%)	(%)	($000)		(%)
NB Bancorp, Inc.		MA
March 31, 2023			0.00%	0.55%	0.35%	0.63%	0.87%	137.84%	137.84%		$934	0.03%

Comparable Group
Averages			0.05%	0.36%	0.29%	0.39%	0.86%	214.00%	206.82%		$1,153	0.03%
Medians			0.00%	0.31%	0.23%	0.37%	0.92%	181.77%	201.58%		$534	0.02%

Comparable Group
PFS	Provident Financial Services, Inc.	NJ	0.00%	0.01%	0.01%	0.01%	0.84%	NA	NA		$3,724	0.00%
NECB	Northeast Community Bancorp, Inc.	NY	0.10%	0.10%	0.10%	0.00%	0.31%	NA	277.27%		$314	0.03%
ESSA	ESSA Bancorp, Inc.	PA	0.18%	0.92%	0.75%	0.92%	1.15%	125.03%	100.67%		$193	0.01%
BLFY	Blue Foundry Bancorp	NJ	0.00%	0.37%	0.37%	0.49%	0.89%	181.77%	181.77%		$19	0.00%
WNEB	Western New England Bancorp, Inc.	MA	0.00%	0.34%	0.23%	0.43%	0.95%	221.39%	221.39%		$2,352	0.12%
HIFS	Hingham Institution for Savings	MA	0.00%	0.01%	0.01%	0.01%	0.69%	NA	NA	-$	50	0.00%
HONE	HarborOne Bancorp, Inc.	MA	0.00%	0.22%	0.22%	0.26%	1.02%	383.50%	383.50%		$753	0.02%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	0.00%	0.28%	0.16%	0.30%	0.98%	328.26%	260.51%		$2,781	0.07%
TRST	TrustCo Bank Corp NY	NY	0.03%	0.49%	0.35%	0.58%	0.97%	166.95%	156.49%	-$	307	-0.01%
KRNY	Kearny Financial Corp.	NJ	0.16%	0.81%	0.69%	0.90%	0.82%	91.10%	72.95%		$1,752	0.03%

(1) NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.
(2) NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.
(3) Net loan chargeoffs are shown on a last twelve month basis.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.15

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, NB Bancorp’s interest rate risk characteristics implied a comparable degree of interest rate risk exposure relative to the measures reported for the Peer Group. In this regard, while the Company’s tangible equity-to-assets was below the Peer Group ratios, the IEA/IBL ratio was lower and non-interest earnings assets were also lower. On a pro forma basis, the infusion of stock proceeds should serve to strengthen the Company’s balance sheet interest rate risk characteristics, given the increases that will be realized in Company’s tangible equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for NB Bancorp and the Peer Group. In general, the comparative fluctuations in the Company’s and the Peer Group’s net interest income ratios were similar in magnitude although the Company appears to benefiting from the increases to the Federal Reserve short term rate targets to a greater extent than the Peer Group based on the interest rate environment that prevailed during the period covered in Table 3.6. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of NB Bancorp’s assets and the proceeds will be substantially deployed into interest-earning assets.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	PEER GROUP ANALYSIS III.16

Table 3.6

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of March 31, 2023 or the Most Recent Date Available

			Balance Sheet Measures
			Tangible		Non-Earn.
			Equity/	IEA/	Assets/	Quarterly Change in Net Interest Income
			Assets	IBL	Assets	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021

			(%)	(%)	(%)	(change in net interest income is annualized in basis points)
NB Financial, Inc.		MA
March 31, 2023			9.5%	107.5%	4.5%	0	3	44	25	0	-69

Comparable Group
Average			11.6%	110.0%	5.0%	-27	-8	19	18	-5	4
Median			10.2%	108.9%	5.4%	-23	-19	11	18	-5	0

Comparable Group
PFS	Provident Financial Services, Inc.	NJ	8.9%	116.3%	2.5%	-17	11	28	18	2	1
NECB	Northeast Community Bancorp, Inc.	NY	17.5%	117.0%	4.6%	3	73	120	47	-21	6
ESSA	ESSA Bancorp, Inc.	PA	10.4%	108.0%	5.9%	-21	-36	47	15	16	-11
BLFY	Blue Foundry Bancorp	NJ	18.3%	117.7%	5.0%	-24	-21	6	24	-4	47
WNEB	Western New England Bancorp, Inc.	MA	8.6%	103.9%	6.4%	-35	8	14	8	4	-10
HIFS	Hingham Institution for Savings	MA	9.3%	109.6%	1.4%	-62	-67	-44	-8	-15	-2
HONE	HarborOne Bancorp, Inc.	MA	9.6%	106.6%	6.9%	-48	-21	4	30	-4	11
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	11.7%	108.9%	5.9%	-31	-17	8	19	-14	-2
TRST	TrustCo Bank Corp NY	NY	10.2%	109.0%	2.7%	-14	18	33	18	-5	4
KRNY	Kearny Financial Corp.	NJ	NA	102.6%	8.9%	-17	-28	-20	5	-6	-2

NA=Change is greater than 100 basis points during the quarter.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology prepared pursuant to the regulatory guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s mutual-to-stock conversion.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the OCC, FRB, the FDIC and state banking agencies, including the Commissioner, specify the pro forma market value methodology for estimating the pro forma market value of a converting mutual institution. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject Company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject Company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

RP® Financial, LC.	VALUATION ANALYSIS IV.2

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the stock issuance process, RP Financial will: (1) review changes in the Company’s operations and financial condition; (2) monitor the Company’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates and the stock market environment, including the market for thrift stocks; and, (4) monitor pending conversion offerings, both regionally and nationally. If material changes should occur prior to the close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all savings and thrift institutions. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including NB Bancorp’s value, the market value of the stocks of publicly traded financial institutions or NB Bancorp’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on appraised value of NB Bancorp coming to market at this time.

RP® Financial, LC.	VALUATION ANALYSIS IV.3

1.            Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group's financial strengths are noted as follows:

•	Overall A/L Composition. Loans funded by retail deposits were the primary components of both NB Bancorp’s and the Peer Group's balance sheets. In comparison to the Peer Group, the Company’s interest-earning asset composition exhibited a slightly higher concentration of loans and a broadly similar diversification into high risk-weight loans. NB Bancorp’s funding composition was similar to the Peer Group as both funded operations primarily with deposits and the level of borrowings was small for both the Company and the Peer Group. Overall, as a percent of assets, the Company maintained a higher level of interest-earning assets and a higher level of interest-bearing liabilities relative to the comparable ratios for the Peer Group, which translated into a slightly higher IEA/IBL ratio for NB Bancorp. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio will realize further improvement relative to the Peer Group’s IEA/IBL ratio. On balance, RP Financial concluded that the overall A/L composition was broadly comparable to the Peer Group.

•	Credit Quality. Both the Company and the Peer Group had relatively favorable asset quality measures with NB Bancorp’s ratios being slightly less favorable in terms of the NPAs/Assets and reservice coverage ratios. Loss reserves maintained as percent of loans receivable equaled 0.87% for the Company, which fell within the range of the Peer Group average and median. Overall, RP Financial concluded that credit risk for the Company was slightly greater given the limited seasoning of the portfolio considering the significant loan portfolio growth in the last two years.

•	Balance Sheet Liquidity. The Company maintained a lower level of cash and investment securities than the Peer Group. The Company’s investment portfolio is classified as AFS and could be sold if necessary. Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as a portion of the net proceeds will initially be held in short-term liquid funds. The Company’s future borrowing capacity was considered to be modestly greater than the Peer Group’s borrowing capacity, as the level of borrowings was modestly lower than the Peer Group’s ratio. Overall, RP Financial concluded that balance sheet liquidity was a slight positive factor in our adjustment for financial condition with the expected addition of the stock conversion proceeds at the completion of the conversion.

•	Funding Liabilities. The Company’s interest-bearing funding composition reflected a slightly higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group median ratios but were broadly comparable overall. Overall, RP Financial concluded that funding liabilities were a neutral factor in our adjustment.

•	Equity. The Company currently operates with a tangible equity/assets ratio lower than the Peer Group’s average and median ratios on a pre-conversion basis. However, following the stock offering, NB Bancorp’s pro forma capital position will exceed the Peer Group’s figures by a material amount. On balance, RP Financial concluded that equity strength was a positive factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS IV.4

On balance, NB Bancorp’s balance sheet strength was considered to be slightly greater than the Peer Group’s balance sheet strength and, thus, a slight upward adjustment was applied for the Company’s financial condition.

2.            Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and prospects to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•	Reported Earnings. The Company’s reported earnings were comparable to the Peer Group’s on a ROAA basis (1.05% of average assets versus an average and median of 1.03% of average assets for the Peer Group). As noted in the Peer Group analysis in Section Three, reported net income was supported by two non-recurring entries and, adjustment for those, estimated core earnings equaled 0.90% of average assets.

•	Core Earnings. The Company’s core earnings are supported by stronger levels of net interest income and an efficient 11 office structure. The Company’s operating expense ratio was modestly above the Peer Group average while non-interest fee income was higher. Overall, the Company’s core earnings were considered to be comparable to the Peer Group’s reported earnings and, thus, RP Financial concluded that this was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•	Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group's net interest income to average assets ratios indicated that a similar degree of volatility was associated with NB Bancorp’s net interest margin although the Company has benefited from recent interest rate increases relative to the Peer Group. The extent to which this will continue to be the case is uncertain. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that are more favorable than the Peer Group’s ratios, as well as enhance the stability of the Company’s net interest margin. Accordingly, on balance, interest rate risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•	Credit Risk. The Company and Peer Group both posses modest credit risk based on key credit quality ratios, though NB Bancorp’s ratios are slightly less favorable. Coupled with the unseasoned nature of a significant portion of commercial real estate and C&I loans, RP Financial concluded that credit risk was a slight negative factor in our adjustment for profitability, growth and viability of earnings for the Company.

RP® Financial, LC.	VALUATION ANALYSIS IV.5

•	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company’s ROAA falls modestly below the Peer Group average and median on a pre-conversion basis although NB Bancorp has been incurring significant expenses related to a number of growth-oriented business plan initiatives. Importantly, the Company is targeting earnings growth related to these initiatives, but there is also execution risk that the objectives can be fully realized and/or may not produce the targeted revenue increase. . In view of the Company’s expansion plans and pro forma capital level, NB Bancorp’s earnings growth potential was considered to be modestly better than the Peer Group. Based on the foregoing considerations, earnings growth potential was a slight favorable factor in our adjustment for profitability, growth and viability of earnings.

•	Return on Equity. Currently, the Company’s core ROE is similar to the Peer Group’s core ROE. While the stock conversion will provide additional capital to facilitate long term growth, the expenses of the stock benefit plans and high pro forma capital levels will depress the ROE until such time as the new capital can be leveraged. Until that time, the Company’s pro forma ROE will be lower than the Peer Group’s ROE.

On balance, NB Bancorp’s pro forma earnings strength was considered to be similar to the Peer Group. Moreover, while the Company’s earnings growth trends are strong, future earnings growth will be dependent upon NB Bancorp’s ability to successfully execute its growth and diversification strategy. This may take several years to fully realize and it entails a degree of execution risk. Coupled with the much higher capital ratio that NB Bancorp will operate with, the ROE will be depressed relative to the Peer Group over at least the next five years based on the projected results in NB Bancorp’s strategic plan. Accordingly, we applied no valuation adjustment for Profitability, Growth and Viability of Earnings.

3.            Asset Growth

The Company achieved asset growth of 29.9% in the twelve months ended March 31, 2023, significantly exceeding the Peer Group average and median asset growth rates 8.2% and 7.4%, respectively. The Company’s growth rates were skewed upward by the acquisition of Eastern Bank’s cannabis business, but even excluding this transaction annual asset growth of approximately 20% continued to exceed the Peer Group measures. Growth for the Company has been broad-based as loans increased by 41% and deposits increased by 26% inclusive. By comparison, the Peer Group’s loans increased by only 15% and deposit balances were relatively flat. Overall, the Company’s recent asset growth trends would tend to be viewed favorably relative to the Peer Group’s asset growth trends in terms of supporting future earnings growth. On a pro forma basis, the Company’s tangible equity-to-assets ratio will be higher than the Peer Group's tangible equity-to-assets ratio, providing the Company with greater leverage capacity as maintained by the Peer Group. Coupled with the adoption and initial implementation of a growth-oriented business plan, a slight upward adjustment was applied for asset growth.

RP® Financial, LC.	VALUATION ANALYSIS IV.6

4.            Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. NB Bancorp serves the Boston Metropolitan Areas focusing on Norfolk, Middlesex and Suffolk Counties where it maintains retail banking office but employing technology and people to essentially extend its market coverage throughout southern New England. Within this market, the Company faces significant competition for loans and deposits from both community-based institutions and larger regional financial institutions, which provide a broader array of services and have significantly larger branch networks. However, the Peer Group companies by virtue of their relatively comparable size relative to NB Bancorp also face numerous and/or large competitors.

Demographic and economic trends and characteristics in the Company’s primary market area are presented in Exhibit III-3 along with Peer Group comparable data. In this regard, the total population of Norfolk, Middlesex and Suffolk Counties is higher than the average and median primary market areas of the Peer Group. While these demographic trends are slightly more favorable for the Company, the per capita income level in Norfolk County is well above the average and median of the Peer Group’s markets. The deposit market share exhibited by the Company in Norfolk County is below the Peer Group average and median, indicative of the larger market within which the Company operates, while several of the Peer Group members operate in smaller demographic areas. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was modestly higher than the unemployment rate reflected for Middlesex County. On balance, we concluded that a slight upward adjustment was appropriate for the Company’s market area.

RP® Financial, LC.	VALUATION ANALYSIS IV.7

RP® Financial, LC.	VALUATION ANALYSIS IV.7

Table 4.1

NB Bancorp, Inc.

Peer Group Market Area Unemployment Rates

		Unemployment
		Rate
	County	March 2023
NB Financial, Inc.	Norfolk, MA	3.6%

Peer Group Average		4.3%

Peer Group
ESSA Bancorp, Inc.	Middlesex, MA	3.3%
Generations Bancorp NY, Inc.	Westchester, NY	3.3%
HV Bancorp, Inc.	Monroe, PA	6.2%
Magyar Bancorp, Inc.	Bergen, NJ	3.4%
Northeast Community Bancorp, Inc.	Hampden, MA	5.3%
PCSB Financial Corporation	Plymouth, MA	4.5%
Provident Bancorp, Inc.	Plymouth, MA	4.5%
Prudential Bancorp, Inc.	Middlesex, NJ	3.6%
Randolph Bancorp, Inc.	Schenectady, NY	3.5%
Western New England Bancorp, Inc.	Essex, NJ	5.0%

Source: S&P Capital IQ.

5.             Dividends

At this time the Company has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions. Nine out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.31% to 6.31%. The average dividend yield on the stocks of the Peer Group institutions equaled 4.32% as of May 19, 2023, reflecting the yield of the nine companies which have a regular dividend policy. Comparatively, as of May 19, 2023, the average dividend yield on the stocks of all fully-converted publicly-traded savings and thrift institutions equaled 3.42%.

Following the conversion, the Company’s capacity to pay dividends is viewed to be comparable to the Peer Group’s capacity to pay dividends based on its pro forma capitalization and earnings levels. On balance, we concluded that no adjustment was warranted for this factor.

RP® Financial, LC.	VALUATION ANALYSIS IV.8

6.             Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. A total of nine of the Peer Group companies trade on NASDAQ while one trades on the NYSE. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $127 million to $1.2 billion as of May 19, 2023, with average and median market values of $410 million and $388 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 2.2 million to 63.7 million, with average and median shares outstanding equal to 32.5 million and 24.8 million, respectively. The Company’s stock offering is expected to provide for a pro forma market value that will approximate the Peer Group average and median. Following the conversion, the Company’s stock will be traded on the NASDAQ Capital Market. Overall, we anticipate that the Company’s stock will have a comparable level of trading as the Peer Group companies on average and, therefore, we concluded that no adjustment was necessary for this factor.

7.             Marketing of the Issue

Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHC’s, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held Company and stock trading history; and (3) the acquisition market. All three of these markets were considered in the valuation of the Company’s to-be-issued stock.

RP® Financial, LC.	VALUATION ANALYSIS IV.9

A.            The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays various stock price indices as of May 19, 2023.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. After a favorable employment report for March supported stock market gains at the beginning of April 2022, stocks turned lower going into mid-April as rate fears mounted in light of data showing that inflation hit another 40-year high in March and the Federal Reserve signaling a more hawkish tone for future interest rate hikes in order to tame inflation. Notwithstanding a stock market rally in the second half of June on signs that economic activity was cooling off, which tempered expectations that the Federal Reserve would implement a series of steep rate hikes, the second quarter of 2022 ended with stocks closing lower and, overall, posting their worst first half of a year in decades.

Stocks opened the third quarter of 2022 trading unevenly ahead of the release of the June employment report. Fears about a recession on the horizon and the June CPI showing inflation recached a four-decade high weighed on stocks going into mid-July, which was followed by a one-day rally to closeout the second full week of trading in July. The one-day rally was fueled by a larger than expected in June retail sales. Second quarter earnings reports drove day-to-day fluctuations in the broader stock market going into the second half of July, which was followed by stocks rallying at the end of July after the Federal Reserve increased its target rate by 0.75% and signaled more tightening was likely this year. Geopolitical tensions in China weighed on stocks at the start of August, which was followed a broader stock market rally through mid-August. Factors contributing to the upswing in stocks included some strong earnings reports and a slowdown in inflation as indicated by the CPI. Stocks snapped a four week winning to close out the third week of August, as fears of additional sharp interest rate increases by the Federal Reserve prompted a multi-day selloff heading into last two weeks of August. After rallying in advance of the Federal Reserve Chairman’s late-August speech on the economy, stocks plummeted to close out August as investors reacted to the Federal Reserve Chairman’s pledge to keep raising interest rates until it was confident that inflation was under control. Expectations that the Federal Reserve remained on track to raise interest rates following the release of the August jobs report provided for an up-and-down market for stocks during the first few days of trading in September. Stocks suffered their worst day in more than two years on September 13th, as a stronger than expected increase in the August CPI raised expectations that the Federal Reserve would move aggressively to combat inflation and, in turn, increase the possibility of a recession. In advance of the Federal Reserve meeting, stocks edged higher, which was followed by a board-based selloff after the Federal Reserve raised its target rate by 0.75% and signaled the need for further rate increases. The DJIA slid into bear market territory to close out the third quarter, as investors confronted new signs of slowing global economic growth, Russia’s attempt to escalate the war in Ukraine and growing certainty that the Federal Reserve will continue to raise rates to fight inflation.

RP® Financial, LC.	VALUATION ANALYSIS IV.10

The broader stock market rebounded at the start of the fourth quarter of 2022, with the DJIA posting its best two-day gain since April 2020. A relative strong jobs report for September 2022 translated into stocks trading lower following the early-October rally, as hopes faded that the Federal Reserve would pursue a less aggressive monetary policy. After NASDAQ moved into bear territory for the second time of 2022, some favorable third quarter earnings reports fueled a broader stock market rally in the second half of October. Overall, the DJIA was up 14% for the month of October, which was its best month since 1976. Stocks traded lower at the start of November in conjunction with the Federal Reserve raising its target rate by another 0.75% and plans to keep raising rates, but potentially in smaller increments. A favorable employment report for October boosted stocks ahead of the mid-term elections, which was followed by a one-day selloff after election day amid uncertainty around the mid-term election results and turmoil in cryptocurrency markets. With the release of the October CPI showing a smaller-than-expected increase, stocks posted their biggest gains in more than two years on November 10th. Trading in the broader stock market was mixed through mid-November, as investor enthusiasm over a potential slowdown in interest rate increases faded. The up and down market continued through the second half of November, with stocks trading lower on worries about a rise in Covid-19 cases in China and then rallying after the Federal Reserve Chairman signaled a potential slowdown in interest rate increases. Economically sensitive shares led the market lower in early-December, as strong economic data increased expectations that the Federal Reserve would continue to raise interest rates throughout 2023. Slowing inflation indicated by November’s CPI fueled a stock market rally heading into mid-December, which was followed by a selloff in mid-December as weak data for retail sales and manufacturing output heightened recession fears. A jump in consumer confidence data for December sparked a one-day rally heading into the last week of 2022, which was followed by an up and down stock market during the final week of the year. Overall, the DJIA closed at 33147.25 on the last day of trading in 2022, a decrease of 8.8% for 2022, while the S&P 500 and the NASDAQ Composite ended 2022 with respective declines of 19.4% and 33.1%.

RP® Financial, LC.	VALUATION ANALYSIS IV.11

Signs that inflation was moderating and the December jobs report showing a slowdown in hiring translated into stocks trending higher during the first two weeks of 2023. A sharp in December retail sales prompted a selloff in the broader stock market heading into the second half of January. Some favorable fourth quarter earnings reports and indications that inflation was moderating contributed to stocks trading higher during the second half of January. All three of the major U.S. stock indexes recorded strong monthly gains, as investors became more confident that Federal Reserve interest rate increases were nearing an end. After a stronger-than-expected jobs report for January stoked fears that interest rate increases could continue longer than anticipated, stocks pulled back in early-February. A general downward trend continued in the broader stock market going into the second half of February, as stronger than expected inflation data further heightened concerns that Federal Reserve tightening would last longer than investors had anticipated. All three of the U.S. stock indexes posted losses for the month of February. Defensive stocks led the market higher at the start of March, which was followed by stocks sinking at the beginning of the second week of March after the Federal Reserve Chairman said the Federal Reserve would likely lift rates more than previously expected to fight inflation. Bank stocks led the market lower to close out the second week of March, as investors reacted to SVB Financial Group reporting a $2 billion loss on the sale of assets following a larger-than-expected decline in deposits and the subsequent takeover of Silicon Valley Bank by the FDIC. With investors remaining on edge about further bank failures and the heightened risk that banking-sector turmoil could tip the U.S. economy into a recession, volatility prevailed in the broader stock market in mid-March. As concerns about the health of the banking sector ebbed, stock generally drifted higher in the closing weeks of the first the quarter with the exception of a one-day selloff that occurred when the Federal Reserve raised its target rate by another 0.25%. The positive trend in the broader stock market generally was sustained during the first half of April, as data suggesting that inflation was easing heightened optimism that the Federal Reserve could be nearing an end to its current round of interest rate increases. Growing fears of an economic slowdown pulled stocks lower heading into late-April, which was followed by stocks rallying at the end of April as a strong round of earnings reports helped the broader stock market to advance for a second month in a row. Stocks faltered at the start of May, as investors moved into safe-haven investments following the takeover of First Republic Bank by regulators and the Federal Reserve’s decision to increase its benchmark rate by another quarter-point. An upbeat jobs report for April propelled stocks higher to close out the first week of May. Major U.S. stock indexes traded in a narrow range to start the third week of May, although the NASDAQ edged up to return to bull-market territory. On May 19, 2023, the DJIA closed at 33426.6, an increase of 6.95% from one year ago and an increase of 0.8% year-to-date, and the NASDAQ closed at 12706.15, an increase of 11.2% from one year ago and an increase of 20.9% year-to-date. The S&P 500 Index closed at 4138.12 on May 19, 2023, an increase of 9.2% from one year ago and an increase of 7.5% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS IV.12

The market for thrift stocks has also experienced varied trends in recent quarters. At the start of the third quarter of 2022, bank stocks showed little movement ahead of the June employment report. Bank stocks traded lower at the start of the second quarter earnings season, as J.P. Morgan’s second quarter earnings report spotlighted concerns about the outlook for the U.S. economy. The one-day rally in the broader stock market in mid-July lifted bank stocks as well, which was in part supported by favorable second quarter earnings reports posted by some large banks. A favorable earnings outlook reported by some banks in their second quarter earnings reports and the rally in the broader stock market following the Federal Reserve’s rate hike helped to sustain a positive trend for financial shares through the second half of July. After edging lower at the start of August, a stronger-than-expected jobs report for July and a slightly slower pace of inflation indicated by the July CPI contributed to financial shares trending higher through mid-August. Bank stocks reversed course and followed the broader stock market lower during the second half of August, as investors assessed the likelihood that the Federal Reserve would continue to move aggressively to tame inflation and the potential that higher interest rates could push the U.S. economy into a protracted economic downturn. After edging lower at the start of September, financial shares traded higher along with the broader stock market heading into mid-September. Financial shares participated in the broader market selloff with the release of the August CPI in mid-September, which indicated that inflation remained elevated and raised expectations that the Federal Reserve would continue to raise rates aggressively in an effort to combat inflation. The downturn in bank stocks accelerated in the second half of September, as fears of an economic slowdown mounted following the Federal Reserve’s 0.75% rate hike and expectations that the Federal Reserve would continue to raise rates for the balance of 2022.

RP® Financial, LC.	VALUATION ANALYSIS IV.13

Financial shares paralleled trends in the broader stock market at the beginning of the fourth quarter of 2022, initially trading up and then retreating with the strong jobs report for September diminishing expectations of an easing in the Federal Reserve’s monetary policy. Bank shares led a mid-October stock market rally, as some large banks posted better-than-expected third quarter earnings. Generally favorable third quarter earnings reports coming out of the banking sector and indications by some Federal Reserve officials that they were considering whether to slow the pace of monetary tightening helped to sustain the positive trend for bank stocks through the end of October. After trading in a narrow range at the beginning of November and through the mid-term elections, bank stocks traded up on the lower-than-expected increase in the October CPI. Financial shares eased lower heading into the second half of November, as stronger-than-expected retail sales for October increased expectations that the Federal Reserve would keep raising interest rates to reduce persistently high inflation. Signs of inflation cooling and the possibility of smaller interest rate increases by the Federal Reserve contributed to bank stocks edging higher during the second half of November, which was followed by bank stocks and other economically shares leading the market lower during the first half of December. Recession worries elevated by indications from the Federal Reserve that it may have to hold interest rates higher for longer than expected was a driving factor that fueled the downturn in bank stocks. In the closing weeks of 2022, bank stocks traded in a narrow range and then edged higher at the end of December. For 2022 overall, the S&P U.S. BMI Banks Index was down 19.4%.

Bank stocks followed the broader stock market’s positive trend during the first half of January 2023 and then retreated heading into the second half of January, as recession worries came into focus on the report that retail sales for December posted their biggest decline in 2022. Prospects that the Federal Reserve would begin to dial back its interest rate increases and fourth quarter GDP data that showed economic growth slowed less than expected provided for a mildly positive trend for bank stocks in the second half of January, which continued into early-February as the quarter-point rate hike by the Federal Reserve was in line with expectations. Fourth quarter earnings season translated into a narrow trading range for bank stocks through mid-February, which was followed by bank stocks trading lower along with the selloff in the broader stock market as inflation data raised expectations that the Federal Reserve would keep interest rates higher for longer than had been anticipated. A generally stable market prevailed for bank stocks at the end of February and into early-March, which was followed by a sharp selloff in the banking sector through mid-March. The selloff was ignited by the collapse of Silicon Valley Bank followed by the failure of Signature Bank, which raised fears that more banks could be in trouble. Bank shares closed out the last two weeks of the first quarter trading in a narrow range, as concerns about the health of the banking sector eased and the FDIC completed the sale of Silicon Valley Bank to First Citizens Bancshares. Data indicating that the labor market was softening translated into bank stocks trading lower at the start of the second quarter, which was followed by an upswing in bank stocks through mid-April. Factors contributing to the positive trend in bank stocks included a stronger-than-expected jobs report for March, data showing a slower pace of inflation and some big banks reporting better-than-expected earnings at the start of the first quarter earnings season. Heightened recession fears pressured financial shares lower in the second half of April, which was followed by a more pronounced selloff in bank stocks at the beginning of May. Persistent worries about regional banks and the economy were noted factors that fueled the retreat in bank stocks. The better-than-expected employment report for April helped banks stocks to reverse course and rally along with the broader stock market to close out the first week of May. However, the rally could not be sustained as ongoing concerns regarding liquidity issues and the direction of future earnings weighed in on financial issues through mid May. On May 19, 2023, the S&P U.S. BMI Banks Index closed at 125.1, a decrease of 15.6% from one year ago and a decrease of 15.7% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS IV.14

B.             The New Issue Market

In addition to stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

RP® Financial, LC.	VALUATION ANALYSIS IV.15

As shown in Table 4.2, three standard conversion offerings, one second-step offering and one first-step MHC offering were completed since the beginning of 2022 and one second-step offering has been completed during 2023. The most recent standard conversion offering was completed by ECB Bancorp, Inc. of Massachusetts which was completed in July 2022. ECB Bancorp’s offering was smaller in size in comparison to NB Bancorp’s offering and closed between the minimum and the midpoint of the offering range pro forma price/tangible book ratio of 59.3%. While ECB Bancorp’s stock price closed up 41.3% after its first week of trading, the price has subsequently diminished to 8.8% above the IPO price as of May 19, 2023. As a group, the three recent standard conversion offerings closed at a pro forma P/TB ratio of 56.9% based on the average and 59.3% based on the median.

C.             The Acquisition Market

Also considered in the valuation was the potential impact on NB Bancorp’s holding company’s stock price of recently completed and pending acquisitions of other savings institutions operating in Massachusetts. As shown in Exhibit IV-4, there have been 24 bank and thrift acquisitions completed from the beginning of 2018 through year-to-date 2023, of which 13 involved thrift/savings institutions. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence NB Bancorp’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in NB Bancorp’s stock would tend to be less compared to the stocks of the Peer Group companies.

* * * * * * * * * * *

RP® Financial, LC.	VALUATION ANALYSIS IV.16

Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed in Since January 1, 2022

			Pre-Conversion Data				Offering Information
Institutional Information			Financial Info.		Asset Quality		Excluding Foundation
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)
Standard Conversions
ECB Bancorp, Inc., MA	7/28/22	ECBK-NASDAQ	$689	11.42%	0.11%	589%	$89.2	100%	96%	2.7%
VWF Bancorp, Inc., OH	7/14/22	VWFB-OTCQB	$137	17.62%	0.17%	96%	$19.2	100%	87%	7.8%
NSTS Bancorp, Inc., IL	1/19/22	NSTS-NASDAQ	$260	17.68%	0.70%	529%	$52.9	100%	132%	3.7%

Averages - Standard Conversions:			$362	15.57%	0.33%	405%	$53.8	100%	105%	4.7%
Medians - Standard Conversions:			$260	17.62%	0.17%	529%	$52.9	100%	96%	3.7%
Mutual Holding Companies
CFSB Bancorp, Inc., MA*	1/13/22	CFSB-NASDAQ	$337	14.56%	0.00%	NM	$28.0	43%	130%	5.4%

Averages - MHC Conversions:			$337	14.56%	0.00%	NM	$28.0	43%	130%	5.4%
Medians - MHC Conversions:			$337	14.56%	0.00%	NM	$28.0	43%	130%	5.4%

			Contribution to		Insider Purchases
			Char. Found.		% Off Incl. Fdn.+Merger Shares
Institutional Information				% of	Benefit Plans				Initial
	Conversion			Public Off.		Recog.	Stk	Mgmt.&	Div.
Institution	Date	Ticker	Form	Inc. Fdn.	ESOP	Plans	Option	Dirs.	Yield
				(%)	(%)	(%)	(%)	(%)(1)	(%)
Standard Conversions
ECB Bancorp, Inc., MA	7/28/22	ECBK-NASDAQ	C/S	$600/2.83%	8.0%	4.0%	10.0%	3.8%	0.00%
VWF Bancorp, Inc., OH	7/14/22	VWFB-OTCQB	N.A.	N.A.	8.0%	4.0%	10.0%	25.1%	0.00%
NSTS Bancorp, Inc., IL	1/19/22	NSTS-NASDAQ	C/S	$150/2.00%	8.0%	4.0%	10.0%	5.0%	0.00%

Averages - Standard Conversions:			N.A.	N.A.	8.0%	4.0%	10.0%	11.3%	0.00%
Medians - Standard Conversions:			N.A.	N.A.	8.0%	4.0%	10.0%	5.0%	0.00%
Mutual Holding Companies
CFSB Bancorp, Inc., MA*	1/13/22	CFSB-NASDAQ	C/S	$250/4.44%	8.7%	4.4%	10.9%	5.2%	0.00%

Averages - MHC Conversions:			N.A.	N.A.	8.7%	4.4%	10.9%	5.2%	0.00%
Medians - MHC Conversions:			N.A.	N.A.	8.7%	4.4%	10.9%	5.2%	0.00%

											Post-IPO Pricing Trends
			Pro Forma Data								Closing Price:
Institutional Information			Pricing Ratios(2)(5)				Financial Charac.				After
	Conversion			Core			Core		Core	IPO	First	%	Thru	%
Institution	Date	Ticker	P/TB	P/E		P/A	ROA	TE/A	ROE	Price	Week(3)	Chg	5/19/23	Chg
			(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)
Standard Conversions
ECB Bancorp, Inc., MA	7/28/22	ECBK-NASDAQ	59.3%	19.1	x	12.0%	0.6%	20.2%	3.1%	$10.00	$14.13	41.3%	$10.88	8.8%
VWF Bancorp, Inc., OH	7/14/22	VWFB-OTCQB	51.8%	NM		12.8%	0.1%	24.8%	0.3%	$10.00	$14.50	45.0%	$13.55	35.5%
NSTS Bancorp, Inc., IL	1/19/22	NSTS-NASDAQ	59.5%	NM		17.7%	-0.2%	29.8%	-0.6%	$10.00	$12.30	23.0%	$8.70	-13.1%

Averages - Standard Conversions:			56.9%	19.1	x	14.2%	0.2%	24.9%	0.9%	$10.00	$13.64	36.4%	$11.04	10.4%
Medians - Standard Conversions:			59.3%	19.1	x	12.8%	0.1%	24.8%	0.3%	$10.00	$14.13	41.3%	$10.88	8.8%
Mutual Holding Companies
CFSB Bancorp, Inc., MA*	1/13/22	CFSB-NASDAQ	63.2%	75.4	x	16.7%	0.3%	20.0%	1.6%	$10.00	$10.65	6.5%	$7.13	-28.7%

Averages - MHC Conversions:			63.2%	75.4	x	16.7%	0.3%	20.0%	1.6%	$10.00	$10.65	6.5%	$7.13	-28.7%
Medians - MHC Conversions:			63.2%	75.4	x	16.7%	0.3%	20.0%	1.6%	$10.00	$10.65	6.5%	$7.13	-28.7%

Note:  * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1) As a percent of MHC offering for MHC transactions.	(5) Mutual holding company pro forma data on full conversion basis.
(2) Does not take into account the adoption of SOP 93-6.	(6) Simultaneously completed acquisition of another financial institution.
(3) Latest price if offering is less than one week old.	(7) Simultaneously converted to a commercial bank charter.
(4) Latest price if offering is more than one week but less than one month old.	(8) Former credit union.	May 19, 2023

RP® Financial, LC.	VALUATION ANALYSIS IV.17

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Overall, volatile market conditions including several recent large bank failures have led to selloffs in a range of 15% on both a year to date and trailing twelve-month basis. Coupled with initiatives by the Federal Reserve to get inflation under control, these factors have led to unusual market volatility. Taking these factors and trends into account, RP Financial concluded that a moderate downward adjustment was appropriate in the valuation analysis for purpose of marketing of the issue.

8.	Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. In the most recent year, the Company has commenced making a significant investment in management through hiring senior level management to fill certain key positions and retraining certain other key officers to facilitate implementation of the Company’s strategic plan. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted, FDIC insured institution, Needham Bank and NB Bancorp will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects NB Bancorp’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

RP® Financial, LC.	VALUATION ANALYSIS IV.18

Valuation Adjustments

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	No Adjustment
Asset Growth	Slight Upward
Primary Market Area	Slight Upward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Moderate Downward
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FDIC and the Massachusetts Division of Banks. i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches – all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters as incorporated into the offering prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses and for the foundation contribution. The assumptions for the transaction have been summarized in Exhibits IV-7 and IV-8.

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings. RP Financial’s valuation placed an emphasis on the following:

●	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. In the short term, however, until such time as the new capital has been fully deployed and leveraged, the P/E approach has less impact on pro forma market value. While they were considered in the valuation, pro forma P/E multiples received less weight than book value based approaches.

●	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

RP® Financial, LC.	VALUATION ANALYSIS IV.19

●	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Company will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of May 19, 2023, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $312,500,000 at the midpoint, equal to $31,250,000 shares offered at a price of $10.00 per share.

1.             Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. The Company’s reported earnings equaled $34.5 million for the twelve months ended March 31, 2023. As noted in the financial analysis in Section One, the only material non-recurring expenses were related to a bargain purchase gain on the purchase of the cannabis business and pandemic related earnings retention credits. Excluding the foregoing items on a tax-effected basis resulted in a core earnings figure of $31.2 million for the twelve months ended March 31, 2023. In applying this technique, we considered both reported and core earnings and, placing greater emphasis on core earnings, adjusted historical earnings to reflect the estimated after-tax earnings benefit of the reinvestment of the net proceeds and the estimated after-tax expenses of implementing stock-based benefit plans. It is these pro forma earnings figures, reflecting the impact of the conversion, that are used in calculating pro forma P/E multiples.

RP® Financial, LC.	VALUATION ANALYSIS IV.20

Based on the Company’s estimated core earnings and incorporating the impact of the conversion, the Company’s pro forma reported and core P/E multiples at the $312.5 million midpoint value were 8.75x and 9.67x (see Table 4.3). Compared to the Peer Group’s average and median reported earnings multiples of 8.00x and 7.15x, respectively, the Company’s midpoint P/E multiple reflected a premium of 9.3% and 22.4%. And compared to the Peer Group’s average and median core earnings multiples of 7.34x and 7.15x, respectively, the Company’s midpoint P/E multiple reflected a premium of 31.8% and 35.3%. The Company’s pro forma P/E multiples based on core earnings at the minimum and the supermaximum equaled 8.27x and 12.63x, respectively, reflecting premiums of 72.1% and 12.7% relative to the Peer Group average (of 7.34x).

2.             Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating pro forma market value by applying a valuation P/B ratio to the Company’s pro forma book value. As of March 31, 2023, the Company’s historical book value and tangible book value was $351.8 million. To arrive at pro forma book value, historical book value was adjusted to reflect the addition of the conversion net proceeds, the impact of funding the foundation, and the accounting entries related to the stock-based benefit plans. Based on the $312.5 million midpoint, the Company’s pro forma P/B and P/TB ratios both equaled 51.23%. In comparison to the average P/B and P/TB ratios for the Peer Group of 70.75% and 77.46%, the Company’s ratios reflected a discount of 27.6% on a P/B basis and a discount of 33.9% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 65.08% and 71.57%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 21.3% and 28.4%, respectively. At the top of the supermaximum, the Company’s P/B and P/TB ratios both equaled 59.52%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the supermaximum reflected discounts of 15.9% and 23.2%, respectively. The discounts reflected under the P/B approach were supported by premiums indicated in the P/E approaches that ranged from 9% to 35% based on the midpoint valuation and 43% to 77% at the supermaximum.

RP® Financial, LC.	VALUATION ANALYSIS IV.21

3.             Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base. As of March 31, 2023, the Company’s historical assets were $3.716 billion. To arrive at pro forma assets, historical assets were adjusted to reflect the addition of the conversion net proceeds, the impact of funding the foundation, and the accounting entries related to the stock-based benefit plans. Although the P/A approach conservatively assumes no deposit withdrawals are made to fund stock purchases, in all likelihood there will be deposit withdrawals that will understate the pro forma P/A ratio computed herein under this approach. At the $312.5 million midpoint of the valuation range, the Company’s value equaled 7.86% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 8.27%, which implies a discount of 4.9% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 8.39%, the Company’s pro forma P/A ratio at the midpoint value reflects a discount of 6.2%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The most relevant recent conversion was undertaken by ECB Bancorp of Everett, Massachusetts raising gross proceeds of $89.2 million upon completion of its conversion in July 2022. ECB Bancorp completed its conversion at a pro forma P/TB ratio of 59.3%, but this was completed prior to the significant selloff in financial institution stocks as a result of the failure of three banks including Silicon Valley Bank. We also considered ECB Bancorp’s recent trading including the fact that as of May 19, 2023, ECB Bancorp was trading 8.8% above its IPO price at $10.88 per share, and at a 61.34% price/tangible book value ratio, even after nearly 10 months of trading. At the midpoint of the offering range, NB Bancorp’s pro forma P/TB ratio is discounted by ECB Bancorp’s current P/TB ratio and is at substantial parity to ECB Bancorp’s P/TB ratio at the supermaximum of the offering range.

RP® Financial, LC.	VALUATION ANALYSIS IV.22

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of May 19, 2023, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $312,500,000 at the midpoint, equal to $31,250,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range applied to the midpoint of the offering including the shares issued to the Foundation equal to 4 percent of the pro forma shares outstanding, indicates a minimum market value of $265,625,000 and a maximum market value of $359,375,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 26,562,500 at the minimum and 35,937,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $413,281,250 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 41,328,125. Based on this valuation range, the offering range is as follows: $255,000,000 at the minimum, $300,000,000 at the midpoint, $345,000,000 at the maximum and $396,750,000 at the super maximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 25,500,000 at the minimum, 30,000,000 at the midpoint, 34,500,000 at the maximum and 39,675,000 at the super maximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

RP® Financial, LC.	VALUATION ANALYSIS IV.23

Table 4.3

Public Market Pricing Versus Peer Group

NB Bancorp, Inc.

As of May 19, 2023

			Market		Per Share Data
			Capitalization		Core	Book
			Price/	Market	12 Month	Value/	Pricing Ratios(3)
			Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)
NB Bancorp, Inc.
Supermaximum			$10.00	$413.28	$0.87	$16.80	11.44x	59.52%	10.18%	59.52%	12.63x
Maximum			$10.00	$359.38	$1.00	$18.06	10.01x	55.37%	8.95%	55.37%	11.06x
Midpoint			$10.00	$312.50	$1.14	$19.52	8.75x	51.23%	7.86%	51.23%	9.67x
Minimum			$10.00	$265.63	$1.34	$21.48	7.48x	46.55%	6.75%	46.55%	8.27x

Valuation Peer Group
Averages			$30.25	$409.58	$3.54	$34.04	8.00	70.75%	8.27%	77.46%	7.34
Medians			$11.44	$388.35	$1.69	$16.07	7.15	65.08%	8.39%	71.57%	7.15

All Fully-Converted, Publicly-Traded Institutions
BLFY	Blue Foundry Bancorp	NJ	$9.01	$246.74	$0.02	$14.08	NM	63.97%	11.74%	64.10%	NM
ESSA	ESSA Bancorp, Inc.	PA	$13.10	$127.22	$2.11	$21.03	6.27x	62.28%	6.41%	66.54%	6.22x
HIFS	Hingham Institution for Savings	MA	$192.34	$413.42	$20.58	$182.89	12.39x	105.17%	9.83%	105.17%	9.35x
HONE	HarborOne Bancorp, Inc.	MA	$8.06	$363.29	$0.91	$12.74	9.16x	63.24%	6.52%	71.85%	8.85x
KRNY	Kearny Financial Corp.	NJ	$6.97	$443.82	$0.79	$12.99	11.43x	53.65%	5.32%	71.29%	8.80x
NECB	Northeast Community Bancorp, Inc.	NY	$12.94	$179.96	$2.21	$17.13	6.02x	75.55%	11.98%	75.61%	5.86x
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	$9.93	$462.04	$1.28	$15.00	7.76x	66.18%	8.16%	70.34%	7.74x
PFS	Provident Financial Services, Inc.	NJ	$15.83	$1,186.65	$2.39	$21.73	6.85x	72.84%	8.61%	101.25%	6.63x
TRST	TrustCo Bank Corp NY	NY	$28.41	$540.48	$3.98	$32.31	7.15x	87.93%	8.94%	88.01%	7.15x
WNEB	Western New England Bancorp, Inc.	MA	$5.95	$132.15	$1.09	$10.50	5.00x	56.66%	5.16%	60.44%	5.47x

		Dividends(4)			Financial Characteristics(6)
		Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported (5)		Core (5)		Offering
		Share	Yield	Ratio	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	Value
		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)
NB Bancorp, Inc.
Supermaximum		$0.00	0.00%	0.00%	$4,059	17.11%	17.11%	0.50%	0.89%	5.20%	0.81%	4.71%	$396.75
Maximum		$0.00	0.00%	0.00%	$4,013	16.17%	16.17%	0.50%	0.89%	5.53%	0.81%	5.01%	$345.00
Midpoint		$0.00	0.00%	0.00%	$3,974	15.35%	15.35%	0.51%	0.90%	5.85%	0.81%	5.30%	$300.00
Minimum		$0.00	0.00%	0.00%	$3,935	14.50%	14.50%	0.51%	0.90%	6.22%	0.82%	5.63%	$255.00

Valuation Peer Group
Averages		$0.81	4.32%	33.81%	$5,177	12.08%	11.60%	0.43%	1.03%	8.54%	1.08%	8.96%
Medians		$0.52	4.71%	32.39%	$4,889	10.89%	10.16%	0.39%	1.03%	9.18%	1.07%	10.12%

All Fully-Converted, Publicly-Traded Institutions
BLFY	Blue Foundry Bancorp	NA	NA	NA	$2,101	18.36%	18.33%	0.37%	0.03%	0.16%	0.03%	0.15%
ESSA	ESSA Bancorp, Inc.	$0.60	4.58%	28.71%	$1,986	11.02%	10.39%	0.75%	1.08%	9.43%	1.09%	9.50%
HIFS	Hingham Institution for Savings	$2.52	1.31%	19.90%	$4,206	9.34%	9.34%	0.01%	0.86%	8.93%	1.14%	11.84%
HONE	HarborOne Bancorp, Inc.	$0.30	3.72%	32.39%	$5,573	10.76%	9.60%	NA	0.82%	6.49%	0.84%	6.71%
KRNY	Kearny Financial Corp.	$0.44	6.31%	72.13%	$8,349	10.37%	NA	0.81%	0.51%	4.51%	0.66%	5.84%
NECB	Northeast Community Bancorp, Inc.	$0.24	1.85%	11.16%	$1,503	17.47%	17.46%	NA	2.44%	12.41%	2.51%	12.76%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	$0.52	5.24%	40.63%	$5,663	12.33%	11.68%	0.16%	1.04%	8.33%	1.04%	8.35%
PFS	Provident Financial Services, Inc.	$0.96	6.06%	41.56%	$13,779	11.90%	8.86%	0.39%	1.26%	10.74%	1.29%	10.99%
TRST	TrustCo Bank Corp NY	$1.44	5.07%	35.97%	$6,046	10.17%	10.16%	0.49%	1.24%	12.66%	1.24%	12.66%
WNEB	Western New England Bancorp, Inc.	$0.28	4.71%	21.85%	$2,562	9.10%	8.58%	NA	1.01%	11.74%	0.93%	10.75%

(1)  Closing price at date indicated, market value equal to public (minority shares) times current stock price.

(2)  Core earnings reflect net income less non-recurring items

(3)  P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.

(4)  Dividend is as of most recent quarterly dividend.   Indicated 12 month dividend as a percent of trailing 12 month earnings.

(5)  ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)  Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

(7) Current Quarter is March 31, 2023, footnote reflects data as of December 31, 2022, or most recent date

Source:	S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

EXHIBITS

RP® Financial, LC.

LIST OF EXHIBITS

Exhibit
Number	Description

I-1	Map of Branch Office Network

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Investment Securities

I-5	Yields and Costs

I-6	Loan Loss Allowance Activity

I-7	Interest Rate Risk Analysis

I-8	Fixed Rate and Adjustable Rate Loans

I-9	Loan Portfolio Composition

I-10	Contractual Maturity By Loan Type

I-11	Non-Performing Assets

I-12	Deposit Composition

I-13	CDs >$250,000 in balance by Maturity

I-14	Borrowings Details

II-1	Historical Interest Rates

II-2	Market Area Demographic/Economic Information

III-1	General Characteristics of Publicly-Traded Savings Institutions

III-2	Publicly Traded MidAtlantic and New England Thrifts

III-3	Peer Group Summary Demographic and Deposit Market Share Data

LIST OF EXHIBITS (continued)

Exhibit
Number	Description

IV-1	Thrift Stock Prices: As of May 19, 2023

IV-2	Historical Stock Price Indices

IV-3	Historical Thrift Stock Indices

IV-4	Market Area Acquisition Activity

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet

IV-8	Pro Forma Effect of Conversion Proceeds

V-1	Firm Qualifications Statement

EXHIBIT I-1

NB Bancorp, Inc.

Map of Branch Office Network

EXHIBIT I-2

NB Bancorp, Inc.

Audited Financial Statements

(Incorporated by Reference)

EXHIBIT I-3

NB Bancorp, Inc.

Key Operating Ratios

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2023	2022	2022	2021
Performance Ratios:
Return on average assets (1)	0.99%	0.60%	0.96%	0.76%
Return on average equity (1)	10.22%	5.29%	9.06%	6.82%
Interest rate spread (2)	3.13%	2.98%	3.33%	2.69%
Net interest margin (1)(3)	3.61%	3.06%	3.49%	2.81%
Non-interest expense to average assets (1)	2.56%	2.30%	2.28%	2.00%
Efficiency ratio (4)	61.8%	72.4%	62.3%	65.8%
Average interest-earning assets to average interest-bearing liabilities	127.5%	127.7%	132.2%	126.5%

Capital Ratios:
Community bank leverage ratio	10.07%	11.49%	10.49%	11.23%
Average equity to average assets	9.66%	11.33%	10.64%	11.11%

Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans	0.87%	0.83%	0.83%	0.88%
Allowance for credit losses as a percentage of non-performing loans	213%	389%	192%	307%
Net (charge-offs) recoveries to average outstanding loans during the period (1)	(0.04)%	0.00%	0.00%	(0.16)%
Non-performing loans as a percentage of total loans	0.41%	0.21%	0.43%	0.29%
Non-performing loans as a percentage of total assets	0.35%	0.17%	0.36%	0.21%
Total non-performing assets as a percentage of total assets	0.35%	0.17%	0.36%	0.21%

Other:
Number of offices	13	12	13	12
Number of full-time equivalent employees	317	265	307	257

(1)	Annualized where appropriate.
(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents noninterest expenses divided by the sum of net interest income and noninterest income.

Source: Prospectus.

EXHIBIT I-4

NB Bancorp, Inc.

Investment Securities

Available for Sale - The amortized cost and estimated fair values of securities classified as Available-for-Sale ("AFS") are as follows:

	Amortized	Unrealized	Unrealized	Fair Value/
	Cost	Gain	Loss	Carrying Value
December 31, 2022	(In thousands)
Debt Securities:

U.S. Treasury securities	$111,953	$43	$(5,195)	$106,801
Agency mortgage-backed securities	14,123	3	(1,985)	12,141
Agency collateralized mortgage obligations	3,749	-	(676)	3,073
Corporate bonds	110,886	-	(9,079)	101,807
Municipal obligations	23,313	-	(1,655)	21,658
	$264,024	$46	$(18,590)	$245,480

Maturities of Debt Securities – A schedule of the contractual maturities of debt securities by fair value and amortized cost as of December 31, 2022 is as follows:

	Available-for-Sale
	Amortized Cost	Fair Value
	(In thousands)

Within one year	$68,882	$67,763
Over one year to five years	132,752	122,020
Over five years to ten years	41,518	37,483
	246,152	230,266
Agency mortgage-backed securities	14,123	12,141
Agency collateralized mortgage obligations	3,749	3,073
	$264,024	$245,480

Source: Audited Financial Statements.

EXHIBIT I-5

NB Bancorp, Inc.

Yields and Costs

	For the Three Months Ended March 31,
	2023			2022
	Average Outstanding Balance	Interest	Average Yield/Rate (1)	Average Outstanding Balance	Interest	Average Yield/Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans	$3,099,605	$43,552	5.70%	$2,182,007	$22,143	4.12%
Securities	252,895	1,109	1.78%	264,944	965	1.48%
Other investments	37,905	196	2.10%	23,427	94	1.63%
Short-term investments	57,491	603	4.25%	347,955	141	0.16%
Total interest-earning assets	3,447,896	45,460	5.35%	2,818,333	23,343	3.36%
Non-interest-earning assets	174,088			92,388
Allowance for credit losses	(26,302)			(18,497)
Total assets	$3,595,682			$2,892,225

Interest-bearing liabilities:
Savings accounts	$159,087	20	0.05%	$166,296	21	0.05%
NOW accounts	368,795	65	0.07%	397,998	89	0.09%
Money market accounts	654,043	2,535	1.57%	740,149	397	0.22%
Certificates of deposit and individual retirement accounts	1,322,760	9,673	2.97%	902,411	1,577	0.71%
Total interest-bearing deposits	2,504,685	12,293	1.99%	2,206,854	2,084	0.38%
FHLB advances	200,194	2,506	5.01%	297	2	2.73%
Total interest-bearing liabilities	2,704,879	14,799	2.22%	2,207,151	2,086	0.38%
Non-interest-bearing deposits	472,788			327,315
Other non-interest-bearing liabilities	70,674			30,206
Total liabilities	3,248,341			2,564,672
Equity	347,342			327,553
Total liabilities and equity	$3,595,682			$2,892,225
Net interest income		$30,661			$21,257
Net interest rate spread (2)			3.13%			2.98%
Net interest-earning assets (3)	$743,017			$611,183
Net interest margin (4)			3.61%			3.06%

Average interest-earning assets to interest-bearing liabilities	127.47%			127.69%

(1)	Annualized
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Source: Prospectus

	For the Years Ended December 31,
	2022			2021
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$2,485,182	$113,760	4.58%	$2,122,519	$85,873	4.05%
Securities	324,567	4,954	1.53%	194,316	3,738	1.92%
Other investments	27,522	656	2.38%	35,733	475	1.33%
Short-term investments	168,190	1,142	0.68%	423,533	555	0.13%
Total interest-earning assets	3,005,461	120,512	4.01%	$2,776,101	90,641	3.27%
Non-interest-earning assets	133,851			88,581
Allowance for loan losses	(20,422)			(17,981)
Total assets	$3,118,890			$2,846,701

Interest-bearing liabilities:
Savings accounts	$166,905	84	0.05%	$146,921	99	0.07%
NOW accounts	402,110	328	0.08%	361,633	423	0.12%
Money market accounts	768,487	2,466	0.32%	644,358	2,117	0.33%
Certificates of deposit and individual retirement accounts	848,500	9,811	1.16%	978,353	7,951	0.81%
Total interest-bearing deposits	2,186,003	12,689	0.58%	2,131,265	10,590	0.50%
FHLB advances	88,344	2,859	3.24%	63,607	2,040	3.21%
Total interest-bearing liabilities	2,274,347	15,548	0.68%	2,194,872	12,630	0.58%
Non-interest-bearing deposits	464,461			303,959
Other non-interest-bearing liabilities	48,210			31,522
Total liabilities	2,787,018			2,530,353
Equity	331,872			316,348
Total liabilities and equity	$3,118,890			$2,846,701
Net interest income		$104,964			$78,011
Net interest rate spread (1)			3.33%			2.69%
Net interest-earning assets (2)	$731,114			$581,229
Net interest margin (3)			3.49%			2.81%
Average interest-earning assets to interest-bearing liabilities	132.15%			126.48%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Source: Prospectus

EXHIBIT I-6

NB Bancorp, Inc.

Loan Loss Allowance Activity

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2023	2022	2022	2021
	(Dollars in thousands)

Allowance for credit losses at beginning of period	$25,028	$18,415	$18,415	$19,845
Allowance for credit losses implementation	1,159	-	-	-
Provision for credit losses	2,072	400	6,700	2,050
Charge-offs:
Real estate loans:
One- to four-family residential	-	-	(35)	(62)
Home equity loans and lines of credit	-	-	-	-
Commercial	-	-	-	(3,415)
Construction and land development	-	-	-	-
Commercial and industrial loans	-	-	-	(113)
Consumer loans	(637)	(25)	(287)	-
Total charge-offs	(637)	(25)	(322)	(3,590)

Recoveries:
Real estate loans:
One- to four-family residential	-	33	33	-
Home equity loans and lines of credit	-	-	-	-
Commercial	12	12	48	48
Construction and land development	-	-	-	-
Commercial and industrial loans	-	-	-	62
Consumer loans	297	-	154	-
Total recoveries	309	45	235	110

Net (charge-offs) recoveries	(328)	20	(87)	(3,480)

Allowance at end of period	$27,931	$18,835	$25,028	$18,415

Allowance to non-performing loans	213%	389%	192%	307%
Allowance to total loans outstanding at the end of the period	0.87%	0.83%	0.83%	0.88%
Net (charge-offs) recoveries to average loans outstanding during the period (1)	(0.04)%	0.00%	0.00%	(0.16)%

(1)	Annualized at and for the three months ended March 31, 2023 and 2022.

Source: Prospectus.

EXHIBIT I-7

NB Bancorp, Inc.

Interest Rate Risk Analysis

At March 31, 2023
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
300	$359	0.3%
200	359	0.3%
100	718	0.6%
Level	119,616	n/a %
(100)	(1,675)	(1.4)%
(200)	(3,349)	(2.8)%
(300)	(5,742)	(4.8)%

At March 31, 2023
Change in Interest	Estimated	Estimated Increase (Decrease) in EVE
Rates (basis points) (1)	EVE (2)	Amount	Percent

(Dollars in thousands)
300	$476,917	$4,553	1.0%
200	479,388	7,024	1.5%
100	478,426	6,062	1.3%
Level	472,364	n/a	n/a %
(100)	457,197	(15,167)	(3.2)%
(200)	431,748	(40,616)	(8.6)%
(300)	394,632	(77,732)	(16.5)%

(1)   Assumes an immediate uniform change in interest rates at all maturities.

(2)   EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

(3)   Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)   EVE Ratio represents EVE divided by the present value of assets.

Source: Prospectus.

EXHIBIT I-8

NB Bancorp, Inc.

Fixed Rate and Adjustable Rate Loans

	Due After March 31, 2024
	Fixed	Adjustable	Total
	(In thousands)

Real estate loans:
One- to four-family residential	$495,376	$457,166	$952,543
Home equity loans and lines of credit	-	-	-
Commercial real estate and multifamily	223,437	798,981	1,022,417
Construction and land development	44,789	302,872	347,661
Commercial and industrial loans	53,307	162,850	216,156
Consumer loans	120,807	1,442	122,250
Total loans	$937,716	$1,723,311	$2,661,027

Source: Prospectus.

EXHIBIT I-9

NB Bancorp, Inc.

Loan Portfolio Composition

	At March 31,		At December 31,
	2023		2022		2021
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Real estate loans:
One- to four-family residential	$972,873	30.3%	$932,436	30.9%	$801,690	38.1%
Home equity loans and lines of credit	75,674	2.4	75,226	2.5	52,986	2.5
Commercial real estate and multifamily	1,090,208	33.9	1,012,023	33.6	642,702	30.6
Construction and land development	544,972	16.9	552,375	18.3	449,109	21.4
Commercial and industrial loans	338,936	10.5	247,361	8.2	116,878	5.5
Consumer loans	192,907	6.0	196,535	6.5	39,380	1.9
		100%		100%		100%
Less:
Net deferred loan fees	(1,561)		(511)		2,011
Allowance for credit losses	(27,931)		(25,028)		(18,415)
Loans, net	$3,186,078		$2,990,417		$2,086,341

Source: Prospectus.

EXHIBIT I-10

NB Bancorp, Inc.

Contractual Maturity By Loan Type

	One- to four-family residential	Home Equity Loans and Lines of Credit	Commercial Real Estate and multifamily	Construction and Land Development	Commercial and Industrial	Consumer Loans
	(In thousands)
Amounts due in:
One year or less	$20,330	$75,674	$67,791	$197,311	$122,780	$70,657
After one through five years	22,015	-	266,344	313,441	80,916	120,795
After five through 15 years	66,401	-	333,901	21,079	124,628	490
More than 15 years	864,127	-	422,172	13,141	10,612	965
Total	$972,873	$75,674	$1,090,208	$544,972	$338,936	$192,907

Source: Prospectus.

EXHIBIT I-11

NB Bancorp, Inc.

Non-Performing Assets

	At March 31,	At December 31,
	2023	2022	2021
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$5,748	$5,579	$3,384
Home equity loans and lines of credit	570	818	370
Commercial	670	670	542
Construction and land development	10	10	409
Commercial and industrial loans	5,077	5,086	945
Consumer loans	1,011	859	358
Total non-accrual loans	$13,086	$13,022	$6,008

Total non-accrual loans to total loans (1)	0.41%	0.43%	0.29%
Total non-performing loans to total loans	0.41%	0.43%	0.29%
Total non-performing assets to total assets	0.35%	0.36%	0.21%

(1)	Includes both non-accrual loans and non-accruing troubled debt restructured loans.

Source: Prospectus.

.

EXHIBIT I-12

NB Bancorp, Inc.

Deposit Composition

	At March 31,			At December 31,
	2023			2022			2021
	Amount	Percent	Average Rate	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in thousands)

Noninterest-bearing demand deposits	$516,771	16.5%	0.00%	$445,518	15.4%	0.00%	$324,392	12.6%	0.00%
Savings accounts	145,768	4.6	0.05%	163,257	5.7	0.05%	160,098	6.2	0.05%
NOW accounts	384,245	12.2	0.07%	408,894	14.2	0.07%	419,285	16.4	0.09%
Money market accounts	763,595	24.3	2.25%	659,455	22.8	1.12%	699,309	27.3	0.22%
Certificates of deposit and individual retirement accounts	1,330,460	42.4	3.34%	1,209,619	41.9	2.67%	961,454	37.5	0.60%
Total	$3,140,839	100%	1.97%	$2,886,743	100%	1.38%	$2,564,538	100%	0.30%

Source: Prospectus.

EXHIBIT I-13

NB Bancorp, Inc.

CDs >$250,000 in Balance by Maturity
As of March 31, 2023

As of March 31, 2023, December 31, 2022 and December 31, 2021, the aggregate amount of deposits we had in amounts greater than $250,000, which is the maximum amount for federal deposit insurance, was $995 million, $915 million and $861 million, respectively. In addition, as of March 31, 2023, the aggregate amount of all our certificates of deposit in excess of $250,000 was $445 million.

All of our deposits are fully insured due to the additional insurance provided to a Massachusetts cooperative bank, such as Needham Bank, under the Depositors Insurance Fund, a private industry-sponsored insurance fund in Massachusetts that insures all deposits at Needham Bank above FDIC limits

EXHIBIT I-14

NB Bancorp, Inc.

Borrowings Detail

Borrowing Capacity. At March 31, 2023, the Company had the ability to borrow an additional $631.1 million from the FHLB, subject to certain collateral requirements and had advances of $160.1 million at such date. At March 31, 2023 the Company also had an additional line of credit from the FHLB in an amount of $6.1 million which was not being utilized.

Additionally, at March 31, 2023 we had secured Federal Reserve Bank Discount Window borrowing capacity of $49.2 million, and at March 31, 2023, none of which was utilized.

Source: Prospectus.

EXHIBIT II-1

NB Bancorp, Inc.

Historical Interest Rates

		Prime	90 Day	One Year	10 Year
Year/Qtr. Ended		Rate	T-Note	T-Note	T-Note
2015:	Quarter 1	3.25%	0.03%	0.26%	1.94%
	Quarter 2	3.25%	0.01%	0.28%	2.35%
	Quarter 3	3.25%	0.00%	0.33%	2.06%
	Quarter 4	3.50%	0.16%	0.65%	2.27%

2016:	Quarter 1	3.50%	0.21%	0.59%	1.78%
	Quarter 2	3.50%	0.26%	0.45%	1.49%
	Quarter 3	3.50%	0.29%	0.59%	1.60%
	Quarter 4	3.75%	0.51%	0.85%	2.45%

2017:	Quarter 1	4.00%	0.76%	1.03%	2.40%
	Quarter 2	4.25%	1.03%	1.24%	2.31%
	Quarter 3	4.25%	1.06%	1.31%	2.33%
	Quarter 4	4.50%	1.39%	1.76%	2.40%

2018:	Quarter 1	4.75%	1.73%	2.09%	2.74%
	Quarter 2	5.00%	1.93%	2.33%	2.85%
	Quarter 3	5.25%	2.19%	2.59%	3.05%
	Quarter 4	5.50%	2.45%	2.63%	2.69%

2019:	Quarter 1	5.50%	2.40%	2.40%	2.41%
	Quarter 2	5.00%	2.12%	1.92%	2.00%
	Quarter 3	4.75%	1.88%	1.75%	1.68%
	Quarter 4	4.75%	1.55%	1.59%	1.92%

2020:	Quarter 1	3.25%	0.11%	0.17%	0.70%
	Quarter 2	3.25%	0.16%	0.16%	0.66%
	Quarter 3	3.25%	0.10%	0.12%	0.69%
	Quarter 4	3.25%	0.09%	0.10%	0.93%

2021:	Quarter 1	3.25%	0.03%	0.07%	1.74%
	Quarter 2	3.25%	0.05%	0.08%	1.44%
	Quarter 3	3.25%	0.04%	0.09%	1.52%
	Quarter 4	3.25%	0.06%	0.39%	1.52%

2022:	Quarter 1	3.50%	0.52%	1.63%	2.32%
	Quarter 2	4.75%	1.72%	2.80%	2.98%
	Quarter 3	6.25%	3.33%	4.05%	3.83%
	Quarter 4	7.50%	4.42%	4.73%	3.88%

2023:	Quarter 1	8.00%	4.85%	4.64%	3.48%
	As of May 19, 2022	8.25%	5.27%	5.03%	3.70%

(1)	End of period data.

Sources:  Federal Reserve and The Wall Street Journal.

EXHIBIT II-2

NB Bancorp, Inc.

Market Area Demographic/Economic Information

Demographic Detail: Massachusetts

	Base 2010	Current 2023	Projected 2028	% Change 2010-2023	% Change 2023-2028
Total Population (actual)	6,547,640	7,034,708	7,142,653	7.44	1.53
0-14 Age Group (%)	17.69	15.78	15.10	(4.18)	(2.83)
15-34 Age Group (%)	27.24	26.57	25.42	4.80	(2.86)
35-54 Age Group (%)	29.01	25.27	25.18	(6.43)	1.18
55-69 Age Group (%)	16.31	19.83	20.52	30.66	5.03
70+ Age Group (%)	9.75	12.55	13.78	38.32	11.51
Median Age (actual)	38.7	41.0	42.3	5.94	3.17

Female Population (actual)	3,380,948	3,616,893	3,670,606	6.98	1.49
Male Population (actual)	3,166,692	3,417,815	3,472,047	7.93	1.59

Population Density (#/ sq miles)	839.34	901.77	915.61	7.44	1.53

Diversity Index (actual)	NA	NA	NA	NA	NA
Black (%)	6.63	7.33	7.85	18.70	8.75
Asian (%)	5.34	7.53	8.03	51.37	8.35
White (%)	80.41	67.05	63.01	(10.42)	(4.58)
Hispanic (%)	9.59	13.87	15.85	55.45	16.01
Pacific Islander (%)	0.03	0.04	0.05	24.10	27.64
American Indian/Alaska Native (%)	0.29	0.41	0.51	52.44	27.65
Multiple races (%)	2.63	9.75	11.46	298.81	19.32
Other (%)	4.66	7.89	9.08	81.97	16.82

Total Households (actual)	2,547,062	2,757,077	2,807,537	8.25	1.83
< $25K Households (%)	NA	13.95	12.11	NA	(11.62)
$25-49K Households (%)	NA	13.83	12.34	NA	(9.13)
$50-99K Households (%)	NA	23.93	21.63	NA	(7.97)
$100-$199K Households (%)	NA	29.12	29.24	NA	2.23
$200K+ Households (%)	NA	19.16	24.68	NA	31.16

Average Household Income ($)	NA	135,840	155,255	NA	14.29
Median Household Income ($)	NA	96,201	110,472	NA	14.83
Per Capita Income ($)	NA	55,178	63,242	NA	14.61

Total Owner Occupied Housing Units (actual)	1,587,152	1,723,711	1,755,282	8.60	1.83
Renter Occupied Housing Units (actual)	959,910	1,033,366	1,052,255	7.65	1.83
Vacant Occupied Housing Units (actual)	261,204	261,733	266,331	0.20	1.76

Source: Claritas

Demographic Detail: Norfolk, MA

	Base 2010	Current 2023	Projected 2028	% Change 2010-2023	% Change 2023-2028
Total Population (actual)	670,844	730,687	746,045	8.92	2.10
0-14 Age Group (%)	18.61	16.39	15.67	(4.09)	(2.37)
15-34 Age Group (%)	23.96	25.06	24.19	13.93	(1.43)
35-54 Age Group (%)	30.31	25.92	25.54	(6.83)	0.59
55-69 Age Group (%)	16.70	20.00	20.82	30.47	6.25
70+ Age Group (%)	10.42	12.62	13.78	31.93	11.46
Median Age (actual)	40.3	41.5	42.7	2.98	2.89

Female Population (actual)	349,745	378,320	385,978	8.17	2.02
Male Population (actual)	321,099	352,367	360,067	9.74	2.19

Population Density (#/ sq miles)	1,693.59	1,844.67	1,883.44	8.92	2.10

Diversity Index (actual)	NA	NA	NA	NA	NA
Black (%)	5.69	7.57	8.33	44.96	12.32
Asian (%)	8.61	13.24	14.84	67.36	14.49
White (%)	82.26	68.71	64.27	(9.03)	(4.50)
Hispanic (%)	3.28	6.07	7.34	101.63	23.44
Pacific Islander (%)	0.02	0.03	0.05	91.20	49.79
American Indian/Alaska Native (%)	0.16	0.23	0.32	54.10	41.96
Multiple races (%)	1.93	7.54	9.26	326.21	25.46
Other (%)	1.33	2.69	2.94	120.33	11.62

Total Households (actual)	257,915	279,927	285,827	8.53	2.11
< $25K Households (%)	NA	10.73	9.47	NA	(9.81)
$25-49K Households (%)	NA	10.52	9.70	NA	(5.87)
$50-99K Households (%)	NA	21.23	18.95	NA	(8.88)
$100-$199K Households (%)	NA	32.11	31.02	NA	(1.34)
$200K+ Households (%)	NA	25.41	30.86	NA	23.97

Average Household Income ($)	NA	162,882	181,388	NA	11.36
Median Household Income ($)	NA	118,738	133,060	NA	12.06
Per Capita Income ($)	NA	63,957	71,201	NA	11.33

Total Owner Occupied Housing Units (actual)	178,374	192,327	196,304	7.82	2.07
Renter Occupied Housing Units (actual)	79,541	87,600	89,523	10.13	2.20
Vacant Occupied Housing Units (actual)	12,442	13,999	14,401	12.51	2.87

Demographic Detail: Middlesex, MA

	Base 2010	Current 2023	Projected 2028	% Change 2010-2023	% Change 2023-2028
Total Population (actual)	1,503,101	1,628,018	1,651,714	8.31	1.46
0-14 Age Group (%)	17.54	15.84	15.25	(2.15)	(2.30)
15-34 Age Group (%)	27.84	27.49	25.42	6.95	(6.18)
35-54 Age Group (%)	29.67	26.57	27.34	(3.03)	4.42
55-69 Age Group (%)	15.64	18.55	19.21	28.50	5.09
70+ Age Group (%)	9.32	11.55	12.76	34.30	12.12
Median Age (actual)	38.3	39.8	41.4	3.92	4.02

Female Population (actual)	772,191	828,878	840,652	7.34	1.42
Male Population (actual)	730,910	799,140	811,062	9.33	1.49

Population Density (#/ sq miles)	1,837.86	1,990.59	2,019.57	8.31	1.46

Diversity Index (actual)	NA	NA	NA	NA	NA
Black (%)	4.66	5.29	5.45	22.87	4.64
Asian (%)	9.31	13.35	14.08	55.26	7.05
White (%)	79.99	65.37	61.22	(11.50)	(4.99)
Hispanic (%)	6.54	9.42	10.43	55.85	12.40
Pacific Islander (%)	0.03	0.04	0.05	25.15	46.19
American Indian/Alaska Native (%)	0.17	0.28	0.36	74.64	30.91
Multiple races (%)	2.54	9.56	11.62	307.01	23.24
Other (%)	3.29	6.12	7.22	101.82	19.64

Total Households (actual)	580,689	623,063	631,229	7.30	1.31
< $25K Households (%)	NA	10.31	8.91	NA	(12.45)
$25-49K Households (%)	NA	10.62	9.09	NA	(13.27)
$50-99K Households (%)	NA	21.12	18.64	NA	(10.63)
$100-$199K Households (%)	NA	30.93	29.63	NA	(2.95)
$200K+ Households (%)	NA	27.02	33.74	NA	26.50

Average Household Income ($)	NA	167,938	191,064	NA	13.77
Median Household Income ($)	NA	121,029	139,508	NA	15.27
Per Capita Income ($)	NA	66,660	75,745	NA	13.63

Total Owner Occupied Housing Units (actual)	361,092	386,234	391,078	6.96	1.25
Renter Occupied Housing Units (actual)	219,597	236,829	240,151	7.85	1.40
Vacant Occupied Housing Units (actual)	31,318	37,131	38,699	18.56	4.22

Source: Claritas

Demographic Detail: Essex, MA

	Base 2010	Current 2023	Projected 2028	% Change 2010-2023	% Change 2023-2028
Total Population (actual)	743,154	814,620	832,172	9.62	2.15
0-14 Age Group (%)	18.85	16.84	16.29	(2.05)	(1.20)
15-34 Age Group (%)	24.36	25.10	24.53	12.97	(0.19)
35-54 Age Group (%)	29.82	24.67	24.10	(9.33)	(0.17)
55-69 Age Group (%)	16.94	20.54	21.09	32.94	4.87
70+ Age Group (%)	10.04	12.85	13.99	40.29	11.24
Median Age (actual)	40.0	41.5	42.4	3.75	2.17

Female Population (actual)	386,537	422,042	430,706	9.19	2.05
Male Population (actual)	356,617	392,578	401,466	10.08	2.26

Population Density (#/ sq miles)	1,508.88	1,653.98	1,689.62	9.62	2.15

Diversity Index (actual)	NA	NA	NA	NA	NA
Black (%)	3.77	4.66	5.47	35.57	20.01
Asian (%)	3.12	3.66	3.64	28.54	1.57
White (%)	81.86	65.61	60.56	(12.15)	(5.70)
Hispanic (%)	16.52	25.57	30.26	69.72	20.86
Pacific Islander (%)	0.04	0.04	0.04	(4.25)	5.12
American Indian/Alaska Native (%)	0.37	0.60	0.76	81.02	28.50
Multiple races (%)	2.62	9.96	11.01	316.77	12.96
Other (%)	8.22	15.47	18.51	106.30	22.25

Total Households (actual)	285,954	310,229	316,397	8.49	1.99
< $25K Households (%)	NA	13.58	11.48	NA	(13.81)
$25-49K Households (%)	NA	14.44	12.83	NA	(9.34)
$50-99K Households (%)	NA	24.51	21.84	NA	(9.16)
$100-$199K Households (%)	NA	28.09	29.07	NA	5.51
$200K+ Households (%)	NA	19.37	24.79	NA	30.50

Average Household Income ($)	NA	136,352	156,737	NA	14.95
Median Household Income ($)	NA	94,724	109,820	NA	15.94
Per Capita Income ($)	NA	53,215	61,112	NA	14.84

Total Owner Occupied Housing Units (actual)	182,556	197,603	201,409	8.24	1.93
Renter Occupied Housing Units (actual)	103,398	112,626	114,988	8.92	2.10
Vacant Occupied Housing Units (actual)	20,802	18,972	19,271	(8.80)	1.58

EXHIBIT III-1

NB Bancorp, Inc.

General Characteristics of Publicly-Traded Institutions

Exhbiit III-1

Peer Group of Publicly-Traded Banks & Thrifts

As of March 31, 2023 or the Most Recent Date Available

											As of
											May 19, 2023
						Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets		Offices	Mth End	Date	Price	Value
						($Mil)					($)	($Mil)
BCOW	1895 Bancorp of Wisconsin, Inc.	NASDAQCM	MW	Greenfield	WI	$552		6	Dec	1/8/19	$6.85	$41
AFBI	Affinity Bancshares, Inc.	NASDAQCM	SE	Covington	GA	$932		3	Dec	4/27/17	$12.14	$80
AX	Axos Financial, Inc.	NYSE	WE	Las Vegas	NV	$19,782		1	Jun	3/14/05	$39.47	$2,333
BLFY	Blue Foundry Bancorp	NASDAQGS	MA	Rutherford	NJ	$2,101		19	Dec	7/15/21	$9.01	$247
BYFC	Broadway Financial Corporation	NASDAQCM	WE	Los Angeles	CA	$1,205		3	Dec	1/8/96	$0.95	$46
CFFN	Capitol Federal Financial, Inc.	NASDAQGS	MW	Topeka	KS	$10,086		50	Sep	3/31/99	$5.81	$774
CARV	Carver Bancorp, Inc.	NASDAQCM	MA	New York	NY	$712	(1)	7	Mar	10/24/94	$4.00	$17
CLST	Catalyst Bancorp, Inc.	NASDAQCM	SW	Opelousas	LA	$276		6	Dec	10/12/21	$10.34	$52
CULL	Cullman Bancorp, Inc.	NASDAQCM	SE	Cullman	AL	$418		4	Dec	10/8/09	$10.59	$78
ECBK	ECB Bancorp, Inc.	NASDAQCM	NE	Everett	MA	$1,157		2	Dec	7/27/22	$10.88	$100
ESSA	ESSA Bancorp, Inc.	NASDAQGS	MA	Stroudsburg	PA	$1,986		22	Sep	4/3/07	$13.10	$127
FNWB	First Northwest Bancorp	NASDAQGM	WE	Port Angeles	WA	$2,172		14	Dec	1/29/15	$10.52	$94
FSEA	First Seacoast Bancorp, Inc.	NASDAQCM	NE	Dover	NH	$537	(1)	5	Dec	7/16/19	$8.20	$42
FSBW	FS Bancorp, Inc.	NASDAQCM	WE	Mountlake Terrace	WA	$2,783		29	Dec	7/9/12	$28.12	$215
GBNY	Generations Bancorp NY, Inc.	NASDAQCM	MA	Seneca Falls	NY	$389		10	Dec	7/10/06	$8.50	$20
HONE	HarborOne Bancorp, Inc.	NASDAQGS	NE	Brockton	MA	$5,573		34	Dec	6/29/16	$8.06	$363
HIFS	Hingham Institution for Savings	NASDAQGM	NE	Hingham	MA	$4,206		8	Dec	12/13/88	$192.34	$413
HMNF	HMN Financial, Inc.	NASDAQGM	MW	Rochester	MN	$1,072		14	Dec	6/30/94	$18.12	$79
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$686		11	Jun	1/18/05	$16.50	$49
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$843		8	Jun	7/7/11	$14.13	$45
KRNY	Kearny Financial Corp.	NASDAQGS	MA	Fairfield	NJ	$8,349		45	Jun	2/23/05	$6.97	$444
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$840		7	Sep	1/23/06	$10.08	$68
MSVB	Mid-Southern Bancorp, Inc.	NASDAQCM	MW	Salem	IN	$266		3	Dec	4/8/98	$9.20	$25
NYCB	New York Community Bancorp, Inc.	NYSE	MA	Hicksville	NY	$123,706		436	Dec	11/23/93	$10.92	$7,886
NECB	Northeast Community Bancorp, Inc.	NASDAQCM	MA	White Plains	NY	$1,503		12	Dec	7/5/06	$12.94	$180
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NASDAQGS	MA	Woodbridge	NJ	$5,663		38	Dec	11/7/07	$9.93	$462
NSTS	NSTS Bancorp, Inc.	NASDAQCM	MW	Waukegan	IL	$260		3	Dec	1/18/22	$8.70	$47
PBBK	PB Bankshares, Inc.	NASDAQCM	MA	Coatesville	PA	$393		4	Dec	7/14/21	$12.08	$32
PDLB	Ponce Financial Group, Inc.	NASDAQGM	MA	Bronx	NY	$2,540		14	Dec	9/29/17	$7.43	$173
PVBC	Provident Bancorp, Inc.	NASDAQCM	NE	Amesbury	MA	$1,702		7	Dec	7/15/15	$8.11	$142
PROV	Provident Financial Holdings, Inc.	NASDAQGS	WE	Riverside	CA	$1,335		14	Jun	6/27/96	$11.72	$82
PFS	Provident Financial Services, Inc.	NYSE	MA	Jersey City	NJ	$13,779		95	Dec	1/15/03	$15.83	$1,187
RVSB	Riverview Bancorp, Inc.	NASDAQGS	WE	Vancouver	WA	$1,590		18	Mar	10/26/93	$4.40	$93
SBT	Sterling Bancorp, Inc. (Southfield, MI)	NASDAQCM	MW	Southfield	MI	$2,412		28	Dec	11/16/17	$4.88	$248
TCBC	TC Bancshares, Inc.	NASDAQCM	SE	Thomasville	GA	$430		2	Dec	7/20/21	$14.00	$63
TBNK	Territorial Bancorp Inc.	NASDAQGS	WE	Honolulu	HI	$2,213		30	Dec	7/10/09	$11.15	$96
TCBS	Texas Community Bancshares, Inc.	NASDAQCM	SW	Mineola	TX	$418		6	Dec	7/14/21	$11.36	$36
TCBX	Third Coast Bancshares, Inc.	NASDAQGS	SW	Humble	TX	$3,860		16	Dec	11/8/21	$16.11	$240
TSBK	Timberland Bancorp, Inc.	NASDAQGM	WE	Hoquiam	WA	$1,787		23	Sep	1/12/98	$23.38	$192
TFIN	Triumph Financial, Inc.	NASDAQGS	SW	Dallas	TX	$5,628		64	Dec	11/6/14	$52.41	$1,213
TRST	TrustCo Bank Corp NY	NASDAQGS	MA	Glenville	NY	$6,046		143	Dec	NA	$28.41	$540
WSBF	Waterstone Financial, Inc.	NASDAQGS	MW	Wauwatosa	WI	$2,114		16	Dec	10/4/05	$13.51	$305
WNEB	Western New England Bancorp, Inc.	NASDAQGS	NE	Westfield	MA	$2,562		27	Dec	12/27/01	$5.95	$132
WMPN	William Penn Bancorporation	NASDAQCM	MA	Bristol	PA	$862		13	Jun	4/15/08	$10.00	$125
WSFS	WSFS Financial Corporation	NASDAQGS	MA	Wilmington	DE	$20,319		98	Dec	11/26/86	$32.55	$2,000

EXHIBIT III-2

NB Bancorp, Inc.

New England and Mid-Atlantic Savings Institutions

Exhibit III-2

Public Market Pricing Versus Peer Group

New England and Mid-Atlantic Savings Institutions

As of May 19, 2023

				Market		Per Share Data
				Capitalization		Core	Book
				Price/	Market	12 Month	Value/	Pricing Ratios(3)
				Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core
				($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)
All Fully-Converted, Publicly-Traded Institutions
Averages				$20.25	$699.96	$2.12	$24.17	9.85		71.91%	8.06%	80.15%	10.61
Medians				$10.00	$173.22	$1.00	$15.00	7.51		68.16%	8.09%	71.85%	7.74

All Fully-Converted, Publicly-Traded Institutions
CARV	Carver Bancorp, Inc.	(7)	NY	$4.00	$16.91	$(0.63)	$4.60	NM		86.99%	2.37%	86.99%	NM
GBNY	Generations Bancorp NY, Inc.		NY	$8.50	$19.90	$0.27	$16.03	NM		53.04%	5.11%	55.24%	32.04	x
NECB	Northeast Community Bancorp, Inc.		NY	$12.94	$179.96	$2.21	$17.13	6.02	x	75.55%	11.98%	75.61%	5.86	x
PBBK	PB Bankshares, Inc.		PA	$12.08	$31.51	$0.65	$16.48	13.57	x	73.28%	8.02%	73.28%	18.49	x
WMPN	William Penn Bancorporation		PA	$10.00	$124.65	$0.28	$12.87	NM		77.71%	14.45%	80.21%	NM
MGYR	Magyar Bancorp, Inc.		NJ	$10.08	$67.97	$1.23	$15.12	8.20	x	66.66%	8.09%	66.66%	8.20	x
PDLB	Ponce Financial Group, Inc.		NY	$7.43	$173.22	NA	$10.90	NM		68.16%	6.82%	68.16%	NA
BLFY	Blue Foundry Bancorp		NJ	$9.01	$246.74	$0.02	$14.08	NM		63.97%	11.74%	64.10%	NM
ESSA	ESSA Bancorp, Inc.		PA	$13.10	$127.22	$2.11	$21.03	6.27	x	62.28%	6.41%	66.54%	6.22	x
KRNY	Kearny Financial Corp.		NJ	$6.97	$443.82	$0.79	$12.99	11.43	x	53.65%	5.32%	71.29%	8.80	x
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)		NJ	$9.93	$462.04	$1.28	$15.00	7.76	x	66.18%	8.16%	70.34%	7.74	x
TRST	TrustCo Bank Corp NY		NY	$28.41	$540.48	$3.98	$32.31	7.15	x	87.93%	8.94%	88.01%	7.15	x
WSFS	WSFS Financial Corporation		DE	$32.55	$2,000.16	$4.80	$37.57	7.27	x	86.64%	9.84%	153.23%	6.78	x
NYCB	New York Community Bancorp, Inc.		NY	$10.92	$7,885.61	$1.49	$14.23	2.87	x	76.72%	6.37%	110.77%	7.35	x
PFS	Provident Financial Services, Inc.		NJ	$15.83	$1,186.65	$2.39	$21.73	6.85	x	72.84%	8.61%	101.25%	6.63	x
ECBK	ECB Bancorp, Inc.	(7)	MA	$10.88	$99.83	$0.54	$17.74	34.00	x	61.34%	9.38%	61.34%	20.19	x
FSEA	First Seacoast Bancorp, Inc.	(7)	NH	$8.20	$41.63	$0.01	$9.73	NM		84.24%	7.75%	84.76%	NM
PVBC	Provident Bancorp, Inc.		MA	$8.11	$141.93	$(1.53)	$11.95	NM		67.86%	8.34%	67.86%	NM
HIFS	Hingham Institution for Savings		MA	$192.34	$413.42	$20.58	$182.89	12.39	x	105.17%	9.83%	105.17%	9.35	x
HONE	HarborOne Bancorp, Inc.		MA	$8.06	$363.29	$0.91	$12.74	9.16	x	63.24%	6.52%	71.85%	8.85	x
WNEB	Western New England Bancorp, Inc.		MA	$5.95	$132.15	$1.09	$10.50	5.00	x	56.66%	5.16%	60.44%	5.47	x

		Dividends(4)			Financial Characteristics(6)
		Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported (5)		Core (5)
		Share	Yield	Ratio	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Fully-Converted, Publicly-Traded Institutions
Averages		$0.60	3.42%	30.75%	$9,754	12.25%	11.65%	0.57%	0.69%	6.03%	0.72%	5.89%
Medians		$0.44	3.72%	28.71%	$2,101	11.34%	10.27%	0.39%	0.82%	6.49%	0.89%	7.46%

All Fully-Converted, Publicly-Traded Institutions
CARV	Carver Bancorp, Inc.	$0.00	0.00%	NA	$712	6.34%	6.34%	2.59%	-0.39%	-5.38%	-0.39%	-5.38%
GBNY	Generations Bancorp NY, Inc.	NA	NA	NA	$389	9.64%	9.29%	0.95%	0.14%	1.39%	0.16%	1.60%
NECB	Northeast Community Bancorp, Inc.	$0.24	1.85%	11.16%	$1,503	17.47%	17.46%	NA	2.44%	12.41%	2.51%	12.76%
PBBK	PB Bankshares, Inc.	NA	NA	NA	$393	11.78%	11.78%	NA	0.59%	4.85%	0.43%	3.55%
WMPN	William Penn Bancorporation	$0.12	1.20%	48.00%	$862	20.18%	19.68%	0.59%	0.39%	1.80%	0.45%	2.07%
MGYR	Magyar Bancorp, Inc.	$0.12	1.19%	16.26%	$840	12.05%	12.05%	NA	1.01%	8.20%	1.01%	8.20%
PDLB	Ponce Financial Group, Inc.	NA	NA	NA	$2,540	19.53%	19.53%	NA	-1.09%	-5.01%	NA	NA
BLFY	Blue Foundry Bancorp	NA	NA	NA	$2,101	18.36%	18.33%	0.37%	0.03%	0.16%	0.03%	0.15%
ESSA	ESSA Bancorp, Inc.	$0.60	4.58%	28.71%	$1,986	11.02%	10.39%	0.75%	1.08%	9.43%	1.09%	9.50%
KRNY	Kearny Financial Corp.	$0.44	6.31%	72.13%	$8,349	10.37%	NA	0.81%	0.51%	4.51%	0.66%	5.84%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	$0.52	5.24%	40.63%	$5,663	12.33%	11.68%	0.16%	1.04%	8.33%	1.04%	8.35%
TRST	TrustCo Bank Corp NY	$1.44	5.07%	35.97%	$6,046	10.17%	10.16%	0.49%	1.24%	12.66%	1.24%	12.66%
WSFS	WSFS Financial Corporation	$0.60	1.84%	13.39%	$20,319	11.34%	6.74%	0.16%	1.39%	12.33%	1.49%	13.19%
NYCB	New York Community Bancorp, Inc.	$0.68	6.23%	17.85%	$123,706	8.72%	6.32%	NA	3.42%	32.85%	1.26%	12.06%
PFS	Provident Financial Services, Inc.	$0.96	6.06%	41.56%	$13,779	11.90%	8.86%	0.39%	1.26%	10.74%	1.29%	10.99%
ECBK	ECB Bancorp, Inc.	NA	NA	NA	$1,064	15.29%	15.29%	0.06%	0.35%	2.37%	0.58%	3.99%
FSEA	First Seacoast Bancorp, Inc.	NA	NA	NA	$537	9.18%	9.13%	0.05%	-0.11%	-1.05%	0.01%	0.10%
PVBC	Provident Bancorp, Inc.	$0.16	1.97%	NA	$1,702	12.42%	12.42%	NA	-1.47%	-11.05%	-1.47%	-11.05%
HIFS	Hingham Institution for Savings	$2.52	1.31%	19.90%	$4,206	9.34%	9.34%	0.01%	0.86%	8.93%	1.14%	11.84%
HONE	HarborOne Bancorp, Inc.	$0.30	3.72%	32.39%	$5,573	10.76%	9.60%	NA	0.82%	6.49%	0.84%	6.71%
WNEB	Western New England Bancorp, Inc.	$0.28	4.71%	21.85%	$2,562	9.10%	8.58%	NA	1.01%	11.74%	0.93%	10.75%

(1)  Closing price at date indicated, market value equal to public (minority shares) times current stock price.

(2)  Core earnings reflect net income less non-recurring items

(3)  P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.  P/E and P/Core =NM if the ratio is negative or above 35x.

(4)  Dividend is as of most recent quarterly dividend.   Indicated 12 month dividend as a percent of trailing 12 month earnings.

(5)  ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)  Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

(7)  Current Quarter is March 31, 2023, footnote reflects data as of December 31, 2022, or most recent date

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

EXHIBIT III-3

NB Bancorp, Inc.

Peer Group Summary Demographic and Deposit Market Share Data

Exhibit III-3

Peer Group Market Area Comparative Analysis

							Per Capita Income		Deposit
		Population (000s)			2018-2023	2023-2028	2023	% State	Market
Institution	County	2018	2023	2028(1)	% Change	% Change	($)	Average	Share(2)
Provident Financial Services, Inc.	Hudson, NJ	685,756	711,498	717,824	0.7%	0.2%	51,540	100.2%	2.48%
Northeast Community Bancorp, Inc.	Westchester, NY	978,809	1,001,569	1,008,982	0.5%	0.1%	66,368	139.3%	0.06%
ESSA Bancorp, Inc.	Monroe, PA	165,260	168,881	169,353	0.4%	0.1%	35,921	87.7%	20.71%
Blue Foundry Bancorp	Bergen, NJ	945,893	958,976	973,328	0.3%	0.3%	61,600	119.7%	1.59%
Western New England Bancorp, Inc.	Hampden, MA	468,749	461,937	461,095	-0.3%	0.0%	37,845	68.6%	13.69%
Hingham Institution for Savings	Plymouth, MA	518,528	537,253	550,144	0.7%	0.5%	52,415	95.0%	11.22%
HarborOne Bancorp, Inc.	Plymouth, MA	518,528	537,253	550,144	0.7%	0.5%	52,415	95.0%	11.38%
Northfield Bancorp, Inc. (Staten Island, NY)	Middlesex, NJ	841,338	866,428	880,772	0.6%	0.3%	49,878	96.9%	1.44%
TrustCo Bank Corp NY	Schenectady, NY	154,359	158,031	158,697	0.5%	0.1%	42,527	89.3%	31.53%
Kearny Financial Corp.	Essex, NJ	799,984	863,569	879,426	1.5%	0.4%	44,424	86.3%	0.84%

	Averages:	607,720	626,540	634,977	0.6%	0.2%	49,493	97.8%	9.49%
	Medians:	602,142	624,376	633,984	0.5%	0.2%	50,709	95.0%	6.85%

NB Bancorp, Inc.	Norfolk, MA	701,942	730,687	746,045	0.8%	0.4%	63,957	115.9%	5.75%

(1) Projected population.

(2) Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2022.

Sources:  S&P Global Market Intelligence, FDIC.

EXHIBIT IV-1

NB Bancorp, Inc.

Thrift Stock Prices: As of May 19, 2023

Exhibit IV-1A

Weekly Bank and Thrift Market Line - Part One

Prices As of May 19, 2023

		Market Capitalization			Price Change Data						Current Per Share Financials
		Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
		Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
		($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Financial Institutions, Fully Converted, Not Under Acquisition (69)
	Average	19.24	25,102	324.7	26.15	16.65	19.24	2.62	-20.03	-17.33	1.89	1.94	22.51	21.28	221.90
	Median	12.08	5,398	78.2	16.83	10.83	12.08	1.71	-19.12	-18.09	1.19	1.26	17.26	16.81	167.38

Financial Institutions, Fully Converted, Not Under Acquisition (69)
BCOW	1895 Bancorp of Wisconsin, Inc.	6.85	6,192	42.4	11.16	6.31	6.85	7.00	-30.50	-31.48	-0.09	-0.04	12.26	12.26	89.08
AFBI	Affinity Bancshares, Inc.	12.14	6,566	79.7	16.50	11.29	12.14	-0.57	-17.36	-19.60	1.06	1.08	18.02	15.20	141.99
AX	Axos Financial, Inc.	39.47	59,113	2,333.2	51.46	33.15	39.47	7.84	11.75	3.27	4.60	5.21	31.07	28.46	334.66
BCTF	Bancorp 34, Inc.	9.25	3,715	34.3	14.85	8.98	9.25	2.78	-36.90	-31.99	0.80	NA	NA	NA	154.64
BLFY	Blue Foundry Bancorp	9.01	27,385	246.7	13.17	8.14	9.01	3.56	-22.53	-29.88	0.02	0.02	14.08	14.06	76.72
BYFC	Broadway Financial Corporation	0.95	73,503	46.0	1.89	0.83	0.95	-0.60	-39.02	-6.42	0.09	0.09	1.76	1.38	16.39
CFFN	Capitol Federal Financial, Inc.	5.81	133,193	773.8	10.39	5.25	5.81	7.39	-39.92	-32.83	0.53	0.54	7.87	7.79	75.72
CARV	Carver Bancorp, Inc.	4.00	4,227	16.9	12.30	3.62	4.00	-0.61	-57.36	-2.68	-0.63	-0.63	4.60	4.60	168.51
CLST	Catalyst Bancorp, Inc.	10.34	5,059	52.3	13.69	9.26	10.34	5.56	-16.21	-18.58	0.10	NA	NA	NA	54.53
CTUY	Century Next Financial Corporation	27.70	1,789	49.4	32.00	26.05	27.70	0.69	-13.44	0.95	2.92	2.92	36.27	34.29	389.14
CIBN	Community Investors Bancorp, Inc.	18.00	794	14.3	18.00	14.95	18.00	12.50	3.45	15.02	1.40	NA	21.59	21.05	329.22
CULL	Cullman Bancorp, Inc.	10.59	7,384	78.2	13.25	10.40	10.59	0.76	-2.13	-7.83	0.60	0.60	13.62	13.62	56.55
EFBI	Eagle Financial Bancorp, Inc.	16.51	1,252	20.7	20.00	16.50	16.51	0.00	-7.40	-12.65	0.32	0.32	NA	NA	139.34
ECBK	ECB Bancorp, Inc.	10.88	9,175	99.8	16.91	10.33	10.88	1.02	-22.78	-32.21	0.32	0.54	17.74	17.74	116.01
ESSA	ESSA Bancorp, Inc.	13.10	9,711	127.2	21.80	12.79	13.10	-0.15	-17.82	-37.23	2.09	2.11	21.03	19.69	204.45
ERKH	Eureka Homestead Bancorp, Inc.	10.00	926	9.3	15.50	9.10	10.00	0.10	-28.06	-30.94	NA	NA	18.90	18.90	110.94
FFBW	FFBW, Inc.	10.55	4,980	52.5	13.40	9.82	10.55	2.93	-12.23	-9.13	0.44	0.44	NA	NA	66.88
FDLB	Fidelity Federal Bancorp	95.00	1,938	184.1	NA	NA	95.00	0.00	0.00	0.00	14.11	5.27	NA	NA	NA
FNFI	First Niles Financial, Inc.	9.45	1,333	12.6	14.10	8.99	9.45	1.94	-16.00	-13.70	0.18	NA	NA	NA	100.44
FNWB	First Northwest Bancorp	10.52	8,903	93.7	17.60	9.94	10.52	2.63	-39.26	-31.51	1.79	1.88	16.92	16.81	243.98
FSEA	First Seacoast Bancorp, Inc.	8.20	5,077	41.6	13.40	8.00	8.20	0.79	-34.98	-28.23	-0.12	0.01	9.73	9.67	105.85
FSBW	FS Bancorp, Inc.	28.12	7,631	214.6	37.39	26.08	28.12	1.85	-1.33	-15.91	3.92	4.26	31.23	28.14	364.67
GBNY	Generations Bancorp NY, Inc.	8.50	2,341	19.9	11.87	8.25	8.50	1.80	-27.04	-21.30	0.23	0.27	16.03	15.39	166.24
GTPS	Great American Bancorp, Inc.	33.00	398	13.1	33.99	31.00	33.00	0.00	0.00	6.45	3.85	3.85	50.03	48.81	547.85
GUAA	Guaranty Bancorp, Inc.	24.00	973	23.3	24.00	24.00	24.00	0.00	-40.01	-40.01	NA	NA	34.30	NA	676.87
HONE	HarborOne Bancorp, Inc.	8.06	45,073	363.3	15.57	7.51	8.06	2.15	-39.85	-42.01	0.88	0.91	12.74	11.22	123.64
HARL	Harleysville Financial Corporation	24.23	3,689	89.4	33.68	23.10	24.23	4.89	-8.57	-3.54	3.07	3.07	22.79	22.79	228.48
HRGG	Heritage NOLA Bancorp, Inc.	9.35	1,134	10.5	17.99	7.78	9.35	13.75	-42.81	-35.61	0.44	0.44	16.72	16.72	160.77
HIFS	Hingham Institution for Savings	192.34	2,149	413.4	335.53	173.51	192.34	2.92	-35.47	-30.30	15.53	20.58	182.89	182.89	1956.79
HMNF	HMN Financial, Inc.	18.12	4,351	78.9	24.23	17.31	18.12	-1.02	-22.75	-15.07	1.87	1.86	22.35	22.17	246.29
HFBL	Home Federal Bancorp, Inc. of Louisiana	16.50	2,996	49.4	22.21	15.08	16.50	-2.42	-13.16	-3.57	1.72	1.88	16.05	14.57	228.96
HLFN	Home Loan Financial Corporation	30.30	1,400	42.4	33.50	28.30	30.30	0.00	-9.55	-2.73	NA	NA	24.03	NA	195.24
IROQ	IF Bancorp, Inc.	14.13	3,196	45.2	22.50	14.13	14.13	-5.61	-36.35	-18.09	1.59	1.70	21.98	21.98	263.77
KRNY	Kearny Financial Corp.	6.97	63,675	443.8	12.51	6.58	6.97	3.87	-41.18	-31.33	0.61	0.79	12.99	NA	131.12
KSBI	KS Bancorp, Inc.	47.80	1,108	53.0	59.00	45.50	47.80	0.00	1.70	2.80	7.14	7.13	33.81	33.81	524.93
MGYR	Magyar Bancorp, Inc.	10.08	6,743	68.0	13.45	9.64	10.08	0.90	-12.42	-21.37	1.23	1.23	15.12	15.12	124.55
MLGF	Malaga Financial Corporation	22.10	8,548	188.9	24.29	20.75	22.10	0.45	-1.46	-3.95	2.63	2.63	NA	NA	175.38
MCHN	McHenry Bancorp, Inc.	35.09	932	32.7	35.20	35.00	35.09	0.00	1.71	0.00	NA	NA	NA	NA	353.29
MCPH	Midland Capital Holdings Corp.	5.95	373	2.2	10.00	5.95	5.95	0.00	-40.50	-15.00	0.08	0.08	25.47	25.47	321.09
MSVB	Mid-Southern Bancorp, Inc.	9.20	2,885	26.5	14.08	9.10	9.20	-1.07	-31.09	-29.28	0.65	0.65	12.11	12.11	92.33
NASB	NASB Financial, Inc.	30.10	7,414	223.2	58.59	28.55	30.10	-1.42	-45.77	-36.03	3.69	3.67	51.59	50.15	372.51
NYCB	New York Community Bancorp, Inc.	10.92	722,126	7,885.6	11.21	5.81	10.92	8.23	11.89	26.98	3.81	1.49	14.23	9.86	171.31
NECB	Northeast Community Bancorp, Inc.	12.94	13,907	180.0	15.99	10.67	12.94	0.47	20.26	-13.27	2.15	2.21	17.13	17.12	108.05
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	9.93	46,530	462.0	16.13	9.13	9.93	6.77	-21.19	-36.87	1.28	1.28	15.00	14.12	121.71
NSTS	NSTS Bancorp, Inc.	8.70	5,398	46.9	11.55	8.25	8.70	0.75	-19.12	-14.17	0.01	-0.14	14.92	14.92	48.95
PBBK	PB Bankshares, Inc.	12.08	2,609	31.5	14.64	10.99	12.08	5.00	-7.13	-11.08	0.89	0.65	16.48	16.48	150.61
PDLB	Ponce Financial Group, Inc.	7.43	23,313	173.2	10.04	6.51	7.43	12.75	-18.80	-20.28	-1.00	NA	10.90	10.90	108.93
PVBC	Provident Bancorp, Inc.	8.11	17,694	141.9	16.74	5.76	8.11	2.01	-45.13	11.40	-1.53	-1.53	11.95	11.95	96.20
PROV	Provident Financial Holdings, Inc.	11.72	7,023	82.3	15.18	11.72	11.72	-6.84	-21.08	-14.89	1.29	1.29	18.40	18.40	190.14
PFS	Provident Financial Services, Inc.	15.83	74,962	1,186.6	25.61	14.54	15.83	5.89	-27.91	-25.89	2.31	2.39	21.73	15.64	183.81
QNTO	Quaint Oak Bancorp, Inc.	17.25	2,192	37.7	24.75	17.10	17.25	0.88	-28.13	-22.12	2.85	2.25	20.66	19.41	370.22
RVSB	Riverview Bancorp, Inc.	4.40	21,222	93.4	8.00	4.17	4.40	0.92	-32.82	-42.71	0.83	0.83	7.32	6.02	74.91
SBT	Sterling Bancorp, Inc. (Southfield, MI)	4.88	50,808	247.9	6.76	4.22	4.88	8.44	-26.17	-19.87	-0.40	-0.40	6.21	6.21	47.46
TCBC	TC Bancshares, Inc.	14.00	4,622	64.7	17.28	12.35	14.00	-2.03	12.86	-6.04	0.28	0.28	17.26	17.26	92.99
TBNK	Territorial Bancorp Inc.	11.15	8,755	96.9	25.50	9.57	11.15	13.78	-47.28	-53.56	1.55	1.55	28.18	28.18	252.74
TCBS	Texas Community Bancshares, Inc.	11.36	3,139	35.6	17.00	9.38	11.36	8.14	-28.36	-26.03	0.58	0.62	16.95	16.83	132.95
TDCB	Third Century Bancorp	7.70	1,189	9.2	16.35	7.25	7.70	2.67	-51.88	-20.62	1.77	1.77	7.30	7.30	244.65
TCBX	Third Coast Bancshares, Inc.	16.11	14,900	240.0	26.75	12.31	16.11	2.61	-30.44	-12.59	1.64	1.69	23.63	22.22	259.05
TSBK	Timberland Bancorp, Inc.	23.38	8,203	191.8	35.62	22.11	23.38	2.23	-7.66	-31.50	3.24	3.27	27.75	25.81	217.80
TFIN	Triumph Financial, Inc.	52.41	23,151	1,213.4	76.49	45.08	52.41	8.32	-20.05	7.24	3.46	2.86	33.47	22.09	243.10
TRST	TrustCo Bank Corp NY	28.41	19,024	540.5	39.36	27.27	28.41	2.86	-6.64	-24.42	3.98	3.98	32.31	32.28	317.79
UNTN	United Tennessee Bankshares, Inc.	17.50	757	13.2	20.66	15.40	17.50	5.11	-12.50	-12.50	NA	NA	NA	NA	338.60
VERF	Versailles Financial Corporation	21.00	332	7.0	21.00	21.00	21.00	0.00	0.00	0.00	NA	NA	NA	NA	190.74
VWFB	VWF Bancorp, Inc.	13.55	1,923	26.1	15.75	11.25	13.55	0.00	5.04	-3.21	NA	NA	20.50	20.50	83.10
WSBF	Waterstone Financial, Inc.	13.51	20,771	305.5	18.93	12.93	13.51	1.50	-16.76	-21.64	0.75	0.75	16.73	16.70	101.80
WNEB	Western New England Bancorp, Inc.	5.95	22,209	132.1	10.25	5.72	5.95	1.71	-28.91	-37.10	1.19	1.09	10.50	9.84	115.36
WMPN	William Penn Bancorporation	10.00	12,703	124.6	12.52	8.77	10.00	5.60	-14.82	-17.49	0.25	0.28	12.87	12.47	67.89
WSFS	WSFS Financial Corporation	32.55	61,449	2,000.2	51.77	29.59	32.55	7.28	-17.24	-28.21	4.48	4.80	37.57	21.24	330.67
WVFC	WVS Financial Corp.	12.31	1,902	23.4	15.29	12.31	12.31	-0.73	-17.76	-12.07	NA	NA	20.54	NA	197.99

(1)  Average of High/Low or Bid/Ask price per share.

(2) Or since offering price if converted of first listed in the past 52 weeks.  Percent change figures are actual year-to-date and are not annualized.

(3)  EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4)  Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5)  ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6)  Annualized based on last regular quarterly cash dividend announcement.

(7)  Indicated dividend as a percent of trailing 12 month earnings.

(8)  Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9)  For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Market Intelligence, LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

 Exhibit IV-1B

Weekly Bank and Thrift Market Line - Part Two

Prices As of May 19, 2023

		Key Financial Ratios						Asset Quality Ratios
		Equity/	Tg. Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/
		Assets	Assets	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Financial Institutions, Fully Converted, Not Under Acquisition (69)
	Average	12.62	12.43	0.70	6.78	0.72	6.85	0.40	248.16
	Median	11.30	10.53	0.75	6.38	0.76	7.05	0.27	229.16

Financial Institutions, Fully Converted, Not Under Acquisition (69)
BCOW	1895 Bancorp of Wisconsin, Inc.	13.77	13.77	-0.08	-0.59	-0.04	-0.30	NA	NA
AFBI	Affinity Bancshares, Inc.	12.69	10.92	0.89	6.03	0.91	6.16	NA	NA
AX	Axos Financial, Inc.	9.32	8.61	1.56	16.11	1.72	17.84	0.51	168.12
BCTF	Bancorp 34, Inc.	11.26	11.26	0.26	3.42	NA	NA	NA	NA
BLFY	Blue Foundry Bancorp	18.36	18.33	0.03	0.16	0.03	0.15	0.37	180.13
BYFC	Broadway Financial Corporation	23.22	21.38	0.53	2.41	0.56	2.51	0.00	NM
CFFN	Capitol Federal Financial, Inc.	10.63	10.53	0.62	6.38	0.63	6.47	NA	NA
CARV	Carver Bancorp, Inc.	6.34	6.34	-0.39	-5.38	-0.39	-5.38	2.59	27.99
CLST	Catalyst Bancorp, Inc.	31.22	31.22	0.14	0.44	NA	NA	NA	NA
CTUY	Century Next Financial Corporation	9.48	9.01	0.82	8.21	0.82	8.21	NA	NA
CIBN	Community Investors Bancorp, Inc.	6.56	6.40	0.45	6.64	NA	NA	NA	NA
CULL	Cullman Bancorp, Inc.	24.09	24.09	1.05	4.22	1.05	4.22	NA	NA
EFBI	Eagle Financial Bancorp, Inc.	15.03	15.03	0.24	1.53	0.24	1.53	NA	NA
ECBK	ECB Bancorp, Inc.	15.29	15.29	0.35	2.37	0.58	3.99	0.06	NM
ESSA	ESSA Bancorp, Inc.	11.02	10.39	1.08	9.43	1.09	9.50	0.75	160.67
ERKH	Eureka Homestead Bancorp, Inc.	18.87	18.87	0.13	0.67	0.13	0.67	0.00	NM
FFBW	FFBW, Inc.	22.68	22.63	0.69	2.87	0.69	2.87	NA	NA
FDLB	Fidelity Federal Bancorp	NA	NA	1.79	18.42	0.74	7.89	NA	NA
FNFI	First Niles Financial, Inc.	9.82	8.68	0.20	1.81	0.20	1.81	0.11	451.33
FNWB	First Northwest Bancorp	7.38	7.34	0.72	8.76	0.76	9.27	NA	NA
FSEA	First Seacoast Bancorp, Inc.	9.18	9.13	-0.11	-1.05	0.01	0.10	0.05	NM
FSBW	FS Bancorp, Inc.	8.69	7.90	1.21	11.96	1.32	12.99	0.33	343.87
GBNY	Generations Bancorp NY, Inc.	9.64	9.29	0.14	1.39	0.16	1.60	0.95	74.56
GTPS	Great American Bancorp, Inc.	9.13	8.93	0.70	8.14	0.70	8.14	NA	NA
GUAA	Guaranty Bancorp, Inc.	5.07	NA	NA	NA	NA	NA	NA	NA
HONE	HarborOne Bancorp, Inc.	10.76	9.60	0.82	6.49	0.84	6.71	NA	NA
HARL	Harleysville Financial Corporation	10.03	10.03	1.28	13.78	1.28	13.78	0.27	234.62
HRGG	Heritage NOLA Bancorp, Inc.	11.37	11.37	0.31	2.58	0.31	2.58	0.26	276.05
HIFS	Hingham Institution for Savings	9.34	9.34	0.86	8.93	1.14	11.84	0.01	NM
HMNF	HMN Financial, Inc.	9.35	9.28	0.76	7.09	0.76	7.05	NA	610.44
HFBL	Home Federal Bancorp, Inc. of Louisiana	7.31	6.68	0.93	11.19	1.01	12.22	NA	NA
HLFN	Home Loan Financial Corporation	12.31	NA	NA	NA	NA	NA	NA	NA
IROQ	IF Bancorp, Inc.	8.75	8.75	0.62	7.09	0.66	7.58	0.07	NM
KRNY	Kearny Financial Corp.	10.37	NA	0.51	4.51	0.66	5.84	0.81	90.60
KSBI	KS Bancorp, Inc.	6.44	6.44	1.41	24.32	1.41	24.30	NA	NA
MGYR	Magyar Bancorp, Inc.	12.05	12.05	1.01	8.20	1.01	8.20	NA	NA
MLGF	Malaga Financial Corporation	12.43	12.43	1.49	12.28	1.49	12.28	NA	NA
MCHN	McHenry Bancorp, Inc.	8.05	NA	NA	NA	NA	NA	NA	NA
MCPH	Midland Capital Holdings Corp.	7.93	7.93	0.02	0.31	0.02	0.31	0.86	40.19
MSVB	Mid-Southern Bancorp, Inc.	13.12	13.12	0.66	5.14	0.66	5.12	NA	NA
NASB	NASB Financial, Inc.	13.84	13.50	0.84	5.54	1.08	7.07	NA	NA
NYCB	New York Community Bancorp, Inc.	8.72	6.32	3.42	32.85	1.26	12.06	NA	NA
NECB	Northeast Community Bancorp, Inc.	17.47	17.46	2.44	12.41	2.51	12.76	NA	NA
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	12.33	11.68	1.04	8.33	1.04	8.35	0.16	451.91
NSTS	NSTS Bancorp, Inc.	30.48	30.48	0.01	0.03	-0.13	-0.45	0.32	74.37
PBBK	PB Bankshares, Inc.	11.78	11.78	0.59	4.85	0.43	3.55	NA	NA
PDLB	Ponce Financial Group, Inc.	19.53	19.53	-1.09	-5.01	NA	NA	NA	123.05
PVBC	Provident Bancorp, Inc.	12.42	12.42	-1.47	-11.05	-1.47	-11.05	NA	NA
PROV	Provident Financial Holdings, Inc.	9.69	9.69	0.75	7.13	0.75	7.13	0.12	375.06
PFS	Provident Financial Services, Inc.	11.90	8.86	1.26	10.74	1.29	10.99	0.39	229.16
QNTO	Quaint Oak Bancorp, Inc.	6.09	5.77	1.01	17.14	0.84	14.99	NA	NA
RVSB	Riverview Bancorp, Inc.	9.77	8.18	1.08	11.71	1.09	11.77	NA	NA
SBT	Sterling Bancorp, Inc. (Southfield, MI)	13.08	13.08	-0.79	-6.04	-0.79	-5.98	1.09	146.80
TCBC	TC Bancshares, Inc.	19.98	19.98	0.33	1.63	0.33	1.62	NA	NA
TBNK	Territorial Bancorp Inc.	11.47	11.47	0.63	5.35	0.63	5.35	NA	NA
TCBS	Texas Community Bancshares, Inc.	13.39	13.30	0.47	4.01	0.50	4.30	0.37	113.59
TDCB	Third Century Bancorp	2.98	2.98	0.77	22.73	0.77	22.73	NA	NA
TCBX	Third Coast Bancshares, Inc.	10.03	9.58	0.75	7.50	0.77	7.72	0.25	378.77
TSBK	Timberland Bancorp, Inc.	12.74	11.96	1.46	12.35	1.47	12.45	0.26	325.25
TFIN	Triumph Financial, Inc.	14.70	10.47	1.59	10.03	1.32	8.34	0.34	233.45
TRST	TrustCo Bank Corp NY	10.17	10.16	1.24	12.66	1.24	12.66	0.49	166.96
UNTN	United Tennessee Bankshares, Inc.	6.56	6.56	0.92	15.15	0.92	15.15	0.15	431.51
VERF	Versailles Financial Corporation	18.46	18.46	0.96	5.31	0.96	5.31	0.00	NM
VWFB	VWF Bancorp, Inc.	24.67	24.67	-0.14	-0.90	0.42	2.69	NA	NA
WSBF	Waterstone Financial, Inc.	17.30	17.28	0.82	4.25	0.82	4.25	0.22	396.34
WNEB	Western New England Bancorp, Inc.	9.10	8.58	1.01	11.74	0.93	10.75	NA	NA
WMPN	William Penn Bancorporation	20.18	19.68	0.39	1.80	0.45	2.07	0.59	67.06
WSFS	WSFS Financial Corporation	11.34	6.74	1.39	12.33	1.49	13.19	0.16	528.35
WVFC	WVS Financial Corp.	9.92	NA	NA	NA	NA	NA	NA	NA

		Pricing Ratios					Dividend Data (6)
		Price/	Price/	Price/	Price/	Price/Core	Div/	Dividend	Payout
		Earnings	Book	Assets	Tang Book	Earnings	Share	Yield	Ratio (7)
		(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Financial Institutions, Fully Converted, Not Under Acquisition (69)
	Average	10.78	76.46	8.82	81.00	11.19	0.53	2.99	38.55
	Median	8.99	72.84	8.03	73.93	8.67	0.40	2.83	28.92

Financial Institutions, Fully Converted, Not Under Acquisition (69)
BCOW	1895 Bancorp of Wisconsin, Inc.	NM	55.87	7.69	55.87	NM	NA	NA	NM
AFBI	Affinity Bancshares, Inc.	11.45	67.38	8.55	79.87	11.21	NA	NA	NM
AX	Axos Financial, Inc.	8.58	127.04	11.84	138.69	7.58	NA	NA	NM
BCTF	Bancorp 34, Inc.	11.56	64.66	NA	64.66	NA	0.28	3.03	35.00
BLFY	Blue Foundry Bancorp	NM	63.97	11.74	64.10	NM	NA	NA	NM
BYFC	Broadway Financial Corporation	10.50	53.58	6.59	68.51	10.07	0.00	0.00	NM
CFFN	Capitol Federal Financial, Inc.	10.96	73.79	7.84	74.58	10.82	0.34	5.85	138.68
CARV	Carver Bancorp, Inc.	NM	86.99	2.50	86.99	NM	0.00	0.00	NM
CLST	Catalyst Bancorp, Inc.	NM	61.82	NA	61.82	NA	NA	NA	NM
CTUY	Century Next Financial Corporation	9.49	76.37	7.24	80.78	9.49	0.32	1.16	10.96
CIBN	Community Investors Bancorp, Inc.	12.86	83.37	5.47	85.52	NA	0.40	2.22	35.71
CULL	Cullman Bancorp, Inc.	17.65	77.73	18.73	77.73	17.65	0.12	1.13	20.00
EFBI	Eagle Financial Bancorp, Inc.	NM	83.31	NA	83.31	NM	0.32	1.94	68.75
ECBK	ECB Bancorp, Inc.	34.00	61.34	9.38	61.34	20.19	NA	NA	NM
ESSA	ESSA Bancorp, Inc.	6.27	62.28	6.86	66.54	6.22	0.60	4.58	28.71
ERKH	Eureka Homestead Bancorp, Inc.	NM	52.91	9.99	52.91	NA	NA	NA	NM
FFBW	FFBW, Inc.	23.98	74.51	NA	74.72	23.98	NA	NA	NM
FDLB	Fidelity Federal Bancorp	6.73	136.98	10.09	NA	18.03	1.00	1.05	7.09
FNFI	First Niles Financial, Inc.	NM	NA	NA	NA	NA	0.24	2.54	133.33
FNWB	First Northwest Bancorp	5.88	62.16	4.68	62.58	5.59	0.28	2.66	15.64
FSEA	First Seacoast Bancorp, Inc.	NM	84.24	7.73	84.76	NM	NA	NA	NM
FSBW	FS Bancorp, Inc.	7.17	90.04	7.82	99.93	6.59	1.00	3.56	22.96
GBNY	Generations Bancorp NY, Inc.	NM	53.04	5.11	55.24	32.04	NA	NA	NM
GTPS	Great American Bancorp, Inc.	8.57	65.97	6.02	67.61	8.57	0.80	2.42	18.44
GUAA	Guaranty Bancorp, Inc.	7.16	62.05	3.67	62.05	NA	0.00	0.00	NA
HONE	HarborOne Bancorp, Inc.	9.16	63.24	6.81	71.85	8.85	0.30	3.72	32.39
HARL	Harleysville Financial Corporation	7.89	106.30	10.66	106.30	7.89	1.20	4.95	76.22
HRGG	Heritage NOLA Bancorp, Inc.	21.25	55.93	6.36	55.93	21.25	NA	NA	NM
HIFS	Hingham Institution for Savings	12.39	105.17	9.82	105.17	9.35	2.52	1.31	19.90
HMNF	HMN Financial, Inc.	9.69	81.10	7.58	81.75	9.73	0.32	1.77	13.90
HFBL	Home Federal Bancorp, Inc. of Louisiana	9.59	102.83	7.51	113.28	8.77	0.48	2.91	27.91
HLFN	Home Loan Financial Corporation	NA	126.11	15.52	130.34	NA	1.08	3.56	NA
IROQ	IF Bancorp, Inc.	8.89	64.27	5.62	64.27	8.31	0.40	2.83	25.16
KRNY	Kearny Financial Corp.	11.43	53.65	5.57	71.29	8.80	0.44	6.31	72.13
KSBI	KS Bancorp, Inc.	6.69	141.37	9.11	141.37	6.70	1.00	2.09	11.90
MGYR	Magyar Bancorp, Inc.	8.20	66.66	8.03	66.66	8.20	0.12	1.19	16.26
MLGF	Malaga Financial Corporation	8.41	103.44	NA	103.44	8.41	1.00	4.52	36.69
MCHN	McHenry Bancorp, Inc.	NA	NA	NA	NA	NA	NA	NA	NA
MCPH	Midland Capital Holdings Corp.	NM	23.36	1.85	23.36	NM	0.08	0.00	NM
MSVB	Mid-Southern Bancorp, Inc.	14.15	75.96	9.96	75.96	14.20	0.24	2.61	33.85
NASB	NASB Financial, Inc.	10.49	58.34	8.07	60.02	8.21	1.00	3.32	97.56
NYCB	New York Community Bancorp, Inc.	2.87	76.72	6.40	110.77	7.35	0.68	6.18	17.85
NECB	Northeast Community Bancorp, Inc.	6.02	75.55	13.20	75.61	5.86	0.24	1.85	11.16
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	7.76	66.18	8.16	70.34	7.74	0.52	5.24	40.63
NSTS	NSTS Bancorp, Inc.	NM	58.27	17.76	58.27	NM	NA	NA	NM
PBBK	PB Bankshares, Inc.	13.57	73.28	8.63	73.28	18.49	NA	NA	NM
PDLB	Ponce Financial Group, Inc.	NM	68.16	7.98	68.16	NA	NA	NA	NM
PVBC	Provident Bancorp, Inc.	NM	67.86	8.43	67.86	NM	0.16	0.00	NM
PROV	Provident Financial Holdings, Inc.	9.09	63.70	6.17	63.70	9.09	0.56	4.78	43.41
PFS	Provident Financial Services, Inc.	6.85	72.84	8.67	101.25	6.63	0.96	5.94	41.56
QNTO	Quaint Oak Bancorp, Inc.	6.05	83.51	4.68	88.88	7.65	0.52	3.01	13.68
RVSB	Riverview Bancorp, Inc.	5.30	60.15	5.87	73.07	5.27	0.24	5.45	28.92
SBT	Sterling Bancorp, Inc. (Southfield, MI)	NM	78.59	10.28	78.59	NM	0.00	0.00	NM
TCBC	TC Bancshares, Inc.	NM	81.12	16.20	81.12	NM	0.10	0.71	35.71
TBNK	Territorial Bancorp Inc.	7.19	39.57	4.54	39.57	7.19	0.92	8.25	65.81
TCBS	Texas Community Bancshares, Inc.	19.58	67.00	8.97	67.48	18.26	0.08	0.70	3.45
TDCB	Third Century Bancorp	4.35	105.48	3.15	105.48	4.35	0.40	5.19	22.60
TCBX	Third Coast Bancshares, Inc.	9.82	68.19	5.77	72.51	9.51	NA	NA	NM
TSBK	Timberland Bancorp, Inc.	7.22	84.24	10.73	90.59	7.16	0.92	3.93	30.86
TFIN	Triumph Financial, Inc.	15.15	156.59	21.94	237.26	18.30	NA	NA	NM
TRST	TrustCo Bank Corp NY	7.15	87.93	8.94	88.01	7.15	1.44	5.07	35.97
UNTN	United Tennessee Bankshares, Inc.	NA	87.72	NA	87.72	NA	0.60	3.43	NA
VERF	Versailles Financial Corporation	28.00	62.10	10.95	62.10	28.00	0.50	2.38	NA
VWFB	VWF Bancorp, Inc.	NA	67.01	17.74	67.01	NA	NA	NA	NA
WSBF	Waterstone Financial, Inc.	18.01	80.76	13.97	80.90	18.01	0.80	5.92	106.67
WNEB	Western New England Bancorp, Inc.	5.00	56.66	5.16	60.44	5.47	0.28	4.71	21.85
WMPN	William Penn Bancorporation	NM	77.71	15.68	80.21	NM	0.12	1.20	48.00
WSFS	WSFS Financial Corporation	7.27	86.64	9.83	153.23	6.78	0.60	1.84	13.39
WVFC	WVS Financial Corp.	NA	59.92	5.95	61.53	NA	0.40	3.25	NA

Partial Stock Mutual Holding Companies(8)

(1)  Average of High/Low or Bid/Ask price per share.

(2) Or since offering price if converted of first listed in the past 52 weeks.  Percent change figures are actual year-to-date and are not annualized.

(3)  EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4)  Exludes intangibles (such as goodwill, value of core deposits, etc.).

(5)  ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6)  Annualized based on last regular quarterly cash dividend announcement.

(7)  Indicated dividend as a percent of trailing 12 month earnings.

(8)  For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

(9)  Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

Source:  S&P Market Intelligence, LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

EXHIBIT IV-2

NB Bancorp, Inc.

Historical Stock Price Indices

					S&P U.S.	KBW NASDAQ
				NASDAQ	BMI Banks	Regional Bank
Year/Qtr. Ended		DJIA	S&P 500	Composite	Index	Index
2016:	Quarter 1	17685.1	2059.7	4869.9	92.8	77.6
	Quarter 2	17930.0	2098.9	4842.7	93.9	80.0
	Quarter 3	18308.2	2168.3	5312.0	100.7	86.5
	Quarter 4	19762.6	2238.8	5383.1	130.4	111.2

2017:	Quarter 1	20663.2	2362.7	5911.7	131.2	106.7
	Quarter 2	21349.6	2423.4	6140.4	134.9	106.6
	Quarter 3	22405.1	2519.4	6496.0	140.4	109.0
	Quarter 4	24719.2	2673..6	6903.4	151.0	110.9

2018:	Quarter 1	24103.1	2640.9	7063.5	148.9	111.9
	Quarter 2	24271.4	2718.4	7510.3	146.2	113.9
	Quarter 3	26458.3	2914.0	8046.4	149.1	110.7
	Quarter 4	23327.5	2506.9	6635.3	123.4	89.4

2019:	Quarter 1	25928.7	2834.4	7729.3	133.9	97.1
	Quarter 2	26600.0	2941.8	8006.2	142.2	100.2
	Quarter 3	26916.8	2976.7	7999.3	145.3	98.8
	Quarter 4	28538.4	3230.8	8972.6	164.6	107.6

2020:	Quarter 1	21917.2	2584.6	7700.1	97.1	63.6
	Quarter 2	25812.9	3100.3	10058.8	106.3	72.2
	Quarter 3	27781.7	3363.0	11167.5	103.1	64.1
	Quarter 4	30606.5	3756.1	12888.3	138.9	94.6

2021:	Quarter 1	32981.6	3972.9	13246.9	171.3	121.9
	Quarter 2	34502.5	4297.5	14504.0	176.0	119.4
	Quarter 3	33843.9	4307.5	14448.6	182.7	122.5
	Quarter 4	36338.3	4766.2	15645.0	184.0	126.0

2022:	Quarter 1	34678.4	4530.4	14220.5	171.0	122.5
	Quarter 2	30775.4	3785.4	11028.7	141.2	107.1
	Quarter 3	28725.5	3585.6	10575.6	136.7	110.5
	Quarter 4	33147.3	3839.5	10466.5	148.4	114.1

2023:	Quarter 1	33274.2	4109.3	12221.9	128.0	92.9
	As of May 19, 2022	33426.6	4192.0	12657.9	125.1	82.1

(1)   End of period data.

Sources:  S&P Global Market Intelligence and The Wall Street Journal.

EXHIBIT IV-3

NB Bancorp, Inc.

Historical Stock Indices

Index Summary (Change (%))
Industry Banking
Geography United States and Canada

			Change (%)
Index Name	Current Value	As Of	1 Day	1 Week	MTD	QTD	YTD	1 Year	3 Years
Banking Indexes
S&P U.S. BMI Banks	125.05	5/19/2023	(0.97)	4.99	(3.57)	(2.30)	(15.70)	(15.63)	29.56
KBW Nasdaq Bank Index	76.86	5/19/2023	(0.98)	5.81	(5.43)	(6.31)	(23.79)	(27.87)	15.04
KBW Nasdaq Regional Bank Index	82.05	5/19/2023	(2.16)	6.19	(8.31)	(11.68)	(28.08)	(25.04)	27.78
S&P 500 Bank	285.66	5/19/2023	(0.71)	4.63	(2.78)	0.07	(12.92)	(13.56)	28.51
NASDAQ Bank	2,843.28	5/19/2023	(1.78)	6.08	(5.23)	(9.99)	(29.71)	(30.43)	17.83
S&P 500 Commercial Banks	408.11	5/19/2023	(0.71)	4.63	(2.78)	0.07	(12.92)	(13.56)	28.51
S&P 500 Diversified Banks	533.79	5/19/2023	(0.72)	4.20	(2.05)	1.52	(5.46)	(3.61)	38.42
S&P 500 Regional Banks	68.54	5/19/2023	(0.65)	8.68	(8.84)	(11.27)	(39.29)	(44.21)	(7.03)
Market Cap Indexes
Dow Jones U.S. MicroCap Banks	21,908.46	5/19/2023	(0.92)	4.63	(5.59)	(12.06)	(26.75)	(23.97)	31.73
S&P U.S. SmallCap Banks	168.30	5/19/2023	(1.99)	6.80	(6.64)	(10.77)	(27.25)	(26.33)	25.86
S&P U.S. MidCap Banks	376.87	5/19/2023	(0.78)	7.79	(8.63)	(10.77)	(42.90)	(48.82)	(4.72)
S&P U.S. LargeCap Banks	342.59	5/19/2023	(0.70)	4.23	(2.14)	1.34	(7.24)	(5.90)	35.44
S&P United States Between USD1 Billion and USD5 Billion Banks	493.99	5/19/2023	(2.30)	6.62	(7.48)	(13.36)	(28.58)	(25.99)	24.98
S&P United States Over USD5 Billion Banks	363.72	5/19/2023	(0.82)	4.81	(3.11)	(0.69)	(13.67)	(14.22)	28.99
S&P United States Between USD250 Million and USD1 Billion Banks	1,080.69	5/19/2023	(1.57)	5.82	(4.85)	(12.77)	(29.69)	(26.30)	36.79
S&P United States Under USD250 Million Banks	950.68	5/19/2023	(1.03)	3.27	(8.38)	(16.55)	(28.05)	(23.30)	40.35
Geographic Indexes
S&P U.S. BMI Banks - Mid-Atlantic Region	574.53	5/19/2023	(0.65)	3.93	(1.32)	2.80	(3.65)	1.24	38.27
S&P U.S. BMI Banks - Midwest Region	446.66	5/19/2023	(1.38)	5.05	(9.19)	(13.40)	(28.76)	(30.39)	12.69
S&P U.S. BMI Banks - New England Region	371.64	5/19/2023	(1.38)	6.28	(10.66)	(14.52)	(32.50)	(29.91)	21.65
S&P U.S. BMI Banks - Southeast Region	341.52	5/19/2023	(1.27)	5.20	(5.14)	(5.29)	(19.30)	(20.59)	28.14
S&P U.S. BMI Banks - Southwest Region	917.26	5/19/2023	(2.04)	7.67	(5.86)	(8.66)	(27.59)	(28.13)	31.55
S&P U.S. BMI Banks - Western Region	899.53	5/19/2023	(0.90)	7.18	(2.20)	(0.62)	(25.09)	(30.16)	20.66
Broad Market Indexes
DJIA	33,426.63	5/19/2023	(0.33)	0.38	(1.97)	0.46	0.84	6.95	38.09
S&P 500	4,191.98	5/19/2023	(0.14)	1.65	0.54	2.01	9.18	7.46	43.42
S&P 400 Mid Cap	2,455.89	5/19/2023	(0.89)	0.95	(1.39)	(2.24)	1.05	2.70	48.61
S&P 600 Small Cap	1,144.79	5/19/2023	(0.74)	2.25	(0.29)	(3.15)	(1.10)	(2.68)	53.09
S&P 500 Financials	541.16	5/19/2023	(0.45)	2.18	(1.86)	1.10	(5.02)	(1.09)	51.21
MSCI US IMI Financials	1,882.86	5/19/2023	(0.49)	2.70	(2.38)	(0.48)	(6.32)	(3.67)	47.34
NASDAQ	12,657.90	5/19/2023	(0.24)	3.04	3.53	3.57	20.94	11.15	37.81
NASDAQ Finl	4,190.12	5/19/2023	(0.85)	2.29	(3.29)	(5.96)	(12.27)	(14.28)	6.30
NYSE	15,324.32	5/19/2023	(0.14)	0.51	(1.43)	(0.33)	0.92	1.92	36.23
Russell 1000	2,292.00	5/19/2023	(0.20)	1.65	0.56	1.71	8.84	6.88	42.18
Russell 2000	1,773.72	5/19/2023	(0.62)	1.89	0.27	(1.60)	0.71	(0.14)	35.63
Russell 3000	2,402.37	5/19/2023	(0.23)	1.66	0.55	1.53	8.35	6.47	41.74
S&P TSX Composite	20,351.06	5/19/2023	0.27	(0.34)	(1.38)	1.25	4.98	0.84	36.72
MSCI AC World (USD)	656.42	5/19/2023	0.07	1.11	0.22	1.49	8.43	5.95	33.70
MSCI World	2,842.76	5/19/2023	0.09	1.19	0.24	1.84	9.22	7.21	37.91
Bermuda Royal Gazette/BSX	2,125.12	5/19/2023	0.00	0.01	0.66	2.21	(8.31)	(2.18)	33.19

EXHIBIT IV-4

NB Bancorp, Inc.

Market Area Acquisition Activity

Exhibit IV-4

Massachusetts Bank and Thrift Acquisitions 2018-Present

						Target Financials at Announcement
						Total					NPAs/	Rsrvs/
Announce	Complete					Assets	E/A	TE/A	ROAA	ROAE	Assets	NPLs
Date	Date	Buyer Name		Target Name		($000)	(%)	(%)	(%)	(%)	(%)	(%)
03/14/2023	Pending	1831 Bancorp MHC	MA	South Shore Bancorp MHC	MA	2,111,040	8.17	7.84	0.98	11.95	0.27	347.77
12/16/2022	Pending	Newburyport Five Cents Bancorp	MA	Pentucket Bank Holdings, MHC	MA	946,817	9.80	9.80	0.12	1.07	0.92	83.25
07/28/2022	12/03/2022	1889 Bancorp MHC	MA	Foxboro Federal Savings	MA	205,082	12.43	12.43	0.55	3.86	0.00	NA
05/23/2022	10/01/2022	Cambridge Bancorp	MA	Northmark Bank	MA	442,468	12.12	12.12	0.78	6.73	0.00	NA
03/28/2022	10/07/2022	Hometown Financial Group MHC	MA	Randolph Bancorp, Inc.	MA	803,278	12.56	12.56	1.29	9.31	0.48	164.46
02/23/2022	08/01/2022	1854 Bancorp	MA	Patriot Community Bank	MA	207,627	14.86	14.86	1.13	7.81	1.62	55.79
04/22/2021	11/12/2021	Independent Bank Corp.	MA	Meridian Bancorp, Inc.	MA	6,503,925	12.13	11.84	1.17	10.12	0.07	NM
04/07/2021	11/12/2021	Eastern Bankshares Inc.	MA	Century Bancorp, Inc.	MA	7,289,324	5.23	5.20	0.68	11.97	0.04	NM
01/04/2021	07/01/2021	SVB Financial Group	CA	Boston Private Financial Holdings, Inc.	MA	10,048,733	8.64	8.04	0.49	5.34	0.31	261.98
02/18/2020	02/01/2021	LendingClub Corp.	CA	Radius Bancorp, Inc.	MA	1,390,254	8.82	8.70	0.38	4.12	0.92	64.83
12/18/2019	06/01/2020	Cambridge Financial Group Inc.	MA	Melrose Bancorp, Inc.	MA	340,813	11.93	11.93	0.38	2.93	NA	NA
12/05/2019	06/01/2020	Cambridge Bancorp	MA	Wellesley Bancorp, Inc.	MA	985,867	7.28	7.28	0.70	9.48	NA	NA
12/04/2019	10/01/2020	Bridgewater Financial MHC	MA	Mansfield Co-operative Bank	MA	527,235	10.66	10.66	0.60	5.77	0.35	378.22
06/18/2019	01/01/2020	Fidelity MHC	MA	Family Federal Savings, F.A.	MA	97,894	11.76	11.76	0.05	0.47	1.36	32.11
04/09/2019	10/01/2019	North Shore Bancorp	MA	Beverly Financial, MHC	MA	486,825	8.53	8.53	0.72	8.40	0.30	294.09
02/27/2019	10/21/2019	Hometown Financial Group MHC	MA	Millbury Savings Bank	MA	228,126	12.46	12.46	0.81	6.72	0.76	99.48
02/06/2019	05/17/2019	Hometown Financial Group MHC	MA	Abington Bank	MA	314,124	10.55	9.92	0.47	4.45	1.31	37.00
11/27/2018	04/01/2019	People's United Financial Inc.	CT	BSB Bancorp, Inc.	MA	2,971,807	6.66	6.66	0.74	11.00	0.19	322.35
11/06/2018	04/30/2019	North Easton Savings Bank	MA	Mutual Bank	MA	517,988	8.99	8.99	0.59	6.65	0.31	232.63
09/20/2018	04/01/2019	Independent Bank Corp.	MA	Blue Hills Bancorp, Inc.	MA	2,741,162	14.60	14.31	0.70	4.54	0.52	189.63
08/14/2018	04/01/2019	Equitable Bancorp MHC	MA	South Shore Mutual Holding Company	MA	522,836	9.15	8.87	0.29	3.07	1.12	117.09
07/25/2018	01/31/2019	Hometown Financial Group MHC	MA	Pilgrim Bancshares, Inc.	MA	265,562	12.93	12.93	0.52	4.04	1.34	35.71
05/29/2018	11/14/2018	Independent Bank Corp.	MA	MNB Bancorp	MA	365,356	8.19	8.19	0.55	6.19	0.44	258.96
04/30/2018	08/20/2018	Salem Five Bancorp	MA	Sage Bank	MA	141,727	7.22	7.22	-1.25	-15.66	1.48	36.17

				Average:		1,685,661	10.24	10.13	0.56	5.43	0.64	167.31
				Median:		520,412	10.17	9.86	0.60	5.98	0.46	140.78

						Deal Terms and Pricing at Announcement
						Deal	Value/					Prem/
Announce	Complete					Value	Share	P/B	P/TB	P/E	P/A	Cdeps
Date	Date	Buyer Name		Target Name		($M)	($)	(%)	(%)	(x)	(%)	(%)
03/14/2023	Pending	1831 Bancorp MHC	MA	South Shore Bancorp MHC	MA	NA	NA	NA	NA	NA	NA	NA
12/16/2022	Pending	Newburyport Five Cents Bancorp	MA	Pentucket Bank Holdings, MHC	MA	NA	NA	NA	NA	NA	NA	NA
07/28/2022	12/03/2022	1889 Bancorp MHC	MA	Foxboro Federal Savings	MA	NA	NA	NA	NA	NA	NA	NA
05/23/2022	10/01/2022	Cambridge Bancorp	MA	Northmark Bank	MA	63.0	79.540	117.52	117.52	17.87	14.24	3.21
03/28/2022	10/07/2022	Hometown Financial Group MHC	MA	Randolph Bancorp, Inc.	MA	148.3	27.000	136.84	136.87	14.36	18.46	8.98
02/23/2022	08/01/2022	1854 Bancorp	MA	Patriot Community Bank	MA	NA	15.750	NA	NA	NA	NA	NA
04/22/2021	11/12/2021	Independent Bank Corp.	MA	Meridian Bancorp, Inc.	MA	1150.6	21.882	145.39	149.55	14.49	17.69	8.71
04/07/2021	11/12/2021	Eastern Bankshares Inc.	MA	Century Bancorp, Inc.	MA	641.9	115.280	168.32	169.53	14.82	8.81	NA
01/04/2021	07/01/2021	SVB Financial Group	CA	Boston Private Financial Holdings, Inc.	MA	942.6	10.943	103.79	112.30	19.90	9.38	1.73
02/18/2020	02/01/2021	LendingClub Corp.	CA	Radius Bancorp, Inc.	MA	188.3	NA	176.41	179.49	35.39	13.54	9.37
12/18/2019	06/01/2020	Cambridge Financial Group Inc.	MA	Melrose Bancorp, Inc.	MA	57.6	25.000	141.82	141.82	44.64	16.91	9.97
12/05/2019	06/01/2020	Cambridge Bancorp	MA	Wellesley Bancorp, Inc.	MA	121.0	44.289	158.53	158.53	17.44	12.28	8.10
12/04/2019	10/01/2020	Bridgewater Financial MHC	MA	Mansfield Co-operative Bank	MA	NA	NA	NA	NA	NA	NA	NA
06/18/2019	01/01/2020	Fidelity MHC	MA	Family Federal Savings, F.A.	MA	NA	NA	NA	NA	NA	NA	NA
04/09/2019	10/01/2019	North Shore Bancorp	MA	Beverly Financial, MHC	MA	NA	NA	NA	NA	NA	NA	NA
02/27/2019	10/21/2019	Hometown Financial Group MHC	MA	Millbury Savings Bank	MA	NA	NA	NA	NA	NA	NA	NA
02/06/2019	05/17/2019	Hometown Financial Group MHC	MA	Abington Bank	MA	NA	NA	NA	NA	NA	NA	NA
11/27/2018	04/01/2019	People's United Financial Inc.	CT	BSB Bancorp, Inc.	MA	317.2	32.420	159.75	159.75	14.87	10.67	7.27
11/06/2018	04/30/2019	North Easton Savings Bank	MA	Mutual Bank	MA	NA	NA	NA	NA	NA	NA	NA
09/20/2018	04/01/2019	Independent Bank Corp.	MA	Blue Hills Bancorp, Inc.	MA	725.4	25.872	173.71	177.91	34.96	26.46	19.21
08/14/2018	04/01/2019	Equitable Bancorp MHC	MA	South Shore Mutual Holding Company	MA	NA	NA	NA	NA	NA	NA	NA
07/25/2018	01/31/2019	Hometown Financial Group MHC	MA	Pilgrim Bancshares, Inc.	MA	53.8	23.000	151.43	151.43	35.38	20.26	14.91
05/29/2018	11/14/2018	Independent Bank Corp.	MA	MNB Bancorp	MA	54.3	NA	203.72	203.72	41.35	14.87	13.10
04/30/2018	08/20/2018	Salem Five Bancorp	MA	Sage Bank	MA	9.3	6.300	112.97	112.97	NA	6.59	1.64

				Average:				150.02	151.65	25.46	14.63	8.85
				Median:				151.43	151.43	18.89	14.24	8.85

Source: S&P Capital IQ.

EXHIBIT IV-5

NB Bancorp, Inc.

Director and Senior Management Resumes

EXHIBIT IV-5

NB Bancorp, Inc.

Director and Senior Management Resumes

Directors

Joseph Campanelli is Chairman of the Board, President and Chief Executive Officer of Needham Bank. Mr. Campanelli has served as President and Chief Executive Officer of Needham Bank since joining the Bank in January 2017 and was elected Chairman in 2022.  Mr. Campanelli has over 40 years of banking experience in a variety of senior and executive positions, including having served as the President and Chief Executive Officer of Sovereign Bancorp, Inc. and its subsidiary Sovereign Bank as well as Chairman, President and Chief Executive Officer of Flagstar Bancorp, Inc. and its subsidiary Flagstar Bank.  Mr. Campanelli’s positions as President and Chief Executive Officer foster clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full board of directors, and alignment on corporate strategy. Additionally, Mr. Campanelli has a long history of community involvement, currently serving on the board of the Massachusetts Business Roundtable, Boys and Girls Club of Boston and The One Hundred Club of Boston.  We believe each of these attributes qualifies him to serve on the board of directors.

William Darcey is President and Chief Executive Officer of Provider Group, an insurance agency headquartered in Needham, Massachusetts and Providence, Rhode Island. Mr. Darcey joined Provider Group in 2001 and has served as its President and Chief Executive Officer since 2009. He has over 30 years of experience providing risk management services to businesses and individuals throughout New England and as President and Chief Executive Officer, Mr. Darcey leads Provider Group’s strategic direction, including overseeing sales, marketing, client services, and agency operations. We believe Mr. Darcey’s executive management experience as well as his knowledge of the commercial landscape and trends in our market area qualifies him to serve on our board of directors.

Susan Elliott is retired. Prior to her retirement in 2019, from 1981 until 2019 Ms. Elliott was employed at the Federal Home Loan Bank of Boston in roles of increasing responsibility, including serving as Executive Vice President and Chief Business Officer from 2009 until her retirement. Ms. Elliott has over 45 years of banking experience and we believe this experience qualifies her to serve on the board of directors.

Angela Jackson, Ed.L.D, is a lecturer at Harvard University, Cambridge, Massachusetts. She has held teaching positions in a part-time capacity since 2018 and has focused more exclusively as a lecturer since June 2022. In her role at Harvard, among other responsibilities, Dr. Jackson teaches classes on education, entrepreneurship and innovation. In addition to her lecturing responsibilities, from February 2022 until October 2022, Dr. Jackson served as Chief Ecosystem Investment Officer for Kapor Enterprises, a family office, and from June 2018 until February 2022, she was a Managing Partner at New Profit, a venture philanthropy firm headquartered in Boston, Massachusetts where she oversaw Economic Mobility Investments. As an Environment, Social and Corporate Governance (ESG) expert, Dr. Jackson is a frequent lecturer and is a widely published consultant and Board member to numerous organizations and entities, and has advised over 100 enterprises in ESG strategy and oversight. We believe that Dr. Jackson’s expertise in the areas of ESG as well as her knowledge and interaction with civic, charitable and venture philanthropic enterprises in our market area and nationally qualifies her to serve on our board of directors.

Christopher Lynch is a partner and co-founder, since 1995, of Marshall Resources, an information technology services company with offices in Massachusetts, North Carolina and Arizona. Mr. Lynch is also an entrepreneur and investor and since 2003, Mr. Lynch has been the sole owner and operator of various real estate investment entities which purchase, develop and manage commercial real estate properties in Needham, Massachusetts and since 2009 has owned and managed a wine investment company. We believe that Mr. Lynch’s experience as a business owner and entrepreneur offers a valuable perspective on developing a successful business as well as the challenges and risks an organization may face as it grows its product offerings which qualifies him to serve on our board of directors.

Joseph Nolan is Chairman of the Board, President and Chief Executive Officer of Eversource Energy Service Company, New England’s largest electric, gas and water utility provider and is Chairman and a director of Eversource Energy’s principal subsidiaries, excepting The Connecticut Light and Power Company. Mr. Nolan was elected President and Chief Executive Officer of Eversource Energy in May 2021 and elected Chairman in 2022. Previously, Mr. Nolan served as Executive Vice President-Strategy, Customer and Corporate Relations of Eversource Energy since February 2020. Prior to that, Mr. Nolan served as Executive Vice President-Customer and Corporate Relations of Eversource Energy from August 2016 to February 2020. Mr. Nolan is active in civic and charitable organizations including serving on the Boards of Directors of the New England Council, Camp Harbor View, Francis Ouimet Scholarship Fund, Long Island Association, and an advisory board member of Intercontinental Real Estate Corporation.  We believe Mr. Nolan’s management and executive experience and his general business acumen qualify him to serve on our board of directors.

Francis Orfanello is an Operating Partner in the Food and Beverage Manufacturing and Distribution division of One Rock Capital Partners, LLC, which focuses on private equity investments in middle-market companies in North America. Prior to his employment with One Rock Capital, for over 30 years, Mr. Orfanello was a corporate executive at various beverage and food companies where he oversaw national supply chain and sales operations as well as leading strategic initiatives in new product development, manufacturing modernization, opening new channels of distribution and scaling branded consumer products businesses. Mr. Orfanello was previously a certified public accountant and began his career in a Boston-based accounting firm. We believe Mr. Orfanello’s strategic marketing experience as well as his financial acumen qualifies him to serve on our board of directors.

Hope Pascucci is President and Principal of Rose Grove Capital Management, LLC, headquartered in Wellesley, Massachusetts, which manages fixed-income credit hedge funds focused on preferred stock and hybrid capital markets. Ms. Pascucci has held these positions since the firm’s founding in 2006. Prior to Rose Grove Capital’s founding, Ms. Pascucci served as Co-head of Global Capital Markets for Deutsche Bank in London where her responsibilities included oversight of Global Debt Capital Markets, European and Asian Equity Capital Markets and High Yield/Leveraged Loans. Ms. Pascucci has previously served on the Board of Trustees of Amherst College as well as the Board of Directors of Standard & Poor’s Financial Services LLC. We believe that Ms. Pascucci’s knowledge of the capital markets, management skills and business acumen qualify her to be on our board of directors.

Raza Shaikh, whose legal name is Muhammad Raza, is an entrepreneur and early-stage investor and, since January 2020, is a Managing Director of Launchpad Venture Group, an early-stage angel investment group centered in Boston, Massachusetts. He is also the owner of Raza Enterprises, LLC, a consulting firm founded in January 2019 which focuses on mobile applications and games and, since June 2019, has been a Managing Partner of Beacon Venture Partners, an early-stage Venture Capital Fund for high-growth companies throughout New England. From 2010 until January 2019, Mr. Shaikh was co-Founder and Chief Technology Officer of NorthBay, a consulting firm focused on data analytics, cloud computing and artificial intelligence.  We believe Mr. Shaikh’s extensive business investment analysis, analytics and information technology expertise qualifies him to serve on our board of directors.

Mark Whalen is retired. Prior to his retirement in 2017, Mr. Whalen was a career banker and from 2007 until his retirement, Mr. Whalen was employed at Needham Bank. He served as President and Chief Operating Officer of Needham Bank from 2014 through 2015 and Chief Executive Officer of Needham Bank from 2015 until his retirement. Prior to his employment at Needham Bank, from 1999 through 2007, Mr. Whalen was President and Chief Executive Officer of Dedham Co-operative Bank, Dedham, Massachusetts. Mr. Whalen has over 40 years of banking experience. We believe Mr. Whalen’s broad banking experience as well as his institutional knowledge of Needham Bank and our market areas qualifies him to serve on the board of directors.

Executive Officers Who Are not Directors

Peter Bakkala, age 58, is Executive Vice President – Chief Risk Officer of Needham Bank, a position he has held since 2016. In this role, Mr. Bakkala oversees the Bank’s enterprise risk management, fraud prevention, and general compliance, including Bank Secrecy Act and Community Reinvestment Act compliance, and the Bank’s internal audit functions.  Prior to joining Needham Bank, Mr. Bakkala led various audit, risk, and compliance functions, as well as commercial businesses, throughout his career in large superregional and multinational firms

James Daley, age 38, is Senior Vice President – Director Structured Finance of Needham Bank, where he is responsible for the Bank’s commercial loan growth and portfolio management in the Structured Finance Unit as well as being responsible for all Cash Management Sales and Operation Services for the Bank, a position he has held since March 2020. Prior to this appointment, from 2017 until March 2020, Mr. Daley served as a senior vice president for Customers Bank, a commercial bank headquartered in Reading, Pennsylvania.

Paul Evangelista, age 60, is Executive Vice President – Director of Specialized Bank of Needham Bank, a position he has held since April 2022. In this position, Mr. Evangelista has primary responsibility of the Bank’s cannabis and money service businesses. From December 2021 until March 2022, Mr. Evangelista was a consultant to Eastern Bank, headquartered in Boston, Massachusetts, advising the institution primarily with respect to the cannabis and money service business it acquired in connection with its November 2021 acquisition of Century Bank, headquartered in Medford, Massachusetts. From December 1999 until its sale to Eastern Bank in November 2021, Mr. Evangelista served in positions of increasing responsibility at Century Bank, having served as an Executive Vice President since December 1999.

Kevin Henkin, age 53, is Executive Vice President and Chief Credit Officer of Needham Bank, a position he has held since April 2018. In this role, Mr. Henkin has primary responsibility for managing all aspects of the credit risk management framework over the Bank’s lending operations. Mr. Henkin has over 30 years of banking experience, having served at other financial institutions as well as running a bank consulting firm for three years at which Mr. Henkin conducted external loan reviews, stress testing and due diligence for financial institutions.

Stephanie Maiona, age 56, is Executive Vice President and Senior Commercial Lender of Needham Bank, having served as Senior Commercial Lender since 2011 and becoming Executive Vice President in 2018. Ms. Maiona joined Needham Bank in 2009. She has over thirty years of banking experience, having previously served at other financial institutions as well as serving as a Bank Examiner at the FDIC.

Salvatore Rinaldi, age 68, is Chief Operating Officer of Needham Bank, a position he has held since April 2017 when he joined Needham Bank. In this role, Mr. Rinaldi assists the Chief Executive Officer in the general oversight of Needham Bank and implementation of the Bank’s strategic direction. Mr. Rinaldi has over 40 years of banking experience, primarily with commercial banks and their holding companies.

Danielle Walsh, age 45, is Executive Vice President and Chief Financial Officer of Needham Bank, a position she has held since July 2020. Prior to this appointment, from 2014 until July 2020, Ms. Walsh served as Senior Vice President and Treasurer of Needham Bank. Ms. Walsh joined Needham Bank in 2009 as Vice President and Controller.

Margaret Watson, age 55, is General Counsel to Needham Bank, a position she has held since January 2020. Ms. Watson has over 25 years of legal experience in national and local firms, including her previous position at Cohn and Dussi, PC, a full-service law firm headquartered in Boston, Massachusetts where she served as a Partner in the firm’s Real Estate, Banking and Litigation departments for seven years.

James White, age 59, is Executive Vice President and Chief Administrative Officer of Needham Bank, where he oversees all aspects of the technology, operations and innovation strategy for the Bank, including digital, cyber-security/fraud, innovation, customer care centers, data and facilities management. Mr. White joined Needham Bank in February 2018 as Senior Vice President, Director of Retail Banking and was promoted into his current roles in July 2020. Mr. White has over 40 years of banking experience.

EXHIBIT IV-6

NB Bancorp, Inc.

Pro Forma Regulatory Capital Ratios

	Needham Bank Historical at March 31, 2023		Needham Bank Pro Forma at March 31, 2023 Based Upon the Sale in the Offering of:
			25,500,000 shares		30,000,000 shares		34,500,000 shares		39,675,000 shares (1)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets

	(Dollars in thousands)
Equity	$351,700	9.46%	$444,584	11.57%	$461,180	11.94%	$477,777	12.30%	$496,864	12.70%

Tier 1 leverage capital (2)(3)	$364,050	10.07%	$456,934	12.21%	$473,530	12.58%	$490,127	12.95%	$509,214	13.36%
Tier 1 leverage requirement	180,805	5.00%	187,043	5.00%	188,154	5.00%	189,265	5.00%	190,543	5.00%
Excess	$183,245	5.07%	$269,890	7.21%	$285,376	7.58%	$300,860	7.95%	$318,670	8.36%

Reconciliation of capital infused into Needham Bank:
Net proceeds			$124,759		$146,980		$169,202		$194,757
Less: Common stock acquired by ESOP			(21,250)		(25,000)		(28,750)		(33,063)
Less: Common stock acquired by stock-based incentive plans			(10,625)		(12,500)		(14,375)		(16,531)
Pro forma increase			$92,884		$109,480		$126,077		$145,163

Source: Prospectus.

EXHIBIT IV-7

NB Bancorp, Inc.

Pro Forma Analysis Sheet

EXHIBIT IV-7

PRO FORMA ANALYSIS SHEET

NB Bancorp, Inc.

Prices as of May 19, 2023

			Subject at		Thrift Peer Group				All Public Thrifts
Valuation Pricing Multiples		Symbol	Midpoint		Mean		Median		Mean		Median
Price-earnings multiple	=	P/E	8.75	x	8.00	x	7.15	x	10.42	x	9.09	x	51.86216595
Price-core earnings multiple	=	P/CE	9.67	x	7.34	x	7.15	x	10.66	x	8.78	x	51.86216595
Price-book ratio	=	P/B	51.24%		70.75%		65.08%		74.26%		68.19%		0.557004076
Price-tangible book ratio	=	P/TB	51.24%		77.46%		71.57%		81.80%		73.28%		0.557004076
Price-assets ratio	=	P/A	7.86%		8.27%		8.39%		9.14%		8.09%		0.131600436

				% of	% of Offering
Valuation Parameters				Offering	+ Foundation
Pre-Conversion Earnings (Y)	$34,542,000	(12 Mths 3/23)	ESOP Stock as % of Offering (E)	8.3333%	8.0000%
Pre-Conversion Core Earnings	$31,151,000	(12 Mths 3/23)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$351,787,000	(3/23)	ESOP Amortization (T)	20.00	years
Intangibles	$0	(3/23)	SBP Stock as % of Offering (M)	4.1667%	4.0000%
Pre-Conv. Tang. Book Value (B)	$351,787,000	(3/23)	Stock Programs Vesting (N)	5.00	years
Pre-Conversion Assets (A)	$3,716,055,000	(3/23)	Fixed Expenses	$2,395,000
Reinv. Rate: (5 Yr Treas)@3/31/23	3.60%		Subscr/Dir Comm Exp (Mdpnt)	$8,000,000	3.33%
Tax rate (TAX)	25.00%		Total Expenses (Midpoint)	$10,395,000
A-T Reinvestment Rate(R)	2.70%		Syndicate Expenses (Mdpnt)	$0	0.00%
Est. Conversion Expenses (1)(X)	1.93%		Syndicate Amount	$0
Insider Purchases ($)	$5,000,000		Percent Sold (PCT)	100.00%
Price/Share	$10.00		MHC Assets	$0
Foundation Cash Contrib. (FC)	$2,000,000		Options as % of Offering (O1)	10.4167%	10.00%
Found. Stk Contrib (% of offering (FS)	4.1667%		Estimated Option Value (O2)	49.50%
Foundation Tax Benefit (Z)	$3,625,000		Option Vesting Period (O3)	5.00	years
Foundation Amount (Mdpt.)	$12,500,000		% of Options taxable (O4)	25.00%

Calculation of Pro Forma Value After Conversion

1. V=	P/E * (Y)	V=	$312,500,000
	1 - P/E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

1. V=	P/E * (Y)	V=	$312,500,000
	1 - P/Core E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

2. V=	P/B * (B+Z)	V=	$312,500,000
	1 - P/B * PCT * (1-X-E-M-FC-FS)

2. V=	P/TB * (TB+Z)	V=	$312,500,000
	1 - P/TB * PCT * (1-X-E-M-FC-FS)

3. V=	P/A * (A+Z+PA)	V=	$312,500,000
	1 - P/A * PCT * (1-X-E-M-FC-FS)

					Market Value	Market Value
	Shares Sold	Foundation	Total Shares	Price Per	of Stock Sold	of Stock Issued
Valuation Conclusion	to Public	Shares	Issued	Share	in Offering	in Reorganization
Supermaximum	39,675,000	1,653,125	41,328,125	$10.00	$396,750,000	$413,281,250
Maximum	34,500,000	1,437,500	35,937,500	10.00	345,000,000	$359,375,000
Midpoint	30,000,000	1,250,000	31,250,000	10.00	300,000,000	$312,500,000
Minimum	25,500,000	1,062,500	26,562,500	10.00	255,000,000	$265,625,000

	Shares Sold	Foundation	Total Shares
Valuation Conclusion	to Public	Shares	Issued
Supermaximum	96.000%	4.000%	100.000%
Maximum	96.000%	4.000%	100.000%
Midpoint	96.000%	4.000%	100.000%
Minimum	96.000%	4.000%	100.000%

(1) Estimated offering expenses at midpoint of the offering.

EXHIBIT IV-8

NB Bancorp, Inc.

Pro Forma Effect of Conversion Proceeds

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

NB Bancorp, Inc.

At the Minimum of the Range

1.	Market Value of Shares Sold In Offering:	$255,000,000
	Market Value of Shares Issued to Foundation:	10,625,000
	Total Market Value of Company:	$265,625,000

2.	Offering Proceeds of Shares Sold In Offering	$255,000,000
	Less: Estimated Offering Expenses	5,483,125
	Net Conversion Proceeds	$249,516,875

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$249,516,875
	Less: Cash Contribution to Foundation	(2,000,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(21,250,000)
	Less: Non-Cash SBP Stock Purchases (2)	(10,625,000)
	Net Conversion Proceeds Reinvested	$215,641,875
	Estimated After-Tax Reinvestment Rate	2.70%
	Earnings from Reinvestment of Proceeds	$5,822,331
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(796,875)
	Less: Stock Programs Vesting (2)	(1,593,750)
	Less: Option Plan Vesting (3)	(2,465,332)
	Net Earnings Increase	$966,374

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended March 31, 2023 (reported)	$34,542,000	$966,374	$35,508,374
	12 Months ended March 31, 2023 (core)	$31,151,000	$966,374	$32,117,374

		Before	Net Equity	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	March 31, 2023	$351,787,000	$215,641,875	$3,156,250	$570,585,125
	March 31, 2023 (Tangible)	$351,787,000	$215,641,875	$3,156,250	$570,585,125

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	March 31, 2023	$3,716,055,000	$215,641,875	$3,156,250	$3,934,853,125

(1) ESOP stock (8% of offering and foundation) amortized over 20 years, amortization expense is tax effected at 25.0%.

(2) Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 25.0%.

(3) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

NB Bancorp, Inc.

At the Midpoint of the Range

1.	Market Value of Shares Sold In Offering:	$300,000,000
	Market Value of Shares Issued to Foundation:	12,500,000
	Total Market Value of Company:	$312,500,000

2.	Offering Proceeds of Shares Sold In Offering	$300,000,000
	Less: Estimated Offering Expenses	6,040,000
	Net Conversion Proceeds	$293,960,000

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$293,960,000
	Less: Cash Contribution to Foundation	(2,000,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(25,000,000)
	Less: Non-Cash SBP Stock Purchases (2)	(12,500,000)
	Net Conversion Proceeds Reinvested	$254,460,000
	Estimated After-Tax Reinvestment Rate	2.70%
	Earnings from Reinvestment of Proceeds	$6,870,420
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(937,500)
	Less: Stock Programs Vesting (2)	(1,875,000)
	Less: Option Plan Vesting (3)	(2,900,391)
	Net Earnings Increase	$1,157,529

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended March 31, 2023 (reported)	$34,542,000	$1,157,529	$35,699,529
	12 Months ended March 31, 2023 (core)	$31,151,000	$1,157,529	$32,308,529

		Before	Net Capital	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	March 31, 2023	$351,787,000	$254,460,000	$3,625,000	$609,872,000
	March 31, 2023 (Tangible)	$351,787,000	$254,460,000	$3,625,000	$609,872,000

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	March 31, 2023	$3,716,055,000	$254,460,000	$3,625,000	$3,974,140,000

(1) ESOP stock (8% of offering and foundation) amortized over 20 years, amortization expense is tax effected at 25.0%.

(2) Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 25.0%.

(3) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit IV-8
PRO FORMA EFFECT OF CONVERSION PROCEEDS
NB Bancorp, Inc.
At the Maximum of the Range

1.	Market Value of Shares Sold In Offering:	$345,000,000
	Market Value of Shares Issued to Foundation:	14,375,000
	Total Market Value of Company:	$359,375,000

2.	Offering Proceeds of Shares Sold In Offering	$345,000,000
	Less: Estimated Offering Expenses	6,596,875
	Net Conversion Proceeds	$338,403,125

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$338,403,125
	Less: Cash Contribution to Foundation	(2,000,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(28,750,000)
	Less: Non-Cash SBP Stock Purchases (2)	(14,375,000)
	Net Conversion Proceeds Reinvested	$293,278,125
	Estimated After-Tax Reinvestment Rate	2.70%
	Earnings from Reinvestment of Proceeds	$7,918,509
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(1,078,125)
	Less: Stock Programs Vesting (2)	(2,156,250)
	Less: Option Plan Vesting (3)	(3,335,449)
	Net Earnings Increase	$1,348,685

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended March 31, 2023 (reported)	$34,542,000	$1,348,685	$35,890,685
	12 Months ended March 31, 2023 (core)	$31,151,000	$1,348,685	$32,499,685

		Before	Net Capital	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	March 31, 2023	$351,787,000	$293,278,125	$4,093,750	$649,158,875
	March 31, 2023 (Tangible)	$351,787,000	$293,278,125	$4,093,750	$649,158,875

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	March 31, 2023	$3,716,055,000	$293,278,125	$4,093,750	$4,013,426,875

(1) ESOP stock (8% of offering and foundation) amortized over 20 years, amortization expense is tax effected at 25.0%.

(2) Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 25.0%.

(3) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit IV-8
PRO FORMA EFFECT OF CONVERSION PROCEEDS
NB Bancorp, Inc.
At the Supermaximum Value

1.	Market Value of Shares Sold In Offering:	$396,750,000
	Market Value of Shares Issued to Foundation:	16,531,250
	Total Market Value of Company:	$413,281,250

2.	Offering Proceeds of Shares Sold In Offering	$396,750,000
	Less: Estimated Offering Expenses	7,237,281
	Net Conversion Proceeds	$389,512,719

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$389,512,719
	Less: Cash Contribution to Foundation	(2,000,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(33,062,494)
	Less: Non-Cash MRP Stock Purchases (2)	(16,531,242)
	Net Conversion Proceeds Reinvested	$337,918,983
	Estimated After-Tax Reinvestment Rate	2.70%
	Earnings from Reinvestment of Proceeds	$9,123,813
	Less: Estimated cost of ESOP borrowings(1)	0
	Less: Amortization of ESOP borrowings(1)	(1,239,844)
	Less: Stock Programs Vesting (2)	(2,479,688)
	Less: Option Plan Vesting (3)	(3,835,767)
	Net Earnings Increase	$1,568,515

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended March 31, 2023 (reported)	$34,542,000	$1,568,515	$36,110,515
	12 Months ended March 31, 2023 (core)	$31,151,000	$1,568,515	$32,719,515

		Before	Net Capital	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	March 31, 2023	$351,787,000	$337,918,983	$4,632,813	$694,338,795
	March 31, 2023 (Tangible)	$351,787,000	$337,918,983	$4,632,813	$694,338,795

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	March 31, 2023	$3,716,055,000	$337,918,983	$4,632,813	$4,058,606,795

(1) ESOP stock (8% of offering and foundation) amortized over 20 years, amortization expense is tax effected at 25.0%.

(2) Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 25.0%.

(3) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

EXHIBIT V-1

RP® Financial, LC.

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (42)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (38)	(703) 647-6546	wpommerening@rpfinancial.com
James P. Hennessey, Director (36)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (34)	(703) 647-6549	joren@rpfinancial.com
Gregory E. Dunn, Director (38)	(703) 647-6548	gdunn@rpfinancial.com

1311-A Dolley Madison Blvd., Suite 2A	Telephone: (703) 528-1700
McLean, VA 22101	Fax No.: (703) 528-1788
www.rpfinancial.com	E-Mail: mail@rpfinancial.com